EXHIBIT 1














                              KONINKLIJKE AHOLD N.V.

                     2002 CONSOLIDATED FINANCIAL STATEMENTS











Zaandam, October 1, 2003



                                                                                                                  Page


Forward looking statements                                                                                         F-2

Auditors' report                                                                                                   F-4

Consolidated Statements of Operations                                                                              F-5
Consolidated Balance Sheets                                                                                        F-6
Consolidated Statements of Cash Flows                                                                              F-8

Notes to the Consolidated Financial Statements
           1  The company and its operations                                                                      F-10
           2  Basis of presentation and accounting principles under Dutch GAAP                                    F-10
           3  Restatements and reclassifications to the consolidated financial position and results
              for 2001 and 2000 under Dutch GAAP                                                                  F-26
           4  Acquisitions                                                                                        F-36
           5  Exceptional loss on related party default guarantee                                                 F-43
           6  Goodwill                                                                                            F-46
           7  Business segment information                                                                        F-48
           8  Restructuring provisions                                                                            F-55
           9  Salaries and benefits                                                                               F-57
          10  Remuneration                                                                                        F-57
          11  Stock based compensation plans                                                                      F-59
          12  Income taxes                                                                                        F-64
          13  Basic and diluted income (loss) per common share                                                    F-67
          14  Other intangible assets                                                                             F-68
          15  Tangible fixed assets                                                                               F-69
          16  Investments in joint ventures and equity investees                                                  F-70
          17  Other financial assets                                                                              F-72
          18  Inventory                                                                                           F-73
          19  Accounts receivable                                                                                 F-73
          20  Cash and cash equivalents                                                                           F-75
          21  Changes in shareholders' equity                                                                     F-75
          22  Pensions and other retirement benefits                                                              F-79
          23  Other provisions                                                                                    F-84
          24  Loans                                                                                               F-85
          25  Financial lease commitments                                                                         F-89
          26  Other non-current liabilities                                                                       F-90
          27  Current liabilities                                                                                 F-91
          28  Related party transactions                                                                          F-91
          29  Financial instruments                                                                               F-92
          30  Commitments and contingencies                                                                       F-95
          31  Subsequent events                                                                                   F-104
          32  List of subsidiaries and affiliates of Ahold                                                        F-108


                                      F-1


Forward-Looking Statements

Certain statements contained in the notes to the attached consolidated financial statements are "forward-looking statements" within the meaning of the U.S. federal securities laws. Ahold intends that these forward-looking statements be covered by the safe harbors created under these laws. Those statements include, but are not limited to:

o expectations regarding the Company's financial condition and prospects, its access to liquidity, the sufficiency of working capital and the sufficiency of the credit facility, as well as to the timing and amounts of certain payments thereunder and the sources of funds available for such payments;
o statements regarding the Company's expected return on capital investment commitments;
o statements regarding the timing, scope and impact of certain divestments and acquisitions, including the Company's intentions with regard to U.S. Foodservice;
o statements as to the expected impact of changes in accounting standards, including International Financial Reporting Standards;
o statements as to the expected timing, strategy, outcome and impact of certain litigation proceedings and investigations and the sufficiency of the Company's available defences and responses;
o statements regarding the extent of the Company's obligations with respect to certain contingent liabilities; and
o    expectations   as  to  the  risks  and   liabilities  of  certain   hedging
     transactions.

These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements include, but are not limited to:

o the Company's liquidity needs exceeding expected levels and amounts available under the credit facility;
o    the Company's  ability to maintain normal terms with vendors and customers;
o the Company's ability to implement successfully its strategy including debt reduction and divestments, in particular;
o    the Company's  ability to refinance its credit facility  maturing in fiscal
     2004;
o the effect of general economic conditions and changes in interest rates in the countries in which the Company operates;
o diversion of management's attention, the loss of key personnel, the integration of new members of management, and the Company's ability to attract and retain key executives and associates;
o increases in competition in the markets in which the Company's subsidiaries and joint ventures operate and changes in marketing methods utilized by competitors;
o the potential adverse impact of certain joint venture options, if exercised, on the Company's liquidity and cash flow;
o fluctuations in exchange rates between the Euro and the other currencies in which the Company's assets, liabilities and operating results are denominated, in particular, the US dollar, the Argentine Peso and the Brazilian Real;
o the results of pending or future litigation proceedings to which the Company and certain of its directors, officers and employees are a party;
o the actions of government regulators and law enforcement agencies and the results of pending and future investigations;

o    any further  downgrading of the Company's  credit  rating;
o the potential adverse impact of the disclosure in the financial statements or in the Company's annual report on its results of operations and liquidity; and
o    other factors discussed elsewhere in the Company's public filings.

Many of these factors are beyond Ahold's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of these consolidated finical statements. Ahold does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of these consolidated financial statements or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

To the Executive and Supervisory Board of Koninklijke Ahold N.V.

Auditors' report

Introduction
We have audited the 2002 consolidated financial statements of Koninklijke Ahold N.V. ("Royal Ahold"), Zaandam. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

Scope
We conducted our audit in accordance with auditing standards generally accepted in The Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.

Opinion
In our opinion, the consolidated financial statements give a true and fair view of the financial position of Royal Ahold as at December 29, 2002 and of the result of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in The Netherlands.

Emphasis of matter
As addressed under Note 2, these consolidated financial statements have not been prepared to fulfill Royal Ahold's statutory obligations, including the requirement pursuant to section 2:391, subsection 1 of the Netherlands Civil Code to prepare and disclose an annual directors' report.


/s/ Deloitte & Touche Accountants

October 1, 2003

Amsterdam, The Netherlands

                                   ROYAL AHOLD
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
                    EUROS IN MILLIONS, EXCEPT PER SHARE DATA



                                                           Note       fiscal 2002        fiscal 2001        fiscal 2000
                                                                                      (as restated -     (as restated -
                                                                      -----------     --------------      -------------
                                                                                         see Note 3)        see Note 3)

Net sales                                                                  62,683             54,213             40,833
Cost of sales                                                             (49,222)           (42,227)           (31,279)
                                                                        ----------          ---------           --------

Gross profit                                                               13,461             11,986              9,554

Operating expenses
   Selling expenses                                                        (9,073)            (8,080)            (6,534)
   General and administrative expenses                                     (1,989)            (1,843)            (1,365)
   Goodwill and intangible asset amortization              6/14              (433)              (256)               (50)
   Impairment of goodwill and other intangible assets      6/14            (1,287)                (8)                --
   Impairment of other long-lived assets                     15              (137)               (10)                --
   Gain on disposal of tangible fixed assets                                   69                122                 30
   Exceptional loss on related party default guarantee        5              (372)                --                 --
                                                                        ----------          ---------           --------
      Total operating expenses                                            (13,222)           (10,075)            (7,919)

Operating income                                                              239              1,911              1,635

Financial expense, net
   Interest income                                                             59                109                 99
   Interest expense                                                        (1,003)              (921)              (699)
   Gain (loss) on foreign exchange                                            (50)               108                 39
   Other financial income and expense                                         (14)                (3)                (7)
                                                                        ----------          ---------           --------
      Net financial expense                                                (1,008)              (707)              (568)

Income (loss) before income taxes                                            (769)             1,204              1,067

Income taxes                                                 12              (390)              (270)              (235)
                                                                        ----------          ---------           --------

Income (loss) after income taxes                                           (1,159)               934                832
Share in income (loss) of joint ventures and equity
investees                                                                     (38)              (192)                78
Minority interest                                                             (11)                 8                 10
                                                                        ----------          ---------           --------

Net income (loss)                                                          (1,208)               750                920
                                                                        ==========              ====               ====

Dividends on cumulative preferred financing shares                            (38)               (38)               (17)
                                                                        ----------          ---------           --------

Net income (loss) after preferred dividends                                (1,246)               712                903
                                                                        ==========              ====               ====

Net income (loss) after preferred dividends per common
share - basic                                                13             (1.34)              0.83               1.22
Weighted average number of common shares outstanding (x
1,000) - basic                                                            926,546            857,509            737,403

Net income (loss) after preferred dividends per common
share - diluted                                              13               N.A.              0.82               1.19
Weighted average number of common shares outstanding (x
1,000) - diluted                                                              N.A.           887,391            797,121


                       The accompanying notes are an integral part of these consolidated financial statements

                                       F-5


                                   ROYAL AHOLD
                           CONSOLIDATED BALANCE SHEETS
           AS OF DECEMBER 29, 2002 AND DECEMBER 30, 2001 (AS RESTATED)
                                EUROS IN MILLIONS
                   BEFORE APPROPRIATION OF CURRENT YEAR RESULT



                                                                    Note       December 29, 2002       December 30, 2001
                                                                               -----------------         (as restated -
                                                                                                             see Note 3)
                                                                                                       -----------------
ASSETS

Non-current assets:

Intangible assets
   Goodwill                                                            6                   3,053                  4,591
   Other intangible assets                                            14                     814                    972
                                                                                       ----------             ---------
     Total intangible assets                                                               3,867                  5,563

Tangible fixed assets                                                 15                  11,043                 11,927

Financial assets
   Investments in joint ventures and equity investees                 16                     851                    681
   Deferred tax assets                                                12                     457                    475
   Other financial assets                                             17                     744                  1,118
                                                                                        ---------            ----------
     Total financial assets                                                                2,052                  2,274

Total non-current assets                                                                  16,962                 19,764


Current assets:

Inventory                                                             18                   4,235                  4,380
Accounts receivable                                                   19                   2,231                  2,348
Other current assets                                                                         308                    436
Cash and cash equivalents                                             20                   1,002                  1,698
                                                                                        ---------            ----------

Total current assets                                                                       7,776                  8,862







TOTAL ASSETS                                                                              24,738                 28,626
                                                                                          =======                ======


                            The accompanying notes are an integral part of these consolidated financial statements


                                   ROYAL AHOLD
                           CONSOLIDATED BALANCE SHEETS
           AS OF DECEMBER 29, 2002 AND DECEMBER 30, 2001 (AS RESTATED)
                                EUROS IN MILLIONS
                   BEFORE APPROPRIATION OF CURRENT YEAR RESULT



                                                                    Note       December 29, 2002       December 30, 2001
                                                                               -----------------         (as restated -
                                                                                                             see Note 3)
                                                                                                       -----------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity                                                  21
   Issued and paid-up share capital                                                          298                    295
   Additional paid in capital                                                             11,220                 11,218
   Legal and statutory reserves                                                              291                    212
   Other reserves                                                                         (1,451)                  (202)
   Accumulated deficit                                                                    (6,541)                (6,777)
   Net income (loss)                                                                      (1,208)                   750
                                                                                       ----------              ---------

Total shareholders' equity                                                                 2,609                  5,496

Minority interest                                                                             56                     48

Commitments and contingencies                                         30

Provisions
   Pensions and other retirement benefits                             22                     756                    599
   Deferred tax liability                                             12                     572                    530
   Restructuring provisions                                            8                     136                    263
   Other provisions                                                   23                     680                    721
                                                                                       ----------              ---------
     Total provisions                                                                      2,144                  2,113

Non-current liabilities
   Loans                                                              24                   8,313                 10,126
   Financial lease commitments                                        25                   2,224                  2,377
   Other non-current liabilities                                      26                     348                    307
                                                                                       ----------              ---------
     Total non-current liabilities                                                        10,885                 12,810

Current liabilities
   Loans payable                                                      27                   2,370                  1,226
   Income tax payable                                                                        119                     48
   Payroll taxes, social security and VAT                                                    316                    307
   Accounts payable                                                                        4,480                  4,734
   Accrued expenses                                                                        1,109                  1,196
   Other current liabilities                                          27                     650                    648
                                                                                       ----------              ---------
     Total current liabilities                                                             9,044                  8,159



TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                24,738                 28,626
                                                                                         ========               =======



                        The accompanying notes are an integral part of these consolidated financial statements

                                   ROYAL AHOLD
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
                                EUROS IN MILLIONS



                                                                              fiscal 2002       fiscal 2001      fiscal 2000
                                                                                             (as restated -   (as restated -
                                                                                                see Note 3)      see Note 3)
                                                                              -----------    --------------   --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) before income taxes                                                   (769)            1,204          1,067

Adjustments for:
   Depreciation, amortization and impairments                                      3,142             1,411            957
   Gain on disposal of tangible fixed assets                                         (69)             (122)           (30)
   Exceptional loss on related party default guarantee                               372                --             --
                                                                              -----------        ----------       --------

OPERATING CASH FLOW BEFORE CHANGES IN WORKING CAPITAL                              2,676             2,493          1,994

Changes in working capital:
   Accounts receivables                                                               35                11           (140)
   Other current assets                                                              198               (24)           (79)
   Inventory                                                                        (308)             (280)          (289)
   Accounts payable                                                                  161               150            594
   Current liabilities                                                                21               (23)           122
                                                                              -----------        ----------       --------
TOTAL CHANGES IN WORKING CAPITAL                                                     107              (166)           208

   Change in other non-current assets                                                 (7)             (103)           (19)
   Change in other provisions                                                         33              (152)          (119)
   Corporate income taxes paid                                                      (423)             (159)          (150)
   Change in other non-current liabilities                                           100                48            149
                                                                              -----------        ----------       --------
NET CASH FROM OPERATING ACTIVITIES                                                 2,486             1,961          2,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets                                                       (155)             (160)          (171)
Purchase of tangible fixed assets                                                 (2,005)           (2,299)        (1,719)
Divestments of tangible fixed and intangible assets                                  590             1,134            303
Acquisition of consolidated subsidiaries                                            (977)           (2,705)        (5,648)
Acquisition of interests in joint ventures and equity investees                     (159)             (138)        (1,904)
Dividends from joint ventures and equity investees                                    63                61             47
Divestment of subsidiaries                                                            19                 3             15
Issuance of loans receivable                                                        (256)             (566)          (203)
Repayment of loans receivable                                                        287               105             83
                                                                              -----------        ----------       --------
NET CASH FROM INVESTING ACTIVITIES                                                (2,593)           (4,565)        (9,197)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common shares                                           --             2,501          2,676
Net proceeds from issuance of cumulative preferred financing shares                   --                --            395
Net proceeds from issuance of convertible subordinated notes                          --                --            920
Proceeds from exercised stock options                                                  5                67             56
Change in minority interest                                                           (7)              (11)            43
Proceeds from long-term debt                                                         393             4,721          9,461
Repayments of long-term debt                                                        (676)           (3,245)        (6,612)
Payments of financial lease commitments                                             (103)              (73)           (72)
Payment of short-term loans payable                                                  355              (771)           542
Payment of dividend on common shares                                                (433)              (94)           (44)
Payment of dividend on cumulative preferred financing shares                         (38)              (32)           (12)
                                                                              -----------        ----------       --------
NET CASH FROM FINANCING ACTIVITIES                                                  (504)            3,063          7,353
                                                                                    -----           ------         ------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                             (611)              459            219

Cash and cash equivalents at beginning of fiscal year                              1,698             1,130            657
Cash acquired in business acquisitions                                                46               111            298
Effect of exchange rate differences on cash and cash equivalents                    (131)               (2)           (44)
                                                                              -----------        ----------       --------

CASH AND CASH EQUIVALENTS AT END OF FISCAL YEAR                                    1,002             1,698          1,130
                                                                                   -----             -----          -----



                        The accompanying notes are an integral part of these consolidated financial statements

                                   ROYAL AHOLD
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
                                EUROS IN MILLIONS



                                                                      fiscal 2002        fiscal 2001        fiscal 2000
                                                                                      (as restated -     (as restated -
                                                                                         see Note 3)        see Note 3)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash payments for interest                                                (981)              (834)              (518)

SUPPLEMENTAL DISCLOSURES OF NON CASH FLOW INVESTING AND
FINANCING ACTIVITIES
   Financial lease commitments                                                339                451                324
   Financial lease assets divested                                            (45)               (55)               (25)

Business acquisitions
   Fair value of assets acquired                                             (905)            (2,848)            (4,026)
   Goodwill                                                                  (522)            (1,727)            (6,744)
   Less: liabilities assumed                                                  450              1,870              3,708
                                                                          --------         ----------         ----------
   Total consideration paid                                                  (977)            (2,705)            (7,062)
   Shares issued as consideration                                              --                 --              1,414
   Cash acquired                                                               46                111                298
                                                                          --------         ----------         ----------
Acquisitions, net of cash acquired                                           (931)            (2,598)            (5,350)
                                                                            ======            =======            =======



                        The accompanying notes are an integral part of these consolidated financial statements


                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


1    The company and its operations

The principal activities of Koninklijke Ahold N.V. ("Royal Ahold", "Ahold" or the "Company") with its legal seat in Zaandam, The Netherlands, are the operation through subsidiaries and joint ventures of retail trade supermarkets in the United States of America ("U.S."), Europe, Latin America and Asia and food service activities in the U.S. and Europe.

In addition to its principal activities, certain subsidiaries of Ahold are engaged in the financing, development and management of store sites and shopping centers primarily in support of the Company's retail operations.

The subsidiaries and unconsolidated affiliates of Ahold are listed in Note 32.


2    Basis of presentation and accounting principles under Dutch GAAP

On February 24, 2003, Koninklijke Ahold N.V. ("Royal Ahold", "Ahold" or the "Company") announced that net income and net income per share would be significantly lower than previously indicated for fiscal 2002 and that the financial statements for fiscal 2001 and 2000 would be restated.

In the period after this announcement through September 2003, Ahold had to postpone the release of its fiscal 2002 financial statements several times.

This report contains Ahold's audited consolidated fiscal 2002 financial statements (including fiscal 2001 and fiscal 2000 as restated for comparative purposes). These financial statements do not completely fulfill the statutory filing requirements pursuant to The Netherlands Civil Code because an annual directors' report and parent company financial statements are not included. Subsequently, Ahold will fulfill its statutory and regulatory filing requirements as soon as practicably possible.

The consolidated financial statements of Ahold have been prepared under accounting principles generally accepted in The Netherlands ("Dutch GAAP") as discussed below. Historical cost is used as the measurement basis, unless otherwise indicated. Assets and liabilities are stated at face value and income and expenses are accounted for on an accrual basis. Gains are only recognized when realized. Losses and risks that originated before the end of the financial year are taken into account if they have become known before preparation of the financial statements.

As discussed in Note 3 the Company has restated and reclassified its comparative consolidated financial position and results for fiscal 2001 and 2000 under Dutch GAAP.

Ahold's fiscal year is a 52- or 53-week period ending on the Sunday nearest to December 31. Fiscal 2002, 2001 and 2000 all consisted of 52 weeks and ended on December 29, December 30, and December 31, respectively. The Company's subsidiaries in Latin America, Poland, Belgium, Czech Republic and Spain are consolidated using a calendar year-end. There have been no significant intervening events at these subsidiaries between the Company's fiscal year-end and the calendar year-end that have a material impact on the consolidated financial statements.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


The following are the significant accounting policies applied in the preparation of the accompanying consolidated financial statements prepared under Dutch GAAP, beginning with changes in accounting principles made in the years presented.


Changes in accounting principles


Pensions
Beginning fiscal 2002, under Dutch GAAP, the Company adopted, as permitted by the Guidelines for Annual Reporting in The Netherlands, Statement of Financial Accounting Standards ("SFAS") No. 87 "Employers' Accounting for Pensions" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" and the guidance applicable under, accounting principles generally accepted in the U.S. ("US GAAP"). Prior to fiscal 2002, Ahold only applied SFAS No. 87 under Dutch GAAP for its U.S.-based subsidiaries. As preferred under Dutch GAAP, Ahold has adjusted its Dutch GAAP comparative financial position and results for the effect of the adoption of SFAS No. 87 for fiscal 2001 and 2000. The effect of this change is presented in Note 3. If Ahold would not have adopted SFAS No. 87 for its non-U.S. companies under Dutch GAAP for fiscal 2002, the net loss for 2002 would have been approximately EUR 23 higher.

Revaluations
In fiscal 2002, Ahold changed its accounting policy relating to an incidental revaluation of buildings and land in 1988. The accounting change was given retroactive effect in these consolidated financial statements. Dutch GAAP permits the incidental revaluation of properties with an offsetting entry to the revaluation reserve. Ahold will no longer revalue its properties and has reversed the only revaluation it recorded in 1988 for an amount at that time of EUR 44. As preferred under Dutch GAAP, Ahold has adjusted its Dutch GAAP comparative financial position and results for the effect of this change for fiscal 2001 and 2000. As a result of this change, Ahold's shareholders' equity as of December 29, 2002 decreased by EUR 17. The effect of this change on fiscal 2001 and 2000 is presented in Note 3.

Goodwill and intangible assets
On November 8, 2000, The Netherlands Council for Annual Reporting ("CAR") issued RJ 500 "Mergers and Acquisitions" ("RJ 500") with an effective date of January 1, 2001, whereby early adoption is permitted. Among other things, RJ 500 no longer permits charging goodwill balances directly to shareholders' equity; instead only capitalization of goodwill and amortization over its estimated useful life is allowed. Effective fiscal 2000, the Company changed its acquisition accounting for all business combinations consummated after December 1, 2000 in partial response to the new guidance of RJ 500 and in line with international developments and with proposed Dutch law. Beginning December 1, 2000, goodwill is capitalized and amortized over the period the Company is expected to benefit from the goodwill, not exceeding 20 years. The impact of this change in accounting for goodwill resulted in a decrease of the Company's fiscal 2000 net income of EUR 5 and an increase in the Company's shareholders' equity of EUR 2,612 as of December 30, 2000. In accordance with RJ 500, effective January 1, 2001, the Company is also required to capitalize trade names acquired as part of a business combination. Such trade names and other intangible assets are amortized over the period the Company is expected to benefit from these, not exceeding 20 years.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


Restructuring provisions
Upon adoption of RJ 500 as of January 1, 2001, the Company began accounting for its restructuring provisions as part of business combinations in accordance with stricter criteria prescribed by RJ 500 and revised RJ 252 "Provisions" ("RJ 252"). These criteria include the existence of a detailed formal plan identifying at least (i) the business or part of a business concerned; (ii) the principal locations affected; (iii) the location, function and approximate number of employees who will be compensated for terminating their services; (iv) the expenditures that will be undertaken; and (v) the timing of when the plan will be implemented. Further, the Company must raise valid expectations with those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it. In order to enhance internal consistency, Ahold changed its accounting for business combinations related to restructuring provisions for fiscal 2002. First, for business combinations in fiscal 2000 that were made after December 1, 2000 (the date after which Ahold began capitalization of goodwill as described above under "Goodwill"), restructuring provisions are only recognized upon acquisition if they meet all the criteria in RJ 500/RJ 252. Therefore, Ahold has adjusted its financial position and results for fiscal 2001 and 2000 accordingly to account for such restructuring provisions under RJ 500/RJ 252. Second, for business combinations before December 1, 2000 for which a restructuring reserve was still accrued as of January 1, 2001, Ahold has adjusted these reserves in order to meet the more strict requirements of revised RJ 252, effective January 1, 2001. The effect of this change on fiscal 2001 is presented in Note 3.


Events after the balance sheet date
In 2002, the CAR amended Guideline 160 "Events after the balance sheet date" ("RJ 160"). RJ 160 prohibits the presentation of dividend payments declared after the balance sheet date as a liability. Dividends declared after the balance sheet date are required to be either recognized as a separate component of shareholders' equity or disclosed in the notes to the financial statements. However, if a company's articles of association require the distribution of preferred dividends and the results for the year are sufficient for doing so, the amount payable to holders of preferent shares must be recorded as a liability. RJ 160 is effective for fiscal years beginning on or after January 1, 2003 with early adoption encouraged. The Company adopted RJ 160 in fiscal 2002, which did not have a material impact on these consolidated financial statements.


Principles of Consolidation
The accompanying consolidated financial statements include the assets, liabilities and results of operations of all subsidiaries which Ahold, either directly or indirectly controls. Intercompany balances and transactions have been eliminated in the consolidation. A minority interest is recorded in the balance sheet and the statements of operations for the minority shareholders' share in the net assets and the income or loss of subsidiaries, respectively. Ahold would not recognize the minority shareholders' share in the loss to the extent this would result in recording a minority interest receivable balance, unless the minority shareholder has an obligation to fund the shareholders' deficits of the subsidiary. For fiscal 2002, 2001 and 2000, the minority interest in the net assets and income of subsidiaries mainly relates to the minority shareholders' interest in Schuitema N.V. ("Schuitema"), in which Ahold has a 73.2% interest and Peapod, the U.S. on-line grocer, in which Ahold had a 51% interest from June 2000 until August 2001 and has a 100% interest after that date.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


When Ahold acquired the interest in Schuitema, Ahold agreed that Schuitema could maintain the structure regime (rules applicable to large companies in the Netherlands) which provides Ahold with indirect control over Schuitema. Under the structure regime, direct control rests with Schuitema's supervisory board through its rights to appoint Schuitema's management and approve significant operating decisions. During the periods presented, Ahold had the right to appoint two members and nominate a neutral person to serve as the chairman of the five member supervisory board. In accordance with Schuitema's shareholder agreement, Ahold has the right to terminate or mitigate the structure regime after having had intensive consultations with Schuitema's supervisory board and its management team and taking into account the perception of independence of Schuitema in the market. Effective March 31, 2003, a new shareholders' agreement between Ahold and Schuitema has come into effect, enhancing the influence of Schuitema's supervisory board in the decision to terminate (or mitigate) the structure regime. (This development must be weighed against legal and corporate governance initiatives enhancing shareholder rights). If the structure regime were to be abandoned (or mitigated), Ahold would exercise direct control over Schuitema as its majority shareholder. Based on these rights Ahold has had effective control over Schuitema and, accordingly, Schuitema has been consolidated for all periods presented.

Foreign currency translation
Subsidiaries, joint ventures and equity investees record transactions in their functional currency, which is the principal currency of the economic environment in which they operate. Transactions in currencies other than the functional currency of the subsidiary, joint venture and equity investee are recorded at the rates of exchange prevailing at the date of the transaction in the accompanying statements of operations. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and gains and losses are reported in the statements of operations. Exchange gains or losses from remeasuring certain intercompany loans that are determined to be of a long-term investment nature are recorded directly in shareholders' equity.

The Company's reporting currency is the Euro. Upon consolidation, the balance sheets of subsidiaries with functional currencies other than the Euro are translated at the rates of exchange prevailing at the end of the year. The statements of operations denominated in currencies other than Euro are translated at an average exchange rate per quarter. The resulting exchange differences are recorded directly in consolidated shareholders' equity and are only included in income upon sale or liquidation of the underlying foreign subsidiary or associated company.

The rates of exchange between Euro and US dollar applied were:

1 Euro = x US dollar
                                               2002        2001        2000
                                               ----        ----        ----
Balance sheet:
Year-end rate                                1.0438      0.8836      0.9424
Statements of operations:
1st quarter                                  0.8780      0.9171      0.9790
2nd quarter                                  0.9399      0.8648      0.9313
3rd quarter                                  0.9833      0.9014      0.8941
4th quarter                                  1.0016      0.8936      0.8696

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)



1 US dollar = x Euro
                                               2002        2001        2000
                                               ----        ----        ----
Balance sheet:
Year-end rate                                0.9580      1.1317      1.0611
Statements of operations:
1st quarter                                  1.1389      1.0904      1.0215
2nd quarter                                  1.0640      1.1563      1.0738
3rd quarter                                  1.0170      1.1094      1.1184
4th quarter                                  0.9984      1.1191      1.1500

Use of estimates
The preparation of Ahold's consolidated financial statements in conformity with Dutch GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those required in the accounting for vendor allowances, purchase accounting, impairment of long-lived assets, pensions and other post-retirement benefits, self-insurance and income taxes. Actual results could differ from those estimates.

All assumptions, anticipations, expectations and forecasts used as a basis for certain estimates within the consolidated financial statements represent good-faith assessments of the Company's future performance for which it believes there is a reasonable basis and represent the Company's view only as of the dates they are made. It involves known and unknown risks, uncertainties and other factors that could cause the Company's actual future results, performance and achievements to differ materially from those forecasted.


Certain risks and concentrations
The Company's product revenues are concentrated in the retail and food service industry, which is highly competitive and heavily subject to changes in customer behavior. Significant changes in the industry or customer behavior, or the emergence of competitive markets could adversely affect the Company's operating results. Also, a majority of the Company's revenue is derived from sales in the food industry, whereby the results of operations are highly dependent on vendor allowances. Significant changes in the pricing and purchase terms in this industry could adversely affect operating results. In addition, a significant portion of the Company's revenue and results of operations is derived from international activities. Fluctuations of the Euro against foreign currencies, such as the U.S. Dollar, changes in local regulatory or economic conditions or significant dislocations in local distribution channels could adversely affect the Company's operating results.

The Company maintains the majority of its cash balances and all of its short-term investments with no more than ten financial institutions. The Company invests with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Company has accounts receivable from several customers in the food service industry and from time to time sells certain receivables by way of securitizations and retains a participating interest. Management of the Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


Liquidity and capital resources
Beginning in early 2003, Company-specific business challenges arising as a result of the February 24, 2003 announcement and subsequent developments, described in Note 3 negatively affected the Company's cash availability and created marketplace concerns regarding its liquidity. This, among other things, led to credit rating downgrades that, coupled with accounting irregularities and errors and the resulting delay in the announcement of the Company's results, caused the Company to lose, to a significant extent, access to capital markets, which historically was an important source of funding for the Company. Due to these events and their consequent impact on the Company's compliance with financial covenants in its then-existing credit facilities, on March 3, 2003, the Company entered into a new 2003 credit facility (the "2003 Credit Facility") to provide it with liquidity to stabilize the Company, replace its 2002 credit facility and cover maturing debt obligations. The 2003 Credit Facility provides for aggregate borrowings of up to EUR 600 million and USD 2.2 billion and expires in February 2004.

The 2003 Credit Facility requires the Company and some of its subsidiaries to comply with various covenants (financial and otherwise) which may significantly restrict, and in some cases may prohibit, the Company's ability and the ability of those subsidiaries to incur additional debt, create or incur liens, pay dividends or make other equity distributions, create restrictions on the payment of dividends or other amounts by those subsidiaries, make loans, acquisitions and investments, incur capital expenses, sell assets, issue or sell the equity of subsidiaries and retire or defease certain debt. It also requires the Company to maintain a specified ratio of adjusted operating income to net interest expense. Certain other debt instruments of the Company also contain various financial and restrictive covenants. In the event that the Company or any such subsidiaries were to fail to meet any of these covenants and were unable to cure any breach or obtain consents to waivers of non-compliance with or otherwise renegotiate these covenants, the lenders under the 2003 Credit Facility and other credit agreements and debt instruments, counterparties to derivative instruments and lessors under some of the Company's operating leases would be able to elect to accelerate their final maturities and in some cases would have significant rights to sell or otherwise enforce upon assets pledged. The counterparties under these various contracts could also require the Company, among other things, to pay penalties, support its obligations with letters of credit or renegotiate for less favorable terms.

The timely payment of amounts due in the near-term on the Company's outstanding indebtedness and the continued funding of its business will require substantial cash resources. As of fiscal year-end 2002, EUR 1,272, EUR 43 and EUR 2,520 of the Company's outstanding long- and short-term borrowings, excluding amounts which have been repaid during 2003, will become due and payable in 2003, 2004 and 2005, respectively. In addition, as of September 15, 2003, the Company had USD 750 and EUR 600 drawn in loans and USD 353 in letters of credit issued under the 2003 Credit Facility. The Company's current level of indebtedness and other commitments and contingencies could affect its operations in a number of ways, including (1) requiring it to dedicate a substantial portion of our cash flow from operations to service debt, (2) limiting its ability to obtain additional debt financing in the future for working capital, capital expenditures or to refinance existing debt, (3) limiting its flexibility in reacting to industry changes and economic conditions generally and (4) placing it at a competitive disadvantage.

As announced on September 4, 2003, under the direction of the Company's new President and Chief Executive Officer and new Chief Financial Officer, a primary focus of the Company is on debt

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


reduction through divestments, improving performance and generating free cash flow with working capital management and scrutinizing capital expenditures. Cost reduction programs also have been announced and are being implemented throughout the Company. The Company has begun divesting and will continue divesting non-core businesses and consistently under-performing assets, either in whole or in part, in an effort to focus on core operations. As part of the Company's new strategic framework, the scope of this divestment program will be expanded, as the Company intends to review its portfolio of businesses with a focus on operations and formats that are capable of appropriate levels of growth and have the potential to become market leaders. The Company is assessing the options available for refinancing existing debt and reducing leverage.

The Company will continue to assess its liquidity position and potential sources of supplemental liquidity in view of its operating performance and other relevant circumstances. Because cash flow from operations alone will be insufficient to repay all of the Company's maturing indebtedness, the Company's ability to have sufficient liquidity will depend on, among other things: being able to implement successfully its strategic plans; generating cash flows from operations and from the sale of assets; complying with the terms of its debt agreements and other contractual obligations, including the 2003 Credit Facility; refinancing its existing debt obligations, including the 2003 Credit Facility, obtaining bank loans, raising equity or issuing debt in the capital markets; and maintaining credit ratings.

If funds from these anticipated sources are not available on a timely basis or on satisfactory terms or at all or if these sources are insufficient to pay the Company's obligations as they mature or to fund the Company's liquidity needs, the Company and its subsidiaries may be forced to reduce or delay business activities or refinance all or a portion of its debt on or before maturity. In addition, if the Company's estimates of cash flow, expenses or capital or liquidity requirements change or are inaccurate, it may need to raise additional funds. As a consequence of the issues announced on February 24, 2003, and subsequent related events, the credit rating downgrades, the Company's consolidated net losses for fiscal 2002, its high debt level and the pledge of a substantial portion of its assets to secure indebtedness, it may be more difficult for the Company to refinance its debt, raise additional funds and improve liquidity on favorable terms. If the Company is unable to raise additional financing when needed, this could materially adversely affect its financial condition, results of operations and liquidity.

In light of its strategic framework and based on current levels of operations, the Company's management expects to meet short and mid-term working capital, capital expenditures and scheduled indebtedness repayment requirements with cash from operations, proceeds from asset divestitures and the refinancing of debt, including the 2003 Credit Facility, through accessing the capital markets, obtaining bank loans or otherwise.


Intangible assets
Intangible  assets  primarily  consist  of  goodwill,   brand  names,   customer
relationships, favorable operating lease contracts and trade name licenses acquired in business acquisitions. Intangible assets also consist of contractual lease rights and software costs separately acquired and developed internally. These assets are recorded at fair value determined at the date of acquisition of the related underlying business, or at cost if they are internally developed (i.e., software) or separately acquired.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


Goodwill represents the excess of the cost of businesses acquired over the fair market value of identifiable net assets at the dates of acquisition. Prior to December 2000, goodwill was charged directly to shareholders' equity. Beginning December 1, 2000, goodwill is capitalized and amortized over the period the Company is expected to benefit from the goodwill, not exceeding 20 years.

Customer relationships acquired in business acquisitions after January 1, 2001, have been capitalized at fair value determined using the royalty method, whereby the fair value is based on the present value of the estimated royalty payments that would be expected to be paid for the use of the customer relationship. Amortization of customer relationships is calculated over their estimated useful lives, ranging from seven to ten years.

Favorable operating lease contracts acquired in business acquisitions are capitalized based on the present value of the amount by which the contract terms are favorable relative to market prices at the date of acquisition. Favorable operating lease contracts are amortized over the remaining duration of the lease agreements.

Beginning January 1, 2001, trade names acquired are capitalized and amortized over the period the Company is expected to benefit from the trade name, not exceeding 20 years. Trade name licenses acquired have been capitalized at fair value determined using the royalty method, whereby the fair value is based on the present value of the estimated royalty payments that would be expected to be paid for the use of the trade name.

Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established. All costs incurred prior to the establishment of technological feasibility, as well as overhead, general and administrative and training cost incurred after the establishment of technological feasibility are expensed as incurred. Amortization is calculated over the anticipated useful life of the software assets, ranging from three to five years.

Leases and sale and leaseback transactions
Ahold is the lessee of equipment and buildings under various operating and capital leases. In accordance with Dutch GAAP, the Company classifies its leases as capital leases or operating leases based upon whether the lease agreement transfers substantially all the risks and rewards of ownership. For leases determined to be capital leases, an asset and liability are recognized at an amount equal to the lower of fair value of the leased asset or the present value of the minimum lease payments during the lease term. Such assets are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset taking into account the residual value, with depreciation included in depreciation expense. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the lease term. Payments made to the Company representing incentives to sign a new lease are recognized on a straight-line basis over the term of the new lease.

Ahold also enters into sale and leaseback arrangements with various financial institutions, whereby the Company sells certain of its retail properties and simultaneously leases them back from the purchaser. Generally, only minor continuing involvement in these properties other than the required lease payments is maintained. If these transactions are established at fair value, and substantially all

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


risks and rewards of ownership are transferred to the buyer-lessor, the gain or loss on the transactions is recognized in the consolidated statements of operations immediately. If not, the transactions are recorded as financings and any gains are deferred and amortized over the term of the lease, whiler losses are recognized immediately. If not, the transactions are recorded as financings and any gains are deferred and amortized over the term of the lease, while losses are recognized immediately.

In some instances, Ahold incurs construction costs for properties expected to be completed and sold within one year in sale and leaseback transactions. These construction costs are classified as other current assets until the sale and leaseback occurs.

Tangible fixed assets
Tangible fixed assets are stated at cost or the fair value at the time they are acquired in a business acquisition, less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are expensed as incurred. Prior to 2001, major repairs and maintenance projects were accrued as the related assets were used. Effective January 1, 2001, upon the adoption of RJ 252, the Company began expensing the cost of major repairs and maintenance projects as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets, taking into account the residual value. Depreciation of capitalized leases and leasehold improvements is calculated over the lesser of the lease term or the estimated useful life of the asset. The estimated useful lives are:

         Stores                     30 - 40 years
         Other buildings            25 - 30 years
         Leasehold improvements      7 - 12 years
         Machinery and equipment     3 - 12 years
         Other fixed assets          5 - 8 years

The useful life of land is considered indefinite. Interest incurred during construction is capitalized as part of the related asset, if the Company financed the construction with borrowings.

Impairment of long-lived assets
Fixed and intangible assets held and used by the Company are evaluated for impairment if there are changes in circumstances that indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its recoverable amount, calculated as the higher of the net selling price or the discounted future net cash flows expected to result from the use of the asset and its eventual disposition. Fixed and intangible assets are grouped at the lowest level of identifiable cash flows for this analysis (e.g. on a store by store basis), while goodwill is grouped and assigned to each reporting unit of the Company, defined as one level below its operating segments. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the net realizable value of the assets and is recorded as a charge to operating income. The most significant estimates made in determining discounted future net cash flows include the selection of the appropriate discount rates, residual asset values and the number of years on which to base the cash flow projections. Generally, fixed and intangible assets to be disposed are reported at the lower of carrying amount or fair value less cost to sell the assets.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


Investments in joint ventures and equity investees
Investments in joint ventures and other companies ("equity investees") in which Ahold does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant influence, are accounted for using the equity method. Under the equity method, as applied under Dutch GAAP, the investment is carried at the cost of the Company's share in the net assets of the joint venture or equity investee excluding goodwill, plus the Company's share in income or losses since acquisition, less dividends received. Ahold's share in the net income (loss) of these investments is recorded in the line "Share in income (loss) of joint ventures and equity investees" in the consolidated statements of operations. Generally, significant influence is presumed to exist if at least 20% of the voting stock is owned by Ahold. Goodwill arising from these acquisitions is recorded under goodwill on the balance sheet and amortized over a period not exceeding 20 years. Amortization of goodwill is recorded in the line "Goodwill and intangible asset amortization" in the consolidated statements of operations.

Equity investees in which Ahold does not have the ability to exercise significant influence are accounted for by the cost method. Dividends and other gains and losses from these investments are recorded under "Other financial income and expense" in the consolidated statements of operations.

The Company periodically reviews its equity investments for which fair value is less than the carrying value to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, an impairment loss is recognized in operating income to reduce the carrying value of the investment to its fair value.

In case an equity investees' equity becomes negative, the Company continues to record the share in losses for those equity investees in "investments in joint ventures and equity investees", if it has either issued declarations of assumption of liability or has a firm intention to enable, up to the Company's share, payments of debts by the equity investee. Any direct or indirect loans with those equity investees are provided for to the extent of their non-recoverable amount.


Value Added Service Providers
The Company's wholly owned food service subsidiary in the U.S., U.S. Foodservice ("USF") has product financing arrangements with five Value Added Service Providers ("VASPs"). USF does not own any shares in the VASPs, nor does it have any voting interest in these companies. Each VASP, at the request or with the consent of USF, will purchase certain commodities and products from third parties, then mark-up and resell such products to USF. Although these VASPs are not owned by USF, they are almost entirely dependent on their sales to USF. The VASPs provide varying degrees of support to USF primarily in the purchase of private label and signature brand products. USF engages in direct business discussions with the VASPs' ultimate vendors to ensure price, product specification and quality requirements are met and to take advantage of volume purchasing power. The VASPs' purchases are funded almost entirely by USF with interest-free advances and by the extension of trade credit by vendors, some of which has been guaranteed by USF. A portion of the VASP sales price to USF is subsequently passed back to USF, leaving the VASP with a predetermined, per transaction fee. The transaction fee, which includes reimbursements for holding costs associated with the inventory are intended to be sufficient to allow the VASPs to recover substantially all of its operating costs with a limited profit. USF uses the invoice price from the VASPs as its cost in sales made to its customers

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


under "cost plus" contracts. Additionally, since USF has guaranteed certain of the obligations of the VASPs and ultimately retains the risks and rewards related to the inventory and related payables of the VASPs, Dutch GAAP requires the recognition of certain of these inventories and related payables of the VASPs within Ahold's consolidated financial statements.

As of December 29, 2002 and December 30, 2001, the Company has recorded accounts receivable due from the VASPs of EUR 116 and EUR 102, respectively, and payables to the VASPs in the amount of EUR 159 and EUR 87. Additionally, Ahold has recorded VASP inventory and related trade payables in the amount of EUR 59 and EUR 46 at December 29, 2002 and December 30, 2001, respectively. Approximately EUR 2.8 billion, EUR 1.7 billion and EUR 0.9 billion, representing approximately 18%, 16% and 16% of USF's cost of sales related to purchases through VASPs in fiscal 2002, 2001 and 2000, respectively.


Inventory
Inventory is stated at the lower of cost or net realizable value. Cost comprises all costs of purchase, cost of conversion and other costs incurred in bringing the inventories to their present location and condition, net of vendor allowances applicable to inventory. The cost of inventories is determined using the first-in, first-out (FIFO) method.


Accounts receivable
Accounts receivable are carried at estimated net realizable value. Allowances are recorded, if necessary, in an amount considered by management to be sufficient to meet future losses related to the collectibility of the accounts receivable. The Company sells certain customer receivables to specific non-consolidated qualifying special purpose entities in return for cash and a participation interest in these companies. Losses on sales of receivables vary on a monthly basis and are generally related to short-term interest rates that are charged to the Company on its participation interest. Accounts receivable sold under these conditions are excluded from accounts receivable presented in the Company's consolidated balance sheets. The retained interest in the qualifying special purpose entities is included in accounts receivable presented in the Company's consolidated balance sheet.


Cash and cash equivalents
Cash and cash equivalents include all cash on hand balances and short-term highly liquid investments with original maturities of three months or less.


Derivative financial instruments
The Company utilizes derivative financial instruments to hedge its primary market risk exposures, including risks related to foreign currency exchange rates, interest rates, and to a lesser extent, exposure to commodity price movements. Derivative instruments designated and qualifying as hedges under applicable hedge accounting rules are not included in the Company's balance sheet; rather, any associated gains or losses on the instruments are deferred and are recognized in the statement of operations in the same period in which the underlying hedged exposure affects earnings. Instruments that are not designated as hedges, or that fail to qualify for hedge accounting, are included in the Company's balance sheet at fair value, with changes in value recognized in current period income.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


Stock-based compensation
The Company accounts for its stock-based compensation plans using the intrinsic-value method prescribed under Dutch GAAP. Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the quoted market price of the Company's common shares on the date of grant exceeds the exercise price of the stock option. Note 11 presents pro forma disclosures of net income (loss) and net income (loss) after preferred dividends per share as if the fair-value based method of accounting had been applied.

Pension and postretirement benefits
Ahold has pension, supplemental health and welfare plans in The Netherlands, the U.S. and in other areas of its business. The plans cover a substantial number of employees within The Netherlands, the U.S. and other areas and have been established in accordance with applicable legal requirements, customs, and existing circumstances in each area of its business. The plans are accounted for under the provisions of SFAS No. 87 and SFAS No. 106, in its primary financial statements as specifically allowed under Dutch GAAP.

Under SFAS Nos. 87 and 106, the determination of the projected benefit obligation and net periodic pension/benefit cost is dependent on the selection of assumptions by management to be used by actuaries in measuring these amounts. The assumptions used are described in Note 22 and include, as appropriate, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs, employee turnover, mortality and retirement ages, future salary and benefit levels, claim rates under medical plans and future medical costs. Differences between actual results and those expected based on the assumptions are accumulated and amortized over future periods. Net periodic pension/benefit cost primarily represents the increase in the benefit obligation attributable to service during the year plus the interest on the beginning of the year benefit obligation (a discounted measurement), net of the expected return on plan assets.

In the event that the accumulated benefit obligation, calculated as the actuarial present value of the benefits attributed to employee service rendered until the balance sheet date and based on historical compensation levels (i.e. without assumptions of future compensation levels), exceeds the fair value of the plan assets and (i) such excess is greater than the existing accrued pension liabilities, (ii) an asset has been recognized as prepaid pension cost, or (iii) no accrued or prepaid pension cost has been recognized, such excess, plus any existing prepaid pension asset or minus any existing accrued pension costs, is recognized as an additional minimum pension liability. The corresponding offset is recorded as a separate component of the Company's shareholders' equity.

Obligations  for  contributions  to   defined-contribution   pension  plans  are
recognized as expenses as incurred in the consolidated statements of operations.

In certain areas of its business, the Company also provides postretirement benefits other than pensions. The cost relating to such benefits consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


Unrecognized prior service costs related to pension plans and postretirement benefits other than pensions are amortized by assigning a proportional amount to the consolidated statements of operations over a number of years reflecting the average remaining service period of the active employees.

Pension information for all plans is presented in a form that is consistent with the relevant US GAAP standard, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". Ahold adopted this statement for plans outside the U.S. for fiscal 2002 to unify its principles of accounting for these plans. The comparative balance sheet and statement of operations have been restated to reflect the effect of a change in accounting policy, as permitted under Dutch GAAP, and as further described in this Note and in Note 3.

Deferred income taxes
Deferred income tax assets and liabilities are recorded for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates in effect in the year the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the Company's statements of operations in the period of the enactment of the change in tax rates. Deferred tax assets are recognized without a valuation allowance only to the extent that it is probable that a benefit will be realized in the future based on currently available evidence. If a valuation allowance is recorded against deferred tax assets related with an acquired entity's deductible temporary differences or net operating loss or tax credit carry forwards at the acquisition date, the subsequent realization of tax benefits for those items is applied to (a) first, to reduce to zero any goodwill related to the acquisition, (b) second, to reduce to zero other intangible assets related to the acquisition, and (c) third, to reduce income tax expense.

All current and non-current deferred tax assets and liabilities of tax-paying components of the Company within each particular tax jurisdiction are offset and presented as a single amount, respectively. Current deferred tax assets and liabilities are not significant for the periods presented.


Restructuring provisions
A restructuring provision is recognized when certain criteria are met. These include the existence of a detailed formal plan, identifying at least (i) the business or part of a business concerned; (ii) the principal locations affected;
(iii) the location, function and approximate number of employees who will be compensated for terminating their services; (iv) the expenditures that will be undertaken; and (v) the timing of when the plan will be implemented. Further, the Company must raise a valid expectation with those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it. The provision is limited to termination payments to employees, continuing rent obligations, and other expenditures necessarily entailed by the restructuring.


Other provisions
Ahold recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet date and can be reasonably estimated. A provision is recognized when (i) the Company

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


has a present obligation (legal or constructive) as a result of a particular event; (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate can be made of the amount of the obligation.

Other provisions include commitments for supplementary or severance payments. The supplementary payments relate to occupational disability. The severance payments relate to commitments of the Company made to terminate employment before the normal retirement date or the termination of redundant personnel. Ahold accrues occupational disability and severance payments that vest or accumulate if the employee's rights to the payments are attributable to services already rendered and if payment is probable and can be reasonably estimated. When severance payments are part of a restructuring activity, this determination is made in accordance with the policy on restructuring stated above.

The Company also records provisions for unavoidable costs to fulfill agreements that exceed the expected gains from such agreements. Provisions for claims, disputes and legal proceedings are recorded if it is probable that the Company will be liable in a proceeding, for the estimated amount at which the liability can be settled. If the amount for which the liability can be settled cannot be reliably estimated, the claim, dispute or legal proceeding is disclosed, if it is expected to be significant.

All  provisions  are   undiscounted,   with  the  exception  of  provisions  for
unfavorable lease contracts. Such provisions are stated at the present value of the future obligations.

The Company is self-insured for certain losses related to general liability, commercial auto liability and workers' compensation. The Company has stop-loss coverage to limit the exposure arising from these claims. It is the Company's policy to record its self-insurance liabilities based on claims filed and an estimate of claims incurred but not yet reported. The Company's estimate of the required liability of such claims is recorded on a discounted basis, utilizing an actuarial method, which is based upon various assumptions that include, but are not limited to, historical loss experience, projected loss development factors, actual payroll costs and other data.


Net sales
Ahold generates and recognizes sales to retail customers at the point of sale in its stores and upon delivery of groceries to Internet customers. Ahold also generates sales from the sale of products to food service customers and retail franchisees, which are recognized upon delivery. In addition, Ahold recognizes income from franchisee fees based on contractual arrangements over the term of the contracts. Sales to retail franchisees and franchise fees amounted to EUR 1,281, EUR 1,181 and EUR 1,090 for fiscal 2002, 2001 and 2000, respectively. Discounts earned by customers through agreements or by using their bonus or loyalty cards, are recorded by the Company as a reduction of the sales price at the time of the sale.

Generally, sales and cost of sales are recorded on a gross basis, based on the gross amount collected from the customer and the amount paid for the product to the vendor. However, for certain products or services, such as the sales of lottery tickets, third-party prepaid phone cards, stamps and public transportation tickets that the Company sells, the Company has determined that it acts as the de facto agent based on criteria as set forth in the Guidelines for Annual Reporting in The Netherlands 270

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


"Statement of Operations". For these transactions, the Company records the amount of the net margin in its sales.

Cost of sales
This includes the purchase price of the products sold, as well as the costs of purchasing, storing, rent, depreciation of tangible fixed assets, salaries and transporting the products. Vendor allowances are generally deducted from cost of sales.

Vendor allowances
The Company receives various types of vendor allowances in the form of up-front payments (or lump sum payments or pre-paid amounts), rebates (in the form of cash or credits), and other forms of payments that effectively reduce the Company's cost of goods purchased from the vendor or the cost of promotional activities conducted by the Company that benefit the vendor.

The most common allowances offered by vendors are (i) volume allowances, which are off-invoice or amounts billed back to vendors based on the quantity of products sold to customers or purchased from the vendor and (ii) promotional allowances, which relate to cooperative advertising and market development efforts. Vendor allowances are only recognized in income if evidence of a binding arrangement exists with the vendor. The timing of recognition depends on the facts and circumstances as described below for the various types of arrangements.

Slotting and stocking allowances that are paid by vendors in return for introducing their new products in a store, up-front payments by vendors and rebates received relating to volume allowances are recognized on a systematic basis as a reduction of the purchase price of the related products as they are purchased or sold. If these volume allowances are contingent on achieving certain minimum volume targets, the allowances are recognized only to the extent it is probable that the minimum volume targets will be achieved and the amount of the allowance can be reasonably estimated.

Scan billback promotional programs involve amounts billed back to vendors based on scan data in some cases adjusted to compensate for scanning errors and/or administrative costs.

Payments from vendors for promotional allowances are initially deferred and subsequently recognized when the advertising or other marketing activities specified in the contract are performed by the Company for the vendor. If no specific performance criteria are defined in the contract, the allowance is deferred over the term of the contract.

Other vendor allowances mainly relate to display allowances paid by vendors in return for displaying their products in a specific manner or location and other lump sum payments. These payments are generally recognized as an offset to the cost of products sold over the term of the agreement if a specific commitment term is indicated or upon completing the criteria indicated in the contract.

Selling expenses
Selling expenses consist of wages and salaries of retail and food service personnel, store expenses, rent of stores and food service facilities, depreciation of Company owned locations, advertising costs and other selling expenses.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


General and administrative expenses
General and administrative expenses consist of salaries and wages of Ahold's operating companies' main offices and Ahold's corporate offices, rent and depreciation of those facilities, restructuring costs and other general and administrative expenses.

Net income (loss) after preferred dividends per common share
Net income (loss) after preferred dividends per common share - basic is computed using the weighted average number of common shares outstanding during the period. Net income (loss) after preferred dividends per common share - diluted incorporates the dilutive effect of incremental shares issuable upon the assumed exercise of stock options and upon assumed conversion of the Company's convertible subordinated notes as if conversion to common shares had occurred at the beginning of the fiscal year. Net income (loss) after preferred dividends also has been adjusted for interest expense on the convertible subordinated notes in calculating net income (loss) after preferred dividends per common share - diluted. The weighted average number of common shares outstanding is retroactively adjusted for stock dividends.


Consolidated statement of cash flows
The consolidated statements of cash flows is presented using the indirect method, in a form that is consistent with that required by International Accounting Standard No. 7 "Cash flow statements". The changes in assets and liabilities of subsidiaries and equity investees with functional currencies different than the Euro, are translated per quarter using an average exchange rate. The cash flows are adjusted for changes in assets or liabilities that are acquired in business acquisitions. The net balance of the acquired assets and liabilities is presented, including the goodwill paid, on the line "Acquisition of consolidated subsidiaries". Cash flows resulting from exceptional items are accounted for by their nature as cash flows from operating, investing or financing activities.

Recently issued Dutch GAAP accounting pronouncements
In 2002, the CAR amended Guideline 270 "Profit and loss account" ("RJ 270"). RJ 270 changed the definitions of an "exceptional item" and an "extraordinary item" in the statements of operations. Exceptional items relate to events or transactions resulting from ordinary operations that must be separately presented because of their nature, volume or infrequency. Examples of exceptional items include restructuring expenses, profits or losses related to the termination or divestment of business activities, and the cumulative effect of changes in accounting principles. Extraordinary items relate to events or transactions that are unrelated to normal business activities. Examples of extraordinary items include losses resulting from expropriation and losses resulting from natural disasters such as earthquakes and floods. RJ 270 is effective for fiscal years beginning on or after January 1, 2003.

Transition to International Financial Reporting Standards
According to European Union ("EU") regulations, all listed companies in the EU will be obliged to apply the International Accounting Standards and International Financial Reporting Standards of the International Accounting Standards Board ("IASB") in their financial statements by 2005. The Company is currently engaged in the transition to achieve compliance with these standards. The change to the standards of the IASB may lead to restatement of the financial information for the periods presented in these financial statements.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


3 Restatements and reclassifications of the consolidated financial position and results for 2001 and 2000 under Dutch GAAP

On February 24, 2003, Ahold announced that net income and income per share would be significantly lower than previously indicated for fiscal 2002 and that its financial statements for fiscal 2001 and 2000 would be restated. Ahold indicated that these restatements primarily related to overstatements of vendor allowance income at USF and the deconsolidation of five current or former joint ventures:
ICA Ahold AB ("ICA"), Disco Ahold International Holdings N.V. ("DAIH"), Bompreco S.A. ("Bompreco"), Jeronimo Martins Retail ("JMR") and Paiz Ahold N.V. ("Paiz Ahold"). Ahold announced forensic investigations into the legality and accounting treatment of accounting irregularities at USF and into certain questionable transactions at Disco.

The Company commenced investigations into the facts and circumstances surrounding certain letters that were the basis for the historical consolidation of the aforementioned joint ventures (other than JMR) (the "Control Letters"), and certain previously undisclosed related letters that nullified the Control Letters (the "Side Letters"), the disclosure of which resulted in the decision to deconsolidate those joint ventures. On March 24, 2003, Ahold's Audit Committee ordered the commencement of additional investigations at 19 Ahold operating companies and real estate companies and at the parent company.

The USF investigation identified accounting fraud relating to fictitious and overstated vendor allowance receivables and an understatement of cost of goods sold. The investigation found that certain senior officers of USF and other employees were involved in the fraud. It was also found that such inappropriate vendor allowance accounting had existed at the date of the acquisition of USF. The Disco investigation found a series of suspicious transactions, some of which involved the use of fictitious invoices to conceal or mischaracterize payments, or payments that were otherwise improperly documented. In addition, in some instances, these payments were improperly capitalized rather than expensed.

The investigation into the Control Letters and the Side Letters found that there had been concealment of the Side Letters, which nullified the Control Letters. As a result, the Company determined that it was inappropriate to consolidate these joint ventures into Ahold's financial statements. The other internal investigations found accounting irregularities at Tops, consisting of intentional improper recognition of vendor allowances and earnings management, and at Giant Carlisle, consisting of earnings management in an insignificant amount and/or other accounting errors at the parent company and other operating and real estate companies reviewed.

As a consequence of the events announced on February 24, 2003, Ahold's then Chief Executive Officer and Chief Financial Officer resigned. Numerous other personnel changes have also been made, including at USF, Disco and Tops and at the parent company. The Company and the Audit Committee reviewed all of the accounting issues identified in the internal investigations, which included approximately 470 separately identified items. As a result of this, Ahold has determined that it was necessary to make adjustments to its financial statements. The restated fiscal 2001 and 2000 financial position and results reflect these adjustments, which relate to (i) the deconsolidation of companies not controlled by Ahold; (ii) improper or premature recognition of vendor allowances; (iii) the misapplication of accounting principles or misuse of facts relating to acquisition accounting; (iv)

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


improper accounting for certain reserves, allowances and provisions; (v) improper accounting for certain real estate transactions; and (vi) certain other accounting issues and items arising as a result of errors in the application of Dutch GAAP.

In addition to the aforementioned adjustments, the Company adjusted its comparative financial position as of December 30, 2001 and results for fiscal 2001 and 2000 for certain reclassifications and changes in its accounting principles with respect to pensions, revaluations of properties, and restructuring provisions as described in Note 2.

The effect of the restatements on net income for fiscal 2001 and 2000 is set forth in the table below. Restatements of EUR 45 relating to periods prior to fiscal 2000 were recorded in opening retained earnings as of January 1, 2000.



                                                                                       Fiscal 2001            Fiscal 2000
                                                                                       -----------            -----------

Net income under Dutch GAAP as previously reported                                          1,113                   1,116

Correction of errors:
    Deconsolidation of joint ventures                                 (a)                      --                      --
    Adjustment resulting from deconsolidation                         (b)                      (5)                    (10)
    Vendor allowances                                                 (c)                    (215)                   (103)
    Acquisition accounting                                            (d)                     (36)                     (8)
    Reserves, allowances and provisions                               (e)                     (33)                    (38)
    Real estate transactions                                          (f)                       2                     (26)
    Other                                                             (g)                     (53)                    (21)
Change in accounting principles (Note 2):
    Pensions                                                                                   16                      11
    Revaluations                                                                               (4)                     (1)
    Restructuring provisions                                                                  (35)                     --
                                                                                         ---------                -------
Net income under Dutch GAAP as restated                                                       750                     920
                                                                                             =====                   ====


The effect of the restatements on shareholders' equity as of December 30, 2001 is as follows:


                                                                                                        December 30, 2001
                                                                                                        -----------------
Shareholders' equity under Dutch GAAP as previously reported
                                                                                                                    5,892

Correction of errors:
    Deconsolidation of joint ventures                          (a)                                                     --
    Adjustment resulting from deconsolidation                  (b)                                                      4
    Vendor allowances                                          (c)                                                   (418)
    Acquisition accounting                                     (d)                                                     71
    Reserves, allowances and provisions                        (e)                                                   (105)
    Real estate transactions                                   (f)                                                    (44)
    Other                                                      (g)                                                     30
Change in accounting principles (Note 2):
    Pensions                                                                                                           78
    Revaluations                                                                                                      (22)
    Restructuring provisions                                                                                           10
                                                                                                                 --------
Shareholders' equity under Dutch GAAP as restated                                                                   5,496
                                                                                                                   ======

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


The adjustments relating to accounting errors affecting the statements of operations for fiscal 2001 and 2000 and the balance sheet as of December 30, 2001 consist of the following:

(a) Deconsolidation of joint ventures
Prior to 2002, the Company consolidated its joint venture interests in ICA, DAIH, Bompreco and Paiz Ahold based upon the Control Letters among the shareholders that seemingly gave control over the joint ventures to Ahold. The Company subsequently determined that Side Letters had been executed by the relevant shareholders that nullified the effects of the Control Letters. As a result, management concluded that the Company did not control these joint ventures. Additionally, prior to 2002, the Company had consolidated JMR. In light of the evaluation of the accounting for the other joint ventures, the Company reconsidered its accounting for JMR and concluded that it had significant influence, but not control over JMR. The Company concluded that consolidation of the aforementioned joint ventures was inappropriate under Dutch GAAP, since the Company did not control them.

The restated financial position as of December 30, 2001 and results for fiscal 2001 and 2000 reflect adjustments to deconsolidate the aforementioned joint ventures and account for them using the equity method of accounting, with the exception of Bompreco, which has been consolidated since July 2000, when Ahold acquired additional shares, obtaining majority voting control over Bompreco. DAIH has been consolidated since July 2002, when Ahold obtained control of DAIH through the acquisition of all outstanding DAIH shares, that it did not already own.

(b) Adjustments resulting from deconsolidation
The Company recorded restructuring accruals under purchase accounting relating to the acquisition of its 50% interests in Paiz Ahold in December 1999 and in ICA in April 2000 and subsequent changes to such accruals in 2001 related to ICA. Since Ahold did not obtain control over Paiz Ahold and ICA when the respective joint venture interests were acquired, it was not appropriate to record such restructuring accruals under Dutch GAAP. The restated consolidated financial position as of December 30, 2001 and results for fiscal 2001 and 2000 reflect adjustments to eliminate the restructuring provisions recorded under purchase accounting, to record the related effect on goodwill and goodwill amortization, and to record Ahold's share of the actual costs related with such restructurings during the respective periods. Ahold recorded its share of restructuring costs (after taxes) in the amount of EUR 5 and EUR 10, for fiscal 2001 and 2000, respectively. As a result of these restatements, shareholders' equity as of December 30, 2001 increased by EUR 4.

(c) Vendor allowances
As a result of the findings of the investigations at USF and Tops, the Company determined that its income from vendor allowances for fiscal 2001 and 2000 was overstated, due to the intentional and unintentional misinterpretation of Dutch GAAP and the intentional inappropriate accounting for and mischaracterization of cash receipts which led to the recognition of vendor allowances before it was appropriate to do so under Dutch GAAP. Furthermore, certain vendor allowances were misclassified as revenue instead of as a reduction of cost of sales as required under Dutch GAAP.

The restated consolidated financial position and results reflect adjustments to correct overstated vendor allowance income, to correct for the timing of the recognition of vendor allowances, and to reclassify certain vendor allowances from net sales to cost of sales.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


The Company determined that net receivables from vendors at the date of the USF acquisition in 2000 did not exist at the time. In addition, the Company determined that, at the date of acquisition, a liability for deferred revenue related to promotional allowances, that were not yet earned, were not recorded. Furthermore, the Company determined that a liability should have been recognized at the date of acquisition for amounts that had been overbilled to vendors for promotional allowances. The total amount of these adjustments led to an overstatement of net assets acquired by EUR 70.

Under Dutch GAAP and taking into consideration recent guidance under International Financial Reporting Standards Exposure Draft No. 3 "Business Combinations", the adjustment to the vendor allowance receivable, is recorded as a retroactive adjustment to the goodwill recorded upon acquisition, since this guidance requires an entity to account for corrections of errors retrospectively, and to present financial statements as if the error had never occurred. Therefore, the carrying amount of an identifiable asset that is adjusted as a result of an error correction is calculated as if its fair value at the acquisition date had been recognized at that date. Goodwill recognized in prior periods is adjusted retrospectively by an amount equal to the fair value at the acquisition date of the identifiable asset being adjusted. Accordingly, the Company has restated its financial statements to reallocate the amount of consideration paid in the USF acquisition to goodwill. Accordingly the Company's shareholders equity as of December 30, 2000 under Dutch GAAP was reduced by EUR 70.

The Company discovered various other misstatements relating to vendor allowance transactions prior to fiscal 2000 resulting of an overstatement of opening shareholders equity as of January 2, 2000 by EUR 30.

In addition to the EUR 100 adjustments described above, net income for fiscal 2001 and fiscal 2000 decreased by EUR 215 and EUR 103, respectively due to the intentional and unintentional misinterpretation of Dutch GAAP resulting in the inappropriate recognition of vendor allowances before they were earned.

As a result shareholders' equity as of December 30, 2001 decreased by EUR 418. The impact on the consolidated statement of operation for fiscal 2001 and 2000 is summarized in the following table:



                                                                                                   2001              2000
                                                                                                   ----              ----
Impact on consolidated statement of operations for fiscal 2001 and 2000

Net sales                                                                                           (80)              (44)
Cost of sales                                                                                      (214)             (104)
Selling, general and administrative expenses                                                         (2)               --

Tax effect                                                                                          118                56
Share in income (loss) of joint ventures and equity investees                                       (37)              (11)
                                                                                                   -----            ------

Net impact of vendor allowance adjustments on net income                                           (215)             (103)


(d) Acquisition accounting
In connection with the acquisitions of Superdiplo and the Company's interest in ICA in December 2000 and April 2000, respectively, Ahold did not properly allocate purchase consideration to certain

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

acquired  real  estate  properties  at the  respective  acquisition  dates.  The restated consolidated financial position and results for fiscal 2001 and 2000 reflect adjustments to record such assets at their fair values at the acquisition date and the subsequent depreciation thereof. In certain instances, such adjustments to the fair values of these acquired assets affected the amounts of gains that the Company recognized on subsequent sales of these
acquired   assets  and  real  estate   properties,   which  have  been  adjusted
accordingly.

Ahold has recorded adjustments related to a decrease to the fair value of acquired real estate property at Superdiplo and an increase to the fair value of acquired real estate property at ICA. Since certain of these properties were subsequently sold, the gains recognized on the sale of these properties was decreased accordingly in fiscal 2001 and 2000, respectively.

During fiscal 2001, the Company partially applied the guidance set forth in RJ 252 "Provisions", by applying it only prospectively for acquisitions after January 1, 2001. For more information, see Note 2 under "Restructuring provisions". Furthermore, various errors were made in the calculations of the restructuring reserves, which have been adjusted.

In connection with several of the Company's acquisitions in fiscal 2001, the Company did not allocate purchase consideration to certain identifiable intangible assets upon acquisition. The restated consolidated financial position and results for fiscal 2001 reflect adjustments to record these acquired intangible assets at their fair values at the respective dates of their acquisition and a corresponding reduction of goodwill.

In connection with Ahold's acquisition of Stop & Shop, the Company recognized certain pre-acquisition income tax contingency reserves and valuation allowances against deferred tax assets in the acquisition balance sheet. As a result of the completion of the Internal Revenue Service review in 2001, reserves and allowances should have been reversed with a corresponding decrease in goodwill. As the purchase price adjustment was not made in 2001, the Company increased shareholders' equity of December 30, 2001.

As a result of the aforementioned adjustments, shareholders' equity as of December 30, 2001 increased by EUR 71 and net income decreased by EUR 36, for fiscal 2001 and EUR 8, for fiscal 2000.

(e) Reserves, allowances and provisions
Prior to fiscal 2002, the Company recorded certain reserves, allowances and provisions related to income taxes, pensions and restructuring expenses. The Company subsequently determined that these reserves, allowances and provisions, and releases thereof, should not have been recorded under Dutch GAAP, since the documentation available was not adequate to support the amounts recorded, or the reserves, allowances and provisions were of a non-specific nature. In addition certain pension and early retirement provisions had not been accounted for as defined benefit plans and the charges and accruals related to certain health and welfare plans were not calculated appropriately prior to 2002.

As a result of these adjustments, shareholders' equity as of December 30, 2001 decreased by EUR 105 and net income decreased by EUR 33, for fiscal 2001 and EUR 38, for fiscal 2000.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

(f) Real estate transactions
In fiscal 2001, the Company entered into a $638 leveraged lease transaction involving the sale of its interests in 46 separate properties in the U.S. for a total sales price of EUR 722, which generated a net gain of EUR 81, comprising EUR 107 of gains on certain properties and EUR 26 of losses on others. The properties were sold to special purpose entities established by unaffiliated third parties, and in conjunction with the sale were leased back by the Company. Under Dutch GAAP, the Company accounted for the lease arrangements as operating leases. The Company also deferred the EUR 81 net gain related to the sale of these properties and amortized this net gain over the respective lease term of 20 to 25 years.

The Company has chosen to apply for Dutch GAAP the same detailed criteria for testing if a lease should be treated as an operating lease or as a capital lease under US GAAP. Therefore the restated financial position and results for fiscal 2001 have been adjusted to reflect that the leases of seven properties that had been considered operating leases are now considered capital leases under Dutch GAAP. As a result, these seven properties remain on the balance sheet and the related lease obligation is recorded as a financing. The EUR 19 net gain on these properties has been appropriately deferred over the respective lease terms of 20 to 25 years. Additionally, adjustments were made to reflect that a net gain of EUR 62, on the sale of the remaining 39 properties, which qualified as an operating lease, should have been immediately recognized in income under Dutch GAAP and not deferred over the remaining lease term, since the sale transaction was made at fair value.

Furthermore, the Company identified a number of other sale-leaseback transactions that occurred in fiscal 2001 and 2000, under which certain leases that had been classified as operating leases should have been classified as capital leases or financing arrangements.

In total, shareholders' equity as of December 30, 2001 decreased by EUR 44 and net income increased by EUR 2 for fiscal 2001 and decreased by EUR 26 for fiscal 2000.

(g) Other accounting issues and items
In connection with the review of suspicious transactions identified in the course of the investigation of Disco, the Company has determined that certain payments were improperly capitalized as tangible fixed assets in fiscal 2001 for EUR 10. The Company estimated that EUR 5 would be the tax exposure in connection with the improper payments in fiscal 2001. Accordingly, the financial position and results of operations for fiscal 2001 were adjusted to appropriately expense the capitalized amounts and record a contingency provision.

Following the discovery that the Company should not have consolidated its joint venture interest in Bompreco, due to the existence of Side Letters, management concluded that the Company did not control this joint venture. The restated financial position and results for fiscal 2001 and 2000 reflect adjustments to deconsolidate Bompreco and account for it from consolidation until July 2000, when Ahold acquired additional shares, thereby obtaining majority voting control. This consolidation in July 2000 caused the Company to determine that the assets should have been recorded at fair value at that time. The fair valuation of the assets, mainly consisting of properties, has resulted in a step-up increase in the fair value of EUR 51, and corresponding decrease in the value of goodwill previously written off to shareholders' equity.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

One of Ahold's subsidiaries did not consolidate its 82% interest in the net assets of C.V. Eemburg ("Eemburg"). The Company reviewed its ability to govern strategic, operational and financial policies of Eemburg and concluded that the Company had control and should have consolidated Eemburg. The Company's interest used to be recorded at historical cost and the properties of Eemburg had been revalued at the end of each reporting period. Furthermore, this subsidiary issues loans to certain franchisees and fully provides for these loans, based on the assumption that the amount would not be repaid by the franchisees. The Company treats the scheduled redemptions as a deduction in revenue over the period of the loan and consequently reverses the provision for bad debts.

During the Company's evaluation of long-lived assets for impairment in fiscal 2002, management noted that there were changes in circumstances that already existed in fiscal 2001, which indicated that the carrying amount of certain of these assets was impaired at that time, but had not previously been recognized. The Company has determined that an impairment of EUR 16 was required.

The aforementioned adjustments and other individually insignificant accounting errors discovered in connection with the Company's review of prior years' financial records, resulted in a decrease of net income by EUR 53 in fiscal 2001 and EUR 21 in fiscal 2000, respectively. These adjustments resulted in an increase in shareholder's equity as of December 30, 2001 by EUR 30.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Balance Sheet as of December 30, 2001
                                              December 30, 2001     Deconsolidation   Other Adjustments     December 30,
                                          as previously reported   of Joint Ventures  -----------------  2001 as restated
                                          ----------------------   -----------------                     ----------------
ASSETS
NON-CURRENT ASSETS
Intangible assets
   Goodwill                                                4,968                (97)              (280)            4,591
   Other intangible assets                                   681                (47)               338               972
                                                     -----------         -----------        -----------      -----------
     Total intangible assets                               5,649               (144)                58             5,563
Tangible fixed assets                                     14,072             (3,116)               971            11,927
Financial assets
   Investments   in  joint   ventures  and
   equity investees                                          424                (21)               278               681
   Deferred tax assets                                       513                (64)                26               475
   Other financial assets                                    534                613                (29)            1,118
                                                     -----------          ----------       ------------      -----------
     Total financial assets                                1,471                528                275             2,274
TOTAL NON-CURRENT ASSETS                                  21,192             (2,732)             1,304            19,764
CURRENT ASSETS:
Inventory                                                  5,067               (650)               (37)            4,380
Accounts receivable                                        3,454               (679)              (427)            2,348
Other current assets                                         551                (65)               (50)              436
Cash and cash equivalents                                  1,972               (277)                  3            1,698
                                                     -----------          ----------        -----------      -----------
TOTAL CURRENT ASSETS                                      11,044             (1,671)              (511)            8,862
TOTAL ASSETS                                              32,236             (4,403)               793            28,626
                                                     ===========          ==========        ===========      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Issued and paid-up share capital                            295                  --                 --               295
Reserves                                                  4,522                  --                (71)            4,451
Net income (loss)                                         1,075                  --               (325)              750
                                                     -----------          ----------        -----------      -----------
TOTAL SHAREHOLDERS' EQUITY                                5,892                  --               (396)            5,496
MINORITY INTEREST                                           685                (664)                27                48
PROVISIONS
   Pensions and other retirement benefits                   351                 (62)               310               599
   Deferred tax liability                                   438                 (91)               183               530
   Other provisions                                       1,225                 (56)              (185)              984
                                                     -----------          ----------        -----------      -----------
     Total provisions                                     2,014                (209)               308             2,113
NON-CURRENT LIABILITIES
   Loans                                                 11,063                (967)                30            10,126
   Financial lease commitments                            1,512                  (6)               871             2,377
   Other non-current liabilities                             --                  --                307               307
                                                     -----------          ----------        -----------      -----------
     Total non-current liabilities                       12,575                (973)             1,208            12,810
CURRENT LIABILITIES
   Loans payable                                          1,849                (677)                54             1,226
   Income taxes payable                                     716                 (18)              (650)               48
   Payroll taxes, social security and VAT                    --                (128)               435               307
   Accounts payable                                       6,029              (1,427)               132             4,734
   Accrued expenses                                       1,530                (189)              (145)            1,196
   Other current liabilities                                946                (118)              (180)              648
                                                     -----------          ----------        -----------      -----------
     Total current liabilities                           11,070              (2,557)              (354)            8,159
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
                                                         32,236              (4,403)               793            28,626
                                                     ===========          ==========        ===========      ===========

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Statement of operations for year ended December 30, 2001

                                                       2001 as     Deconsolidation              Other             2001
                                                    previously   of Joint Ventures        Adjustments      as restated
                                                      reported
NET SALES                                              66,593             (12,195)              (185)          54,213
COST OF SALES                                         (51,877)              9,694                (44)         (42,227)
                                                    ----------          ----------         ----------      -----------
GROSS PROFIT                                           14,716              (2,501)              (229)          11,986
EXPENSES
   Selling expenses                                    (9,651)              1,629                (56)          (8,078)
   General and administrative expenses                 (2,088)                380               (147)          (1,855)
   Goodwill and intangible asset amortization            (166)                 --                (90)            (256)
   Impairment of goodwill and intangible
   assets                                                  --                   7                (15)              (8)
   Gain on disposal of tangible fixed
   assets                                                  --                  --                122              122
   Exceptional results                                   (106)                 --                106               --
                                                    ----------          ----------         ----------      -----------
     Total expenses                                   (12,011)              2,016                (80)         (10,075)
OPERATING INCOME (LOSS)                                 2,705                (485)              (309)           1,911
FINANCIAL EXPENSE, NET
   Interest income                                         90                  25                 (6)             109
   Interest expenses                                   (1,021)                169                (69)            (921)
   Loss (gain) on foreign exchange                       (101)                206                  3              108
   Other financial income and expense                      (1)                  3                 (5)              (3)
                                                    ----------          ----------         ----------      -----------
     Net financial expense                             (1,033)                403                (77)            (707)
INCOME (LOSS) BEFORE INCOME
TAXES                                                   1,672                 (82)              (386)           1,204
Income taxes                                             (457)                 69                118             (270)
                                                    ----------          ----------         ----------      -----------
INCOME (LOSS) AFTER INCOME TAXES                        1,215                 (13)              (268)             934
Share in net income (loss) of associates                   14                (112)               (94)            (192)
Minority interests                                       (116)                125                (1)                8
                                                    ----------          ----------         ----------      -----------
NET INCOME (LOSS)                                       1,113                  --               (363)             750
Dividend cumulative preferred financing
shares                                                    (38)                 --                 --              (38)
                                                    ----------          ----------         ----------      -----------
NET INCOME (LOSS) after preferred dividends             1,075                  --               (363)             712

Net income (loss) after preferred dividend
per common share - basic                                  1.25                                                    0.83
Weighted average number of common shares
outstanding (x1,000) - basic                           857,509                                                 857,509
Net income (loss) after preferred dividends
per common share - diluted                                1.23                                                    0.82
Weighted average number of common shares
outstanding (x1,000) - diluted                         886,797                                                 887,351

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Statement of operations for year ended December 31, 2000

                                                         2000                          Other Adjustments
                                                as previously     Deconsolidation      -----------------          2000
                                                     reported     of Joint Ventures                          as restated
                                                --------------    -----------------                          -----------
NET SALES                                              51,542             (10,580)              (129)           40,833
COST OF SALES                                         (39,655)              8,347                 29           (31,279)
                                                   -----------        ------------        -----------       -----------
GROSS PROFIT                                           11,887              (2,233)              (100)            9,554
EXPENSES
   Selling expenses                                    (7,905)              1,376                 (5)           (6,534)
   General and administrative expenses                 (1,703)                 409               (71)          (1,365)
   Goodwill and intangible asset amortization              (5)                 --                (45)             (50)
   Impairment of goodwill and intangible
   assets                                                  --                  --                 --               --
   Gain on disposal of tangible fixed assets               --                  --                 30               30
   Loss on related party default guarantee                 --                  --                 --               --
                                                   -----------        ------------        -----------       -----------
     Total expenses                                    (9,613)              1,785                (91)           (7,919)
OPERATING INCOME (LOSS)                                 2,274                (448)              (191)            1,635
FINANCIAL EXPENSE, NET
   Interest income                                         87                  17                 (5)               99
   Interest expenses                                     (809)                155                (45)             (699)
   Gain (loss) on foreign exchange                         52                  (9)                (4)               39
   Other financial income and expense                       1                  (1)                (7)               (7)
                                                   -----------        ------------        -----------       -----------
     Net financial expense                               (669)                162                (61)             (568)
INCOME (LOSS) BEFORE INCOME
TAXES                                                   1,605                (286)              (252)            1,067
Income taxes                                             (401)                 75                 91              (235)
                                                   -----------        ------------        -----------       -----------
INCOME AFTER INCOME TAXES                               1,204                (211)              (161)              832
Share in net income (loss) of associates                   14                  96                (32)               78
Minority interests                                       (102)                115                 (3)               10
                                                   -----------        ------------        -----------       -----------
NET INCOME (LOSS)                                       1,116                  --               (196)              920
Dividend   cumulative   preferred  financing
shares                                                    (17)                 --                 --               (17)
                                                   -----------        ------------        -----------       -----------
NET INCOME (LOSS) AFTER PREFERRED
 DIVIDENDS                                              1,099                  --               (196)              903
                                                   ===========        ============        ===========       ===========

Net income (loss) after preferred dividend
per common share - basic                                  1.49                                                     1.22
Weighted average number of common shares
outstanding (x1,000) - basic                           737,403                                                  737,403
Net income (loss) after preferred dividends
per common share - diluted                                1.49                                                     1.13
Weighted average number of common shares
outstanding (x1,000) - diluted                         795,883                                                  797,121

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

4    Acquisitions

During fiscal 2002, 2001 and 2000, the Company completed several acquisitions (the "2002 Acquisitions", the "2001 Acquisitions" and the "2000 Acquisitions", respectively). Of these acquisitions, the most significant include DAIH, Alliant Exchange Inc, USF, the 50% interest in ICA, PYA/Monarch and Superdiplo. The Company also completed a series of individually insignificant acquisitions that are material in the aggregate. All acquisitions have been accounted for by the purchase method of accounting. The purchase consideration has been allocated based on the estimated fair values of the assets acquired and the liabilities assumed. As discussed in Note 2, any resulting goodwill was immediately charged to shareholders' equity in the year of acquisition through November 2000. For acquisitions after December 1, 2000, goodwill has been capitalized and is amortized over a maximum period of 20 years. The operating results of all acquisitions are included in the consolidated statements of operations from the respective dates of the acquisitions. The store counts indicated below represent the number of stores operated at the time of acquisition, unless indicated otherwise.

2002 Acquisitions

o Disco Ahold International Holdings N.V.: In January 1998, Ahold purchased a 50% interest in DAIH from VRH, a subsidiary of the Velox Group, for USD 368 (EUR 408). At the end of fiscal 2002, DAIH operated over 350 supermarkets in four Latin American countries: Argentina, Chile, Peru and Paraguay. Until July 2002, Velox Retail Holdings ("VRH") was the Company's joint venture partner in DAIH. As a result of VRH's default on certain indebtedness, Ahold was required to repay certain bank debts of VRH and received during July and August 2002, substantially all of VRH's shares in DAIH (44.1%) for a total cash consideration of USD 448 (EUR 453), thereby assuming full ownership of DAIH. Furthermore, a loan receivable of USD 5 (EUR 5) has been fully written off. The acquisition resulted in an exceptional charge of EUR 372, as also discussed in Note 5. As noted in
     Note 31, in July 2003, Ahold sold its 99.6% stake in the Chilean operations of DAIH's subsidiary, Santa Isabel.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the DAIH acquisition:

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

     At August 9, 2002

     Intangible assets                                              12
     Goodwill                                                       85
     Tangible fixed assets                                         525
     Financial assets                                              189
     Current assets                                                266
                                                               -------
     Total assets acquired                                       1,097

     Provisions                                                   (102)
     Non-current liabilities                                      (498)
     Current liabilities                                          (392)
                                                               --------
     Total liabilities assumed                                    (992)

     Consideration after exceptional charge                         85

     The acquired intangible assets have an aggregate weighted-average useful life of approximately 4 years. The intangible assets include software of EUR 5 (3-year weighted-average useful life) and keymoney of EUR 10 (5-year weighted-average useful life). The EUR 105 of goodwill was assigned to the retail trade segment.

During fiscal 2002, Ahold also acquired the following seven individually insignificant entities for a total cost of EUR 380, which was paid in cash, assumed debt, and common shares. Goodwill recognized in these transactions amounted to EUR 232. Goodwill was assigned to the retail trade and food service segments in the amounts of EUR 154 and EUR 78, respectively.

o Allen Food: On December 5, 2002, USF acquired Allen Foods, Inc., a broadline food service distributor in the U.S., for USD 90 (EUR 89). The acquisition resulted in goodwill of USD 63 (EUR 63), which was assigned to the US Food service segment.

o Santa Isabel: On October 4, 2002, Ahold, through its wholly owned subsidiaries Gestion, Rentas e Inversiones Apoquindo Limitada and DAIH, completed its tender offer for the outstanding shares of common stock and American Depositary Shares of Chilean supermarket company Santa Isabel S.A. ("Santa Isabel"). In the cash tender offer 190 Chilean Pesos was offered per Santa Isabel share for a total amount of EUR 41. Ahold's ownership in Santa Isabel S.A. increased from 414,393,680 shares, or approximately 70.2% of the total outstanding shares, to 572,525,100 shares, or approximately 97% of the total outstanding shares. The tender offer resulted in goodwill in the amount of EUR 28, which was assigned to the Latin America retail trade segment. As noted in Note 31, in July 2003, Ahold sold its 99.6% stake in Santa Isabel's Chilean operations.

o Lusitana: On September 25, 2002, Ahold, through its wholly owned subsidiary Bompreco S.A. Supermercados do Nordeste ("Bompreco"), acquired nine supermarkets and related assets in Brazil from Supermercados Lusitana Ltda for a total cash consideration of EUR 74. The acquisition resulted in goodwill of EUR 6, which was assigned to the Latin America retail trade segment.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

o Lady Baltimore: On September 12, 2002, USF acquired Lady Baltimore Foods Inc., a broadline food service distributor in the U.S., for approximately USD 29 (EUR 29) in cash. The acquisition resulted in goodwill of USD 15 (EUR 15), which was assigned to the U.S. food service segment.

o Indonesia: In September 2002, Ahold acquired the remaining outstanding shares (30%) of PSP Group, a supermarket company in Indonesia, for approximately EUR 2 in cash. The acquisition resulted in goodwill of EUR 2, which was assigned to the Asia retail trade segment.

o Jumbo Hypermarkets: On August 27, 2002, Ahold, through its wholly owned subsidiary Ahold Polska Sp. Z.o.o., completed its acquisition of Jumbo hypermarkets in Poland from Jeronimo Martins Sp. Z.o.o. for EUR 23 in cash. The acquisition did not result in any goodwill.

o G. Barbosa: In January 2002, Ahold, through its wholly owned subsidiary BR Participacoes e Empreendimontes SA, acquired 32 hypermarkets, supermarkets, and related assets in Brazil, from G. Barbosa for EUR 122 in cash. The acquisition resulted in goodwill in the amount of EUR 118, which was assigned to the Latin America retail trade segment.

2001 Acquisitions

o Alliant: In November 2001, USF acquired 100% of the shares of Alliant Exchange, Inc. ("Alliant") for approximately USD 1,934 (EUR 2,156) in cash, and USD 436 (EUR 487) of assumed debt. Alliant is a food service distributor to healthcare, restaurant, lodging and other institutional accounts across the U.S. The acquisition resulted in goodwill of approximately EUR 1.5 billion, which was assigned to the US Food service segment. This amount was deductible for tax purposes.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Alliant acquisition.

     At November 30, 2001

     Intangible assets                                       372
     Goodwill                                              1,510
     Tangible fixed assets                                   525
     Financial assets                                         73
     Current assets                                          631
                                                         -------
     Total assets acquired                                 3,111

     Provisions                                              291
     Non-current liabilities                                 487
     Current liabilities                                     664
                                                         -------
     Total liabilities assumed                             1,442

     Consideration                                         1,669

     The acquired intangible assets have a weighted-average useful life of approximately 4 years and are related to computer software and customer relationships.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

During fiscal 2001, Ahold also acquired the following six individually insignificant entities for a total cost of EUR 1,146, which was paid in cash, assumed debt, and common shares. Goodwill was assigned to the retail trade and food service segments in the amounts of EUR 242 and EUR 105, respectively.

o Bruno's Supermarkets: In December 2001, Ahold completed its acquisition of Bruno's Supermarkets ("Bruno's") for a total cash consideration of USD 578 (EUR 644). Bruno's is a food retailer operating in the U.S. The acquisition resulted in goodwill of USD 93 (EUR 104), which was assigned to the U.S. retail trade segment.

o Peapod: In addition to its 51% share purchased in 2000, in August 2001, Ahold acquired an additional 12,581,632 shares of the U.S. on-line grocer Peapod's ("Peapod") common stock pursuant to a tender offer for a price of USD 2.15 per share, or USD 27 (EUR 30) in the aggregate. Additionally, Ahold exercised warrants to purchase additional shares of Peapod's common stock and, through a merger, converted the common stock held by minority shareholders into the right to receive cash consideration of USD 2.15 per share, resulting in Ahold owning 100% of Peapod's outstanding common stock.

     Ahold paid approximately EUR 37 for the portion of Peapod that it did not already own as of the end of 2000. The fair value of the net liabilities assumed in 2001 was approximately USD 12 (EUR 13) resulting in goodwill of approximately USD 47 (EUR 53). Combined with the goodwill related to Peapod of approximately USD 55 (EUR 58) purchased during 2000, a total of USD 102 (EUR 111) of goodwill was assigned to the U.S. retail trade segment.

o Cemetro: In July 2001, Superdiplo completed the acquisition of Supermercados Cemetro for 11,061 Spanish Pesetas, or approximately EUR 66. Cemetro operates a chain of stores on the Canary Islands. The acquisition resulted in goodwill of EUR 44, which was assigned to the Europe retail trade segment.

o Mutual: In May 2001, USF acquired Mutual Wholesale Company, a broadline food service distributor in the U.S., for approximately (USD 135) EUR 134, including assumed debt of (USD 7) EUR 7. The acquisition resulted in goodwill of (USD 84) EUR 83, which was assigned to the U.S. food service segment.

o Grand Union: In February 2001, two of Ahold's U.S. operating companies, Tops Markets ("Tops") and Stop & Shop, acquired 56 supermarkets and eight sites from C&S Wholesale Distributors, which acquired the locations from Grand Union, for approximately USD 209 (EUR 233). The acquisition resulted in a total of USD 37 (EUR 41) of goodwill, which was assigned to the U.S. retail trade segment, along with approximately USD 77 (EUR 87) intangible favorable lease rights.

o Parkway: In February 2001, USF acquired Parkway Food Service, a broadline food service distributor in the U.S., for approximately USD 36 (EUR 32). The acquisition resulted in goodwill of USD 25 (EUR 22), which was assigned to the U.S. food service segment.

                                      F39

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

2000 Acquisitions

o    U.S.  Foodservice:  In April 2000, Ahold acquired USF for approximately USD
     3.6 billion (EUR 3.7 billion), including the assumption of approximately USD 925 (EUR 971) in debt. In July 2000, USF acquired GFG Foodservice, a broadline distributor in the U.S. for approximately USD 22 (EUR 25). These acquisitions resulted in goodwill of USD 3 billion (EUR 3 billion), which was charged directly to shareholders' equity.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the USF acquisition.

     At April 12, 2000

     Goodwill                                              3,010
     Tangible fixed assets                                   486
     Financial assets                                        280
     Current assets                                          932
                                                        --------
     Total assets acquired                                 4,708

     Provisions                                              245
     Non-current liabilities                                 914
     Current liabilities                                     843
                                                        --------
     Total liabilities assumed                             2,002

     Consideration                                         2,706

     The acquired intangible assets are related to software, customer list, brand names and other intangible assets and have a weighted-average useful life of approximately 5 years.

o PYA/Monarch: In December 2000, USF completed its acquisition of PYA/Monarch, a food service distributor in the U.S. for a total cash consideration of approximately USD 1.57 billion (EUR 1.7 billion). PYA/Monarch was previously a subsidiary of Sara Lee Corporation. The acquisition resulted in goodwill of USD 1.3 billion (EUR 1.4 billion) which was capitalized and will be amortized over 20 years.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the PYA/Monarch acquisition.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

     At December 5, 2000

     Goodwill                                                 1,404
     Tangible fixed assets                                       48
     Current assets                                             668
                                                           --------
     Total assets acquired                                    2,120

     Provisions                                                  99
     Current liabilities                                        268
                                                           --------
     Total liabilities assumed                                  367

     Consideration                                            1,753

o Superdiplo: In December 2000, Ahold completed a public tender offer for 97.64% of the outstanding shares of the Spanish food retailer, Superdiplo, S.A. As a result, on January 3, 2001, Ahold exchanged 36,849,875 newly issued Ahold common shares, with a value of EUR 1,266, for 49,797,129 Superdiplo shares, representing 97.64% of the outstanding share capital in Superdiplo. The value of the 36,849,875 Ahold common shares issued was EUR
     34.36 per share, based on the market price of Ahold's common shares on December 29, 2000. During fiscal 2001 and 2002 Ahold increased its shareholdings to 99.97% through the exercise of stock options rights and tender offers. Superdiplo's assets, liabilities and shareholders' equity were included in Ahold's consolidated balance sheets as of December 31, 2000, as the tender offer for Superdiplo's shares was completed and irrevocable, and the risks and rewards of ownership had passed to Ahold on December 29, 2000. The results of Superdiplo have been consolidated since the beginning of fiscal 2001. The acquisition resulted in goodwill of EUR 1,208.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Superdiplo acquisition.

     At December 30, 2000

     Intangible assets                                               2
     Goodwill                                                    1,208
     Tangible fixed assets                                         305
     Financial assets                                                 -
     Current assets                                                229
                                                              --------
     Total assets acquired                                       1,744

     Provisions                                                      5
     Non-current liabilities                                       128
     Current liabilities                                           345
                                                              --------
     Total liabilities assumed                                     478

     Consideration                                               1,266

     The acquired intangible assets have a weighted-average useful life of approximately 4 years and are related to computer software. Goodwill arising on this transaction was capitalized and will be amortized over 20 years.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

During fiscal 2000, Ahold also acquired the following seven individually insignificant entities for a total cost of EUR 1,030, which was paid in cash, assumed debt, and common shares. The value assigned to common shares issued was EUR 159. Goodwill recognized in these transactions amounted to EUR 726 and was charged directly to shareholders' equity.

o The A&P Stores: In September 2000, Ahold acquired the A&P Group in The Netherlands with 123 supermarkets and six hypermarkets. The amount paid was approximately EUR 249. The acquisition resulted in goodwill of approximately EUR 298, which was assigned to the retail trade segment.

o    Streamline:   In  September  2000,   Peapod  acquired   various  assets  of
     Streamline.com, a U.S. on-line shopping and delivery service. Peapod paid approximately USD 12 (EUR 13) for certain facilities of Streamline.

o Bompreco: In June 2000, Ahold acquired the remaining voting rights from the other shareholders of Bompreco in Brazil. Ahold paid approximately EUR 492 for the portion of Bompreco that it did not already own by it as of the end of fiscal 1999. The acquisition resulted in goodwill of approximately EUR 428, which was assigned to the Latin America retail trade segment.

o Peapod: In June 2000, Ahold acquired convertible preferred stock of the US on-line grocer Peapod Inc. for EUR 73 that was convertible or exercisable into shares of common stock that, after giving effect to such conversion, would have represented approximately 51% of Peapod's outstanding common stock. In October 2000, Ahold purchased 2,331,917 shares of Peapod common stock in an open market transaction for EUR 3.

o Kampio: In January 2000, Ahold acquired the Catalonian supermarket chain Kampio, based in Spain, for approximately EUR 55.

o Ekono: In January 2000, Ahold acquired Ekono, which had ten large supermarkets in Argentina for approximately EUR 145.

Furthermore, during fiscal 2000, Ahold acquired a 50% joint venture interest in ICA, for approximately EUR 1.8 billion in cash of which EUR 1.4 billion was allocated to goodwill. ICA was formed in 1999 when ICA AB acquired an additional 55% of Norway's Hakon Gruppen AS, which became a wholly owned subsidiary. In August 1999, ICA entered into a non-consolidated 50/50 joint venture with Statoil.

Pro forma financial data (unaudited)
The following unaudited pro forma financial information presents the combined results of Ahold, DAIH, Alliant, USF, Superdiplo and PYA/Monarch as if the acquisitions had occurred as of the beginning of 2001 for DAIH, or 2000 Alliant, USF, Superdiplo and PYA/Monarch after applying certain adjustments, including amortization of goodwill, interest charges and other related transactions. To calculate earnings per share, the Company has included shares issued in the September 2001 equity offering, used to finance the acquisition of Alliant, and the equity issued to acquire Superdiplo:

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Pro forma statement of operations data                                2002           2001             2000
                                                               (unaudited)     (unaudited)      (unaudited)
                                                               -----------     -----------      -----------
Net sales                                                          63,299          61,034           55,819
Income before interest and taxes                                      262           2,060            1,905
Net income (loss) after preferred dividends                        (1,369)            440              960

Net income (loss) per common share - basic                          (1.48)           0.51             1.16
Net income (loss) per common share - diluted                        (1.48)           0.50             1.08

The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Ahold, DAIH, Alliant, U.S. Foodservice, Superdiplo and PYA/Monarch constituted a consolidated entity during such periods. See Note 2. All pro forma financial data for 2001 and 2000 are based on the restated historical financial information for these years as described in
Note 3. All historical figures shown are actual or, for purposes of comparison restated fiscal 2002, 2001 and 2000 figures. The purchase price paid for all transactions reflects future growth expectations and is not based on historical data. The unaudited pro forma earnings data do not reflect the anticipated synergies from actual integration into Ahold and stand-alone improvements in operating results. The combined pro forma impact of the remaining acquisitions referred to elsewhere in Note 4 would not be significantly different from the historical information.

5    Exceptional loss on related party default guarantee

In January 1998, Ahold purchased a 50% interest in DAIH from VRH, a subsidiary of the Velox Group, for USD 368 (EUR 408). The Velox Group, which was controlled by the Peirano family, also had significant banking activities in Argentina and Uruguay. At the time of Ahold's purchase of its interest in DAIH, DAIH owned 50.35% of Disco S.A. and 36.96% of Santa Isabel S.A.

At the time of Ahold's purchase of its interest in DAIH, a subsidiary of Ahold, Croesus, Inc. (formerly Ahold U.S.A., Inc.) ("Croesus"), provided a USD 100 loan to VRH bearing interest at 6% per annum and maturing on January 13, 2008 (the "USD 100 Loan"). The USD 100 Loan was secured by a pledge of 500 shares of DAIH owned by VRH. Pursuant to the terms of a Note Sale Agreement and Transfer Deed, dated August 3, 1998 (the "Note Sale Agreement"), Croesus sold all of its rights under the USD 100 Loan to Stichting Philips Pensioen Fonds and Nationale Nederlanden Levensverzekering Maatschappij (the "Institutional Investors") and all other related rights (including the rights of Croesus related to the pledged 500 shares of DAIH) for USD 99 (EUR 110). Under the Note Sale Agreement, upon the occurrence of certain events, including a payment default by VRH on other indebtedness, the Institutional Investors had the right to sell to Ahold all of the Institutional Investors' rights in respect of the USD 100 Loan at a price equal to the outstanding principal amount of the USD 100 Loan, together with interest accrued to the sale date, plus a contractually required payment for breakage costs.

Subsequently, VRH obtained the following additional loans from various financial institutions (the "Lenders") (collectively, the "Secured Bank Loans"):

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

o on September 1, 1999, a USD 190 loan, of which VRH borrowed USD 177, bearing interest per annum at LIBOR plus a margin of 52.5 to 102.5 basis points (depending upon the long-term senior unsecured debt rating for Ahold), maturing on September 1, 2000, subject to extensions for additional one-year terms, and secured by a pledge of 763 shares of DAIH owned by VRH;

o on December 15, 1999, a USD 38 loan, bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on December 16, 2000, subject to extensions for additional one-year terms, and secured by a pledge of 156 shares of DAIH owned by VRH;

o on April 27, 2000, a USD 38 loan, bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on April 28, 2001, subject to extensions for additional one-year terms, and secured by a pledge of 156 shares of DAIH owned by VRH;

o on June 9, 2000, a USD 28 loan, bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on June 9, 2001, subject to extensions for additional one-year terms, and secured by a pledge of 117 shares of DAIH owned by VRH;

o on June 12, 2001, a USD 30 loan, bearing interest per annum at LIBOR plus a margin of 125 basis points, maturing on December 14, 2002, subject to one two-year extension, and secured by a pledge of 122 shares of DAIH owned by VRH; and

o on May 23, 2002, a USD 24 loan (the "May 2002 Loan"), bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on May 23, 2005, subject to prepayment under certain circumstances, and secured by a pledge of 302 shares of DAIH owned by VRH.

A portion of the proceeds of the Secured Bank Loans was used to finance VRH's share of capital investments in DAIH. At the time of each Secured Bank Loan, Ahold agreed with the relevant Lender that, if an event of default occurred in respect of that Secured Bank Loan, Ahold would purchase or cause one of its designated affiliates to purchase from VRH the DAIH shares pledged in connection therewith at a specified price: USD 260,000 per share in the case of all of the Secured Bank Loans except for the May 2002 loan, and USD 82,500 per share in the case of the May 2002 Loan. It was agreed that the proceeds would be paid by Ahold or its designated affiliate to the relevant Lender under the related Secured Bank Loan for amounts owed by VRH to that Lender there under.

On March 5,  2002,  Ahold  provided  a USD 5  unsecured  loan to VRH (the "USD 5
Loan").

No  accrual  was  made in  Ahold's  fiscal  2000  financial  statements  for the contingent liabilities relating to the foregoing arrangements since the likelihood that VRH would default was considered to be remote at the time. Shortly after the end of fiscal 2001, there were indications that VRH and the Velox Group were facing financial difficulties as a result of the deteriorating political and economic situation in Argentina. Based on an evaluation of the positive and negative evidence available to assess the likelihood of a default of VRH as of April 9, 2002, the date of the filing of Ahold's fiscal 2001 annual report on Form 20-F, Ahold concluded at the time that it was reasonably possible but not probable that VRH would default. The negative evidence included:

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

o the deterioration of the Argentine economy in the latter half of 2001, followed by the enactment of certain economic policies in Argentina in 2002, including a policy under which certain debts denominated in US dollars within the banking sector were adjusted to fix the loans as peso loans on a one-to-one mandatory conversion basis. The Company believes this policy especially affected the Peirano family, whose holdings included Argentine banking assets.

o communications from a member of the Peirano family and from VRH management in 2002 indicating the existence of liquidity problems.

The positive evidence included:

o indications that certain financial institutions were providing support to the Peirano family.

o confirmations received from a member of the Peirano family indicating an ability and intent to avoid default and remain a long-term partner in DAIH.

On the balance, the Company believed that while it was reasonably possible, it was not probable as of the date of release of its 2001 financial statements, that VRH would default on its loans. Accordingly, no accrual was recorded in Ahold's fiscal 2001 financial statements.

The Company's management believes that the effects of a new law enacted in Argentina, the subsequent devaluation of the Argentine peso, and subsequent actions taken by national banking regulators with respect to the Velox Group banks, all of which happened in 2002, are the primary events that may have ultimately led to Velox's default. Since a large portion of the Velox Group's holdings comprised banks in Argentina and Uruguay, these events are believed to have significantly affected not only the Velox Group's bank in Argentina, but also its bank in Uruguay. Therefore, the Company believes that even in the event that it were to have concluded that Velox's default was probable at the date of the issuance of the Company's financial statements on April 9, 2002, the loss would not have been recorded in 2001, because conditions did not exist at the date of the balance sheet being reported on, but rather arose subsequent to that date.

On July 16, 2002, Ahold received a default notice from one of the Lenders, which then triggered defaults under all of the Secured Bank Loans and the Note Sale Agreement. Subsequently, each of the Lenders exercised its right to require that Ahold purchase shares of DAIH pledged to secure VRH's obligations under the relevant Secured Bank Loan. In accordance with Ahold's agreements with the Lenders, in July and August 2002, Ahold Latin America, Inc., as the affiliate designated by Ahold, purchased the 1,207 shares of DAIH pledged under all of the Secured Bank Loans except for the May 2002 loan at a price of USD 260,000 per share and the 294 shares of DAIH pledged under the May 2002 Loan at a price of USD 82,500 per share. Of the 1,616 shares of DAIH originally pledged to the Lenders under the Secured Bank Loans, Ahold was obligated to purchase 1,501 shares of DAIH for USD 338 (EUR 341), which provided sufficient funds to the Lenders to pay off VRH's obligations under the Secured Bank Loans.

Pursuant to the Note Sale Agreement, the Institutional Investors exercised their right to transfer their rights under the USD 100 Loan to Ahold. As a result, Ahold paid the Institutional Investors USD 110

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

(EUR 111) consisting of the outstanding principal of the USD 100 Loan and interest thereon, plus the required payment for breakage costs. The 500 shares of DAIH pledged as collateral for the USD 100 Loan were transferred to Ahold. Ahold purchased the 500 DAIH shares at a price of USD 40,000 per share, with the purchase price being set off against amounts owed by VRH to Ahold under the USD 100 Loan.

Ahold purchased from VRH the 115 DAIH shares remaining from the pledges of the Secured Bank Loans for a total purchase price of USD 5 (USD 40,000 per share) with the purchase price being set off against remaining amounts owed by VRH to Ahold under the USD 100 Loan.

In connection with the foregoing transactions, Ahold paid the Lenders and the Institutional Investors a total amount of USD 448 (EUR 452). As a result of the foregoing transactions, Ahold assumed full ownership of DAIH.

Since the purchase price for the DAIH shares referred to above exceeded the fair value of the shares acquired, and as a result of writing off the USD 5 Loan, Ahold recorded a EUR 372 loss in connection with this transaction in fiscal 2002.

The loss was calculated as follows:

(amounts in million of USD, except as noted)                       Fiscal 2002
                                                                   -----------
Cash paid to Lenders and Institutional Investors                          448
Write-off of loan to Velox                                                  5
                                                                     --------
Total                                                                     453
Fair value of 2,116 shares at USD 40,000 per share                        (85)
                                                                     ---------
Exceptional loss on Default                                               368
                                                                     =========
Exceptional loss on default in EURO                                       372
                                                                     =========

6    Goodwill

Goodwill, net of amortization, recorded in the balance sheet as of December 29, 2002 amounts to EUR 3,053. Of this goodwill, net of amortization, EUR 485 relates to Ahold's retail trade segments and EUR 2,568 relates to Ahold's Food service segments, which are discussed separately below.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The following table summarizes the changes in goodwill for Ahold's retail segments:

                                                                             Retail trade
                                             --------------------------------------------------------------------------
                                               Stop &       U.S.     Albert       Europe     Latin      Asia
                                                 Shop      Other      Heijn        Other   America   Pacific      Total
                                               ------      -----     ------       ------   -------   -------      -----
As of January 2, 2000                             --         --         --          --         --        --        --
Acquisitions                                      --          1         --        1,208        --        --      1,209
                                               ------   --------     ------    ---------   -------    ------   --------
As of December 31, 2000                           --          1         --        1,208        --        --      1,209
Acquisitions                                      --        198          6           51        46        --        301
Purchase accounting adjustments                   --         --         --          155        --        --        155
Divestments                                       --         (4)        --           --        --        --         (4)
Amortization                                      --         (5)        (1)         (70)       --        --        (76)
Exchange rate differences                         --          3         --           (2)        4        --          5
                                               ------   --------     ------    ---------   -------    ------   --------
As of December 30, 2001                           --        193          5        1,342        50        --      1,590
Acquisitions                                      --          6         14          --        237         2        259
Purchase accounting adjustments                   15         46         --           13        42        --        116
Divestments                                       --         --         --           (1)       --        --         (1)
Amortization                                      (1)       (19)        (3)         (70)       (6)       --        (99)
Impairment charges                                --       (128)        --         (898)     (253)       (2)    (1,281)
Exchange rate differences                         --        (29)        --           --       (70)       --        (99)
                                               ------   --------     ------    ---------   -------    ------   --------
As of December 29, 2002                           14         69         16          386        --        --        485
                                               ======   ========     ======    =========   =======    ======   ========

In fiscal 2002, as a result of the general slow-down or negative economic growth in most regions in which Ahold operates and the increasing competition in certain markets, Ahold's goodwill impairment tests resulted in the recognition of EUR 1,281 in impairment charges in the Company's retail trade reporting units. The Company recorded the following impairment charges in 2002:

o Bruno's Supermarket's - acquired in December 2001, and part of the U.S. Other segment, recorded an impairment charge of EUR 128. Bruno's Supermarkets operates in the Southeast U.S. During 2002, the economic environment changed as one of Bruno's Supermarkets closest competitors introduced significant price cuts that were followed by other competitors, creating one of the most competitive markets in this region. Competitive pricing strategies coupled with a declining economic trend during the second half of 2002 resulted in deteriorating sales and profit margins. The effect of these events indicated that Bruno's Supermarkets future operating performance would be severely affected. Accordingly, the Company significantly revised its forecasts in the fourth quarter of 2002, which resulted in an impairment charge for the full amount of goodwill that was recorded when the Company purchased Bruno's Supermarkets.
o Ahold Supermercados Spain - part of the Europe Other segment, recorded an impairment charge of EUR 898. This impairment was the result of lower than expected operating performance after the acquisition of Superdiplo, mainly caused by a slow-down in the Spanish economy and lower than expected cost savings after the integration of Ahold's businesses in Spain.
o DAIH - part of the Latin America segment, recorded an impairment charge, after Ahold acquired our partner's interest in July and August 2002, of EUR
     199. This impairment was recognized for Ahold's investment in its subsidiaries Disco (which operates in Argentina) and Santa Isabel (which operates primarily in Chile, Paraguay and Peru), since the economic crisis in Argentina and to a lesser extent Chile, resulted in a revised expectation of the future cash flows of each reporting unit's operations.
o Bompreco and G. Barbosa (both operating in Brazil) - part of the Latin America segment, recorded an impairment charge of EUR 54. This impairment was the result of lower than

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

     expected  operating  performance,   which  is  mainly  the  result  of  the
     devaluation of the Brazilian Real and a slow down in the Brazilian economy in 2002.

The following table summarizes the changes in goodwill for Ahold's food service businesses:

                                                 Food service
                                    -------------------------------------
                                           U.S.       Europe       Total
As of January 2, 2000                      ----       ------       -----
Acquisitions                             1,404           --       1,404
Amortization                                (5)          --          (5)
Exchange rate differences                  (93)          --         (93)
                                     ----------      -------  ----------
As of December 31, 2000                  1,306           --       1,306
Acquisitions                             1,626            2       1,628
Purchase accounting adjustments             33           --          33
Divestments                                 (2)          --          (2)
Amortization                               (76)          --         (76)
Exchange rate differences                  112           --         112
                                      ---------      -------   ---------
As of December 30, 2001                  2,999            2       3,001
Acquisitions                                78           --          78
Purchase accounting adjustments            120           --         120
Divestments                                 --           (2)         (2)
Amortization                              (154)          --        (154)
Exchange rate differences                 (475)          --        (475)
                                     ----------     --------   ---------
As of December 29, 2002                  2,568           --       2,568
                                     ==========     ========   =========

In Ahold's food service business, under Dutch GAAP no impairment charge is recognized due to the fact that the goodwill on the acquisition of USF in 2000, was charged against equity.

7    Business segment information

Ahold has determined its reportable segments based on its internal reporting practices and how the Company's management evaluates the performance of its operations and allocates resources. In fiscal 2002, Ahold operated principally in two business areas, retail trade and food service. In fiscal 2002, the Retail Trade business area operated in four geographic regions (including the joint ventures): the U.S., Europe (most significantly The Netherlands, Czech Republic, Slovakia, Poland, Spain, Portugal and Scandinavia), Latin America (Brazil, Argentina, Chile, Peru, Paraguay, Guatemala, El Salvador, Honduras, Nicaragua and Costa Rica) and Asia Pacific (Malaysia, Thailand and Indonesia). The food service business operates in the U.S. and Europe (The Netherlands and Belgium).

Within Ahold's business areas and by geographic regions described above, the Company identified various operating segments. Operating segments that represent more than 10% of the Company's operations, based on net sales, operating income, or total assets, are considered reportable segments for which separate information is provided. Accordingly, Stop & Shop, Giant-Landover, Albert Heijn and USF are presented as separate reportable segments. Other operating segments that do not individually represent more than 10% are aggregated and are presented as one reportable segment only if the segments have similar economic characteristics, and if the segments are similar in a majority of the following areas: the nature of the products, the customer type and the methods of distribution. These segments are presented as U.S. Other, Europe Other, Latin America and Asia

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Pacific. Activities included in the "other activities" category include the ownership and management of real estate properties and certain insignificant production activities.

Since the Company's management reviews the full financial results of its joint ventures in Portugal, Scandinavia and Latin America, these joint ventures are considered operating segments. Accordingly, the amounts presented below for the Europe Other and Latin America segments include amounts relating to these joint ventures, which are not consolidated in the Company's financial statements. A separate line item is included below to identify the amounts relating to these joint ventures which reconcile the segment totals to the consolidated amounts for each reportable segment.

In 2001, Ahold reorganized its corporate functions in the U.S. in order to segregate retail trade and food service operations. The financial information relating to these corporate functions is allocated to retail trade or food service, as appropriate. The comparative segment information for 2000 was retroactively adjusted to reflect this change.

The accounting policies used for the segments are the same as the significant accounting policies used for the consolidated financial statements as described in Note 2. Performance of the segments is evaluated based on operating income. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties at current market prices. Sales are attributed to countries based on the location of the store or distribution location.

Net Sales (including intersegment sales)                                      fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------
Retail Trade
   Stop & Shop                                                                     10,043         9,809          6,893
   Giant-Landover                                                                   5,614         5,726          5,197
   U.S. Other                                                                      13,804        11,952         11,882
                                                                               -----------   -----------    ----------
         Total U.S.                                                                29,461        27,487         23,972
   Europe other including joint ventures                                           16,398        15,306         10,510
   Joint ventures Europe                                                           (9,282)       (8,572)        (6,309)
                                                                               -----------   -----------    -----------
      Europe other excluding joint ventures                                         7,116         6,734          4,201
   Albert Heijn                                                                     5,703         5,410          5,202
                                                                               -----------   -----------    ----------
         Total Europe                                                              12,819        12,144          9,403
   Latin America including joint ventures                                           4,354         4,900          5,081
   Joint ventures Latin America                                                    (2,211)       (3,626)        (4,271)
                                                                               -----------   -----------    -----------
      Latin America excluding joint ventures                                        2,143         1,274            810
   Asia Pacific                                                                       458           400            402
                                                                               -----------   -----------    ----------
Total Retail Trade                                                                 44,881        41,305         34,587
Food Service
   USF                                                                             18,572        13,596          6,660
   Europe                                                                             873           883            762
                                                                                -----------   -----------    ----------
Total Food Service                                                                 19,445        14,479          7,422

Other activities                                                                      366           348            342
Intersegment sales                                                                 (2,009)       (1,919)        (1,518)
                                                                                -----------   -----------    -----------
Total                                                                              62,683        54,213         40,833
                                                                                ===========   ===========    ===========

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Net Sales (excluding intersegment)                                            fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------

Retail Trade
   Stop & Shop                                                                     10,043         9,809          6,886
   Giant-Landover                                                                   5,614         5,714          5,196
   U.S. Other                                                                      12,179        10,395         10,687
                                                                               -----------   -----------    ----------
         Total U.S.                                                                27,836        25,918         22,769
   Europe other including joint ventures                                           16,397        15,302         10,502
   Joint ventures Europe                                                           (9,282)       (8,572)        (6,309)
                                                                               -----------   -----------    -----------
      Europe other excluding joint ventures                                         7,115         6,730          4,193
   Albert Heijn                                                                     5,703         5,409          5,201
                                                                               -----------   -----------    ----------
         Total Europe                                                              12,818        12,139          9,394
   Latin America including joint ventures                                           4,354         4,900          5,081
   Joint ventures Latin America                                                    (2,211)       (3,626)        (4,271)
                                                                               -----------   -----------    -----------
      Latin America excluding joint ventures                                        2,143         1,274            810
   Asia Pacific                                                                       458           400            402
                                                                               -----------   -----------    ----------
Total Retail Trade                                                                 43,255        39,731         33,375
Food Service
   USF                                                                             18,508        13,556          6,649
   Europe                                                                             872           882            761
                                                                                -----------   -----------    ----------
Total Food Service                                                                 19,380        14,438          7,410

Other activities                                                                       48            44             48
                                                                                -----------   -----------    ----------
Total                                                                              62,683        54,213         40,833
                                                                                ===========   ===========    ==========

Operating income                                                              fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------

Retail Trade
   Stop & Shop                                                                        760           626            553
   Giant-Landover                                                                     407           381            291
   U.S. Other                                                                         236           435            250
                                                                                ----------    ----------     ---------
         Total U.S.                                                                 1,403         1,442          1,094
   Europe other including joint ventures                                             (620)          353            340
   Joint ventures Europe                                                             (309)         (307)          (232)
                                                                                ----------    ----------     ----------
     Europe other excluding joint ventures                                           (929)           46            108
   Albert Heijn                                                                       262           245            191
                                                                                ----------    ----------     ---------
         Total Europe                                                                (667)          291            299
   Latin America including joint ventures                                            (210)          153            186
   Joint ventures Latin America                                                       (58)          (98)          (135)
                                                                                ----------    ----------     ----------
     Latin America excluding joint ventures                                          (268)           55             51
   Asia Pacific                                                                       (33)          (20)           (30)
                                                                                ----------    ----------    -----------
Total Retail Trade                                                                    435         1,768          1,414
Food Service
   USF                                                                                160            47            105
   Europe                                                                               8            23             24
                                                                                 ----------    ----------    ----------
Total Food Service                                                                    168            70            129

Other activities                                                                     (364)           73             92
                                                                                  ---------    ----------     ---------
Total                                                                                 239         1,911          1,635
                                                                                  =========    ==========     =========

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Tangible fixed and intangible assets                                         December 29,      December 30,      December 31,
                                                                                     2002              2001              2000
                                                                             ------------      ------------      ------------

Retail Trade
   Stop & Shop                                                                      3,159             3,358             2,189
   Giant-Landover                                                                     933             1,057               948
   U.S. Other                                                                       2,869             3,455             3,003
                                                                                ----------       -----------       -----------
         Total U.S.                                                                  6,961            7,870             6,140
   Europe other including joint ventures                                            4,257             5,041             4,595
   Joint ventures Europe                                                           (2,497)           (2,309)           (2,132)
                                                                                ----------       -----------       -----------
     Europe other excluding joint ventures                                          1,760             2,732             2,463
   Albert Heijn                                                                       589               611               597
                                                                                ----------       -----------       -----------
         Total Europe                                                               2,349             3,343             3,060
   Latin America including joint ventures                                           1,336             1,633             1,902
   Joint ventures Latin America                                                      (476)           (1,016)           (1,335)
                                                                                ----------       -----------       -----------
     Latin America excluding joint ventures                                           860               617               567
   Asia Pacific                                                                        72                76                67
                                                                                ----------       -----------       -----------
Total Retail Trade                                                                 10,242            11,906             9,834
Food Service
   USF                                                                              3,689             4,476             2,041
   Europe                                                                              55                55                54
                                                                                ----------       -----------       -----------
Total Food Service                                                                  3,744             4,531             2,095

Other activities                                                                      924             1,053               815
                                                                                ----------       -----------       -----------
Total                                                                              14,910            17,490            12,744
                                                                                ==========       ===========       ===========

Investments in tangible fixed assets                                          fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------

Retail Trade
   Stop & Shop                                                                        643         1,294            538
   Giant-Landover                                                                     222           218            156
   U.S. Other                                                                         555           187            760
                                                                                ----------    ----------     ---------
         Total U.S.                                                                 1,420         1,699          1,454
   Europe other including joint ventures                                              766           757            792
   Joint ventures Europe                                                             (408)         (353)          (537)
                                                                                ----------    ----------     ----------
     Europe other excluding joint ventures                                            358           404            255
   Albert Heijn                                                                        91           146             95
                                                                                ----------    ----------     ---------
         Total Europe                                                                 449           550            350
   Latin America including joint ventures                                             152           217            457
   Joint ventures Latin America                                                       (56)         (133)          (386)
                                                                                ----------    ----------     ----------
     Latin America excluding joint ventures                                            96            84             71
   Asia Pacific                                                                        30            26             18
                                                                                ----------    ----------     ---------
Total Retail Trade                                                                  1,995         2,359          1,893
Food Service
   USF                                                                                118           115             30
   Europe                                                                              12            11             12
                                                                                 ----------    ----------     ---------
Total Food Service                                                                    130           126             42

Other activities                                                                      196           252            121
                                                                                 ----------    ----------     ---------
Total                                                                               2,321         2,737          2,056
                                                                                 ==========    ==========     =========

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Investments in intangible assets (including goodwill)                         fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------

Retail Trade
   Stop & Shop                                                                         46            51             (2)
   Giant-Landover                                                                      11             5             (1)
   U.S. Other                                                                         182           278             93
                                                                                ----------    ----------     ----------
         Total U.S.                                                                   239           334             90
   Europe other including joint ventures                                               80            60          1,225
   Joint ventures Europe                                                              (30)          (60)            (7)
                                                                                ----------    ----------     ----------
     Europe other excluding joint ventures                                             50            --          1,218
   Albert Heijn                                                                        20            19              7
                                                                                ----------    ----------     ----------
         Total Europe                                                                  70            19          1,225
   Latin America including joint ventures                                             185            92             13
   Joint ventures Latin America                                                        (9)          (37)            (9)
                                                                                ----------    ----------     ----------
     Latin America excluding joint ventures                                           176            55              4
   Asia Pacific                                                                         1             1              1
                                                                                ----------    ----------     ----------
Total Retail Trade                                                                    486           409          1,320
Food Service
   USF                                                                                201         1,658          1,404
   Europe                                                                               1             2             --
                                                                                ----------    ----------     ----------
Total Food Service                                                                    202         1,660          1,404

Other activities                                                                       45           218             66
                                                                                ----------    ----------     ----------
Total                                                                                 733         2,287          2,790
                                                                                ==========    ==========     ==========

Depreciation and amortization                                                 fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------

Retail Trade
   Stop & Shop                                                                        291           274            164
   Giant-Landover                                                                     139           138            117
   U.S. Other                                                                         460           383            376
                                                                                ----------    ----------     ---------
         Total U.S.                                                                   890           795            657
   Europe other including joint ventures                                              471           350            213
   Joint ventures Europe                                                             (210)         (190)          (128)
                                                                                ----------    ----------     ---------
     Europe other excluding joint ventures                                            261           160             85
   Albert Heijn                                                                       124           127            125
                                                                                ----------    ----------     ---------
         Total Europe                                                                 385           287            210
   Latin America including joint ventures                                             142           172            147
   Joint ventures Latin America                                                       (64)         (134)          (127)
                                                                                ----------    ----------     ---------
     Latin America excluding joint ventures                                            78            38             20
   Asia Pacific                                                                        18            19             19
                                                                                ----------    ----------     ---------
Total Retail Trade                                                                  1,371         1,139            906
Food Service
   USF                                                                                300           139             41
   Europe                                                                              10            10             10
                                                                                ----------    ----------     ---------
Total Food Service                                                                    310           149             51

Other activities                                                                       38           105             --
                                                                                ----------    ----------     ---------
Total                                                                               1,719         1,393            957
                                                                                ==========    ==========     =========

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Assets related to operations (including intersegment balances)               December 29,      December 30,   December 31,
                                                                                     2002              2001           2000
                                                                             ------------      ------------   ------------

Retail Trade
   Stop & Shop                                                                      4,190             4,767          3,272
   Giant-Landover                                                                   1,527             1,932          2,002
   U.S. Other                                                                       5,847             6,475          5,285
                                                                                ----------        ----------     ---------
         Total U.S.                                                                11,564            13,174         10,559
   Europe other including joint ventures                                            8,292             7,466          6,797
   Joint ventures Europe                                                           (4,615)           (3,958)        (3,735)
                                                                                ----------        ----------     ---------
     Europe other excluding joint ventures                                          3,677             3,508          3,062
   Albert Heijn                                                                     1,192             1,134          1,123
                                                                                ----------        ----------     ---------
         Total Europe                                                               4,869             4,642          4,185
   Latin America including joint ventures                                           2,428             2,877          3,264
   Joint ventures Latin America                                                      (778)           (1,752)        (1,918)
                                                                                ----------        ----------     ---------
     Latin America excluding joint ventures                                         1,650             1,125          1,346
   Asia Pacific                                                                       182               179            172
                                                                                ----------        ----------     ---------
Total Retail Trade                                                                 18,265            19,120         16,262
Food Service
   USF                                                                              6,051             6,850          3,774
   Europe                                                                             221               305            217
                                                                                ----------        ----------     ---------
Total Food Service                                                                  6,272             7,155          3,991

Other activities                                                                    2,057             4,471          3,262
Intersegment balances                                                              (1,856)           (2,120)        (1,981)
                                                                                ----------        ----------     ---------
Total                                                                              24,738            28,626         21,534
                                                                                ==========        ==========     =========

Liabilities related to operations (including intersegment balances)          December 29,      December 30,    December 31,
                                                                                     2002              2001            2000
                                                                             ------------      ------------    ------------

Retail Trade
   Stop & Shop                                                                      1,020             1,149           1,569
   Giant-Landover                                                                     770               719             773
   U.S. Other                                                                       2,249             2,596           2,069
                                                                                ----------        ----------      ---------
         Total U.S.                                                                 4,039             4,464           4,411
   Europe other including joint ventures                                            4,083             3,953           3,373
   Joint ventures Europe                                                           (1,546)           (1,547)         (1,529)
                                                                                ----------        ----------      ---------
     Europe other excluding joint ventures                                          2,537             2,406           1,844
   Albert Heijn                                                                       228               410             475
                                                                                ----------        ----------      ---------
         Total Europe                                                               2,765             2,816           2,319
   Latin America including joint ventures                                             909             1,076           1,256
   Joint ventures Latin America                                                      (238)             (597)           (786)
                                                                                ----------        ----------      ---------
     Latin America excluding joint ventures                                           671               479             470
   Asia Pacific                                                                       102               108              99
                                                                                ----------        ----------      ---------
Total Retail Trade                                                                  7,577             7,867           7,299
Food Service
   USF                                                                              1,712             2,063           1,143
   Europe                                                                             134               218             147
                                                                                ----------        ----------      ---------
Total Food Service                                                                  1,846             2,281           1,290

    Other activities                                                                1,599             1,325            925
Intersegment balances                                                              (1,856)           (2,120)        (1,981)
                                                                                ----------        ----------      ---------
Total                                                                               9,166             9,353          7,533
                                                                                ==========        ==========      =========

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Average number of employees in full-time equivalents                          fiscal 2002   fiscal 2001    fiscal 2000
                                                                              -----------   -----------    -----------

Retail Trade
   Stop & Shop                                                                     40,027        34,074         28,139
   Giant-Landover                                                                  20,978        21,753         21,845
   U.S. Other                                                                      58,519        53,008         56,961
                                                                                ----------    ----------     ----------
         Total U.S.                                                               119,524       108,835        106,945
   Europe other including joint ventures                                           73,748        62,057         33,370
   Joint ventures Europe                                                          (29,370)      (24,135)       (12,642)
                                                                                ----------    ----------     ----------
     Europe other excluding joint ventures                                         44,378        37,922         20,728
   Albert Heijn                                                                    22,425        22,292         22,934
                                                                                ----------    ----------     ----------
         Total Europe                                                              66,803        60,214         43,662
   Latin America including joint ventures                                          42,808        53,162         41,586
   Joint ventures Latin America                                                        --      (31,683)       (31,015)
                                                                                ----------    ----------     ----------
     Latin America excluding joint ventures                                        42,808        21,479         10,571
   Asia Pacific                                                                     8,260         7,418          7,281
                                                                                ----------    ----------     ----------
Total Retail Trade                                                                237,395       197,946        168,459
Food Service
   USF                                                                             14,467        14,199         11,167
   Europe                                                                           2,003         1,991          1,786
                                                                                ----------    ----------     ----------
Total Food Service                                                                 16,470        16,190         12,953

Other activities                                                                      414           785            602
                                                                                ----------    ----------     ----------
Total                                                                             254,279       214,921        182,014
                                                                                ==========    ==========     ==========

During fiscal 2002, 2001 and 2000, net sales excluding intersegment sales attributable to The Netherlands amounted to EUR 10,119, EUR 9,720 and EUR 8,683, respectively. During fiscal 2002, 2001 and 2000, tangible and intangible assets attributable to The Netherlands amounted to EUR 1,388, EUR 1,378 and EUR 1,319, respectively. The EUR 372 exceptional loss on related party default guarantees discussed in Note 5, was recorded in the Other activities segment.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

8    Restructuring provisions

The table below specifies the changes in restructuring provisions for fiscal 2002, 2001 and 2000:

                                                          Severance      Closing        Rent        Total
                                                            Costs         Costs     Liabilities     -----
                                                          ---------      -------    -----------

January 2, 2000                                                  51            3             70       124
Restructuring charged acquisition                                 5           72             34       111
Restructuring charged income statement                           --           --              8         8
Used in year                                                   (13)          (9)           (75)      (97)
Change in estimate                                              (1)          (3)            (1)       (5)
Exchange rate difference                                        --           --              11        11
                                                               ----         ----           ----     -----
December 31, 2000                                                42           63             47       152
Restructuring charged acquisition                                22           60             36       118
Restructuring charged income statement                           38           38             65       141
Used in year                                                   (24)          (8)           (30)      (62)
Change in estimate/accounting principles                        (5)         (85)            (8)      (98)
Exchange rate difference                                          1            3              8        12
                                                               ----         ----           ----     -----
December 30, 2001                                                74           71            118       263
Restructuring charged acquisition                                 8          --               2        10
Restructuring charged income statement                           28            4             10        42
Used in year                                                   (36)         (36)           (38)     (110)
Change in estimate                                             (34)         (5)             (8)      (47)
Exchange rate difference                                        (4)         (5)            (13)      (22)
                                                               ----         ----           ----     -----
December 29, 2002                                                36          29              71       136
                                                               ====         ====           ====     =====

Restructuring provisions as of January 2, 2000, amounting to EUR 124 related to restructuring plans initiated before fiscal 2000. Of this balance, EUR 74 related to provisions at Stop & Shop, Giant Foods and BI-LO, ("U.S. Retail"), EUR 38 to Albert Heijn and EUR 12 to various other operating companies.

Fiscal 2000 changes to the restructuring provision
In fiscal 2000 the Company recorded acquisition related restructuring provision of EUR 111. Of these provision EUR 72 related to the acquisition of USF in April 2000, EUR 34 to the acquisition of A&P in September 2000 and EUR 5 related to other acquisitions. For USF these provision include closing costs of EUR 34, rent liabilities of EUR 33 and severance benefits of EUR 5. For A&P the restructuring provisions mainly related to store closing costs.

During 2000 EUR 97 of the restructuring provisions were utilized, EUR 63 of which related to the restructuring plans at U.S. Retail, EUR 15 to USF, EUR 5 to A&P, EUR 8 to Albert Heijn and EUR 6 to other various entities.

After adjustment for changes in the estimated reserves EUR (5), which was recorded in operating income, and exchange rate effects of EUR 11, the remaining restructuring reserve as of December 30, 2000 amounted to EUR 152. EUR 59 of this restructuring provision related to USF, EUR 24 to A&P, EUR 25 to Albert Heijn, EUR 22 to Spain and EUR 22 to U.S. Retail.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Fiscal 2001 changes to the restructuring provision
In fiscal 2001 the Company recorded restructuring provisions relating to acquisitions for EUR 118. Approximately EUR 111 of this provision related to the acquisition of Alliant in November 2001 which included provisions for closing costs of EUR 60, rent liabilities of EUR 30 and severance cost of EUR 21, relating to the termination of approximately 870 employees.

Furthermore, the Company recognized restructuring provision amounting to EUR 141, EUR 111 of which relates to a restructuring of our USF, EUR 18 to restructuring of our operations at U.S. Retail Spain, EUR 6 to restructuring provisions recorded at Albert Heijn and EUR 6 relates to other various entities. The USF restructuring mainly related to the integration of USF's operation with those of Alliant and include a charge of EUR 33 relating to the severance benefits of approximately 580 employees, rent liabilities of EUR 43 and closing costs of EUR 35.

During 2001 EUR 62 of the restructuring provisions was utilized, mainly relating to the restructuring efforts at USF.

The Company lowered the estimated restructuring provision by approximately EUR 80, of which EUR 33 related to USF, EUR 21 to A&P and EUR 26 to other various entities. These reversals were accounted for as an adjustment to the purchase price allocation resulting in an increase of the goodwill recorded for these acquisitions. Another EUR 18 was reversed relating to restructuring provision for Albert Heijn.

After the effect of exchange rate effects of EUR 12, the remaining restructuring reserve as of December 30, 2001 amounted to EUR 263, of which EUR 113 related to Alliant, EUR 133 to USF and EUR 17 to other various entities.

Fiscal 2002 changes to the structuring provision
In fiscal 2002 the Company recorded restructuring provisions relating to acquisitions for EUR 10, relating to various small acquisitions.

In fiscal 2002 the Company recognized EUR 42 of restructuring provision, EUR 23 of which relates to a restructuring at USF, EUR 9 to Albert Heijn and EUR 10 mainly relating to Latin America. The Company decided to reorganize its operations in Latin America, mainly due to the weak economic circumstances. As a result of this reorganization, the Company recognized a liability of approximately EUR 10, mainly for severance charges relating to the termination of 2,034 employees, of which 1,788 were terminated by fiscal year-end 2002. The restructuring charges are based on formal plans approved by the Company's management using the best information available at the time. The amounts that are ultimately incurred may change as the plan is executed. This USF restructuring provision includes a charge of EUR 11 relating to the termination of approximately employees, rent liabilities of EUR 9 and closing costs of EUR 3.

During 2001 EUR 110 of the restructuring reserved were utilized, EUR 52 of which related to the restructuring provisions at USF, EUR 32 to Alliant and EUR 6 to Albert Heijn.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The Company released approximately EUR 47 of restructuring provision during 2002 relating to restructuring provisions recorded at Alliant for EUR 15, USF for EUR 13 and EUR 19 for other various entities.

After the effect of exchange rate differences of EUR (22), a total restructuring provision of EUR 136 remained as of December 29, 2002, of which EUR 79 related to Alliant, EUR 45 to USF and EUR 12 to other various entities.

9    Salaries and benefits

Labor cost is included in cost of sales and is as follows:

                                  fiscal 2002   fiscal 2001    fiscal 2000
                                  -----------   -----------    -----------

Salaries and wages                      6,771         6,055          4,717
Pension costs                             167           116             61
Other social security charges           1,132         1,022            862
                                      --------      --------       --------
                                        8,070         7,193          5,640
                                      =========     ========       ========

10   Remuneration

Remuneration of the Corporate Executive Board members, including former members (EUR 000s)

                                               Fiscal 2002       Fiscal       Fiscal       Total       Total        Total
                                                      Base         2002         2002      fiscal      fiscal       fiscal
                                                    salary     Pensions      Bonuses        2002        2001         2000
                                               -----------     --------      -------      ------      ------       ------
C.H. van der Hoeven (resigned from Board
effective March 10, 2003)                               907          196        1,394       2,497       3,374        1,969
J.G. Andreae                                            670          156        1,032       1,858       2,570        1,659
W.J. Grize (appointed September 1, 2001)                943          638        2,359       3,940         419           --
A.M. Meurs (resigned from Board effective
March 10, 2003)                                         670          125        1,032       1,827       2,300        1,392
J.L. Miller (appointed September 1, 2001;
resigned from Board May 13, 2003)                       943        3,970        1,516       6,429         296           --
A.S. Noddle (until August 31, 2002)                     607          275        1,032       1,914       2,572        1,945
M.P.M. de Raad                                          670          187        1,032       1,889       1,629           --
R.G. Tobin (until August 31, 2001)                       --           --           --          --       5,498        3,245
                                                    -------      -------      -------     -------    --------     --------
Total                                                 5,410        5,547        9,397      20,354      18,658       10,210
                                                    =======      =======      =======     =======    ========     ========

Annual performance bonuses
The bonuses for Corporate Executive Board members through fiscal 2001 were based on annual income per share growth. Effective fiscal 2002, the bonuses are based on improvement of Economic Value Added ("EVA"). For Dutch Corporate Executive Board members, the target is based on EVA improvement for Ahold overall. For the U.S. Corporate Executive Board members, the target is based on 10% EVA improvement for Ahold overall and 90% EVA improvement for their respective U.S. areas of responsibility. The bonus for performance that meets the target is 125% of the base salary,

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

applicable to all Corporate Executive Board members. The bonus for 2002 will be paid in 2003, depending on the 2002 results and is not accrued for.

Pension plan
The Dutch Corporate Executive Board members currently receive a final pay plan of 60% of the pension-bearing base salary upon reaching the age of 60, assuming a minimum of 30 pension-bearing years at Ahold have been accumulated. These Corporate Executive Board members pay a pension premium contribution of approximately 3.4% of their pension-bearing salary. In addition, a salary continuation plan applies to the U.S. portion of the base salary. This is free of contribution and is also applied at the 60% level. This plan pays out following retirement.

Various plans currently apply to the U.S. Corporate Executive Board members. For one of the two U.S. Board members serving in 2002, the aforementioned salary continuation plan is set at the level of 60% of the base salary, which was applied retroactively since September 1, 2001. For the other U.S. Board member, the pension plan of the company, of which he was President and Chief Executive Officer prior to his appointment to the Corporate Executive Board, has been sustained. Assuming full-time employment, the pension allocation upon retirement for this member will also be approximately 60% of the level of the base salary.

In addition, certain loans that had been granted to Corporate Executive Board members were repaid in fiscal 2003, as discussed in Note 17.

Remuneration of the Supervisory Board members (EUR 000s)

                                                     Total         Total          Total
                                               fiscal 2002   fiscal 2001    fiscal 2000
                                               -----------   -----------    -----------
H. de Ruiter                                           54            54             54
R. Fahlin                                              46            12             --
Sir M. Perry                                           36            42             44
Dr. C.P. Schneider                                     36             9             --
R.G. Tobin                                             36            12             --
L.J.R. de Vink                                         45            42             35
K. Vuursteen (as from May, 7, 2002)                    25            --             --
C. Boonstra (until September 3, 2001)                  --            28             26
J.A. van Kemenade (until December 1, 2001)             --            42             35
R.J. Nelissen (until May 5, 2001)                      --            16             44
A.J. Kranendonk (until June 1, 2000)                   --            --             17
R.F. Meyer (until June 1, 2000)                        --            --             17
                                                   -------       -------        ------
Total                                                 278           257            272
                                                   =======       =======        ======

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Shares and other interests in Ahold of Corporate Executive Board Members

At fiscal year-end 2002 Board members had the following shares and other interests in Ahold:

                                                                                                                   AH Dutch
                                                                                         Common Shares        Customer Fund
                                                                                         -------------        -------------
C.H. van der Hoeven (resigned from Board February 24, 2003)                                     1,803                32,011
J.G. Andreae                                                                                   46,000                    --
W.J. Grize (appointed to Board September 1, 2001)                                               9,731                    --
A.M. Meurs (resigned from Board February 24, 2003)                                             25,458                   127
J.L. Miller (appointed to Board September 1, 2001;  resigned from Board May 13,
2003)                                                                                          57,167                    --
M.P.M. de Raad                                                                                 16,149                    --
                                                                                            ----------             --------
Total                                                                                         156,308                32,138
                                                                                            ==========             ========

The AH Dutch Customer Fund ("Dutch Customer Fund" or "AHVKF") is an arrangement in which members of Ahold's Corporate Executive Board, employees of Ahold or its subsidiaries in The Netherlands, and customers of Ahold's Dutch supermarket chain, Albert Heijn, can acquire Ahold securities. AEGON Investment Management B.V. is responsible for the assets of the funds of the Dutch Customer Fund. AEGON Asset Management Netherlands in Amsterdam administers the Dutch Customer Fund. As of December 29, 2002, the Dutch Customer Fund held 10,041,819 of the Company's common shares and had loans receivable from Ahold of EUR 113. See Note 27.

At fiscal year-end 2002, Supervisory Board members had the following shares and other interests in Ahold:

                                                                AH Dutch
                                     Common Shares         Customer Fund
                                     -------------         -------------
R. Fahlin                                   2,000                    --
Sir M. Perry                                  650                    --
K. Vuursteen                                2,641                    --
                                         ---------               ------
Total                                       5,291                    --
                                           =======               ======

11   Stock based compensation plans

At December 29, 2002, the Company had three stock based compensation plans (the Dutch, U.S. and International Stock Option Plans (collectively the "Plans")), which are described below. The Company accounts for the intrinsic value of its grants under the Plans in accordance with Dutch GAAP. Because all fixed options under the Plans were granted at an exercise price equal to the quoted market price at the grant date, no compensation cost has been charged to the consolidated statements of operations for the Plans in fiscal 2002, 2001, and 2000, respectively.

The Plans qualify as fixed option plans. The aggregate number of common shares authorized for grants, including grants under any future plans, was 9.5 million shares as of December 29, 2002. During the fiscal years presented, the Company has followed the recommended practice in The Netherlands of not granting options exercisable into an amount of shares that exceeds a yearly approximate maximum of 1% of the issued and outstanding common shares, or 9.3 million as of December 29, 2002. Since December 1997, the number of stock options granted each year is

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

dependent on the growth in basic net income (loss) after preferred dividends per common share during the most recent fiscal year as compared to the immediately preceding fiscal year.

Under the Plans, participants are granted options with either a five or ten-year term. Options are granted on the first business day of each fiscal year and the exercise price of each option equals the closing market price of the Company's common shares for the previous business day. In fiscal years 2002 and 2001, at the grant date, the participants in the Dutch Plan could elect to receive up to one third of their granted options with a ten-year term, exercisable after five years. In fiscal year 2000, only options with a five-year term were granted. Five-year options granted under the Dutch Plan are exercisable after three years.

The stock options granted under the U.S. Plan have characteristics similar to those granted under the Dutch Plan, except that the U.S. Plan requires that one third of options granted have a ten-year term, exercisable after five years. Five-year options granted under the U.S. Plan during fiscal 2002 are exercisable after three years while those granted during fiscal 2001 and 2000 are exercisable after two years.

Options granted under the International Plan, the smallest of the Plans, have a five-year term.

Stock options granted under the Plans that are not exercised upon termination of employment, or are not exercised in a period of no longer than four weeks after termination in certain cases, are forfeited.

A summary of the status of the Plans as of December 29, 2002 and December 30, 2001 and changes during the three fiscal years ended on December 29, 2002 is presented below. Mr. R.G. Tobin was granted options at the time he was a Corporate Executive Board member and not as a member of the Supervisory Board (in 000's except per share amounts):

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Fiscal 2002   Term   Description   Outstanding   Granted   Exercised   Forfeited   Outstanding   Exercise   Average   Expiration
                        of Grant            at    during      during          or    at the End      Price     Share         Date
                                     beginning      2002        2002     Expired     of Fiscal                price
                                     of Fiscal                                            Year                   on
                                          Year                                                             exercise
                                                                                                               date
---------------------------------------------------------------------------------------------------------------------------------
C.H. van der Hoeven:
              5 yr    1998 Grant       105,821        --          --     105,821            --      22.17        --   12/28/2002
              5 yr    1999 Grant       105,366        --          --          --       105,366      30.26        --   01/03/2004
              5 yr    2000 Grant       101,252        --          --          --       101,252      29.39        --   01/02/2005
              5 yr    2001 Grant       101,250        --          --          --       101,250      34.36        --   12/31/2005
              5 yr    2002 Grant            --   101,250          --          --       101,250      32.68        --   12/30/2006
             10 yr    1999 Grant       520,324        --          --          --       520,324      30.26        --   01/03/2009
J.G. Andreae:
              5 yr    1998 Grant        88,099        --          --      88,099            --      22.17        --   12/28/2002
              5 yr    1999 Grant        78,049        --          --          --        78,049      30.26        --   01/03/2004
              5 yr    2000 Grant        75,000        --          --          --        75,000      29.39        --   01/02/2005
              5 yr    2001 Grant        50,000        --          --          --        50,000      34.36        --   12/31/2005
              5 yr    2002 Grant            --    75,000          --          --        75,000      32.68        --   12/30/2006
             10 yr    2001 Grant        25,000        --          --          --        25,000      34.36        --   12/31/2010
W.J. Grize:
              5 yr    1998 Grant        38,095        --          --      38,095            --      22.17        --   12/28/2002
              5 yr    1999 Grant        41,626        --          --          --        41,626      30.26        --   01/03/2004
              5 yr    2000 Grant        40,000        --          --          --        40,000      29.39        --   01/02/2005
              5 yr    2001 Grant        50,000        --          --          --        50,000      34.36        --   12/31/2005
              5 yr    2002 Grant            --    50,000          --          --        50,000      32.68        --   12/30/2006
             10 yr    1997 Grant        13,560        --          --          --        13,560      15.18        --   12/29/2006
             10 yr    1998 Grant        19,048        --          --          --        19,048      22.17        --   12/28/2007
             10 yr    1999 Grant        20,813        --          --          --        20,813      30.26        --   01/03/2009
             10 yr    2000 Grant        20,000        --          --          --        20,000      29.39        --   01/02/2010
             10 yr    2001 Grant        25,000        --          --          --        25,000      34.36        --   12/31/2010
             10 yr    2002 Grant            --    25,000          --          --        25,000      32.68        --   12/30/2011
A.M. Meurs:
              5 yr    1997 Grant        36,342        --      36,342          --            --      18.36     28.70   03/31/2002
              5 yr    1998 Grant        79,365        --          --      79,365            --      22.17        --   12/28/2002
              5 yr    1999 Grant        78,049        --          --          --        78,049      30.26        --   01/03/2004
              5 yr    2000 Grant        75,000        --          --          --        75,000      29.39        --   01/02/2005
              5 yr    2001 Grant        50,000        --          --          --        50,000      34.36        --   12/31/2005
              5 yr    2002 Grant            --    50,000          --          --        50,000      32.68        --   12/30/2006
             10 yr    2001 Grant        25,000        --          --          --        25,000      34.36        --   12/31/2010
             10 yr    2002 Grant            --    25,000          --          --        25,000      32.68        --   12/30/2011
J.L. Miller:
              5 yr    2000 Grant        20,000        --          --          --        20,000      26.63        --   07/31/2005
              5 yr    2001 Grant        40,000        --          --          --        40,000      34.36        --   12/31/2005
              5 yr    2002 Grant            --    50,000          --          --        50,000      32.68        --   12/30/2006
             10 yr    2000 Grant        10,000        --          --          --        10,000      26.63        --   07/31/2010
             10 yr    2001 Grant        20,000        --          --          --        20,000      34.36        --   12/31/2010
             10 yr    2002 Grant                  25,000          --          --        25,000      32.68        --   12/30/2011
M.P.M. de Raad:
              5 yr    2001 Grant        50,000        --          --          --        50,000      34.36        --   12/31/2005
              5 yr    2002 Grant            --    75,000          --          --        75,000      32.68        --   12/30/2006
             10 yr    2001 Grant        25,000        --          --          --        25,000      34.36        --   12/31/2010
Subtotal Corporate Executive
Board Members                        2,027,059   476,250      36,342     311,380     2,155,587

R.G. Tobin:
              5 yr    1997 Grant        42,328        --          --      42,328            --      22.17        --   12/28/2002
              5 yr    1998 Grant         4,358        --          --          --         4,358      25.38        --   08/31/2003
              5 yr    1999 Grant        52,032        --          --          --        52,032      30.26        --   01/03/2004
              5 yr    2000 Grant        50,000        --          --          --        50,000      29.39        --   01/02/2005
              5 yr    2001 Grant        50,000        --          --          --        50,000      34.36        --   12/31/2005
             10 yr    1997 Grant        22,599        --          --          --        22,599      15.18        --   12/29/2006
             10 yr    1998 Grant        21,164        --          --          --        21,164      22.17        --   12/28/2007
             10 yr    1998 Grant         2,179        --          --          --         2,179      25.38        --   08/31/2008
             10 yr    1999 Grant        26,016        --          --          --        26,016      30.26        --   01/03/2009
             10 yr    2000 Grant        25,000        --          --          --        25,000      29.39        --   01/02/2010
             10 yr    2001 Grant        25,000        --          --          --        25,000      34.36        --   12/31/2010
Subtotal Supervisory Board             320,676        --          --      42,328       278,348

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Other Employees
              5 yr                  15,062,528      6,199,405     144,677   3,297,346    17,819,910      29.91
             10 yr                   5,331,636      2,243,848     211,506     432,004     6,931,974      24.05
                                    ----------      ---------    --------   ---------    ----------      -----
Subtotal other employees            20,394,164      8,443,253     356,183   3,729,350    24,751,884      26.43

Total Options                       22,741,899      8,919,503     392,525   4,083,058    27,185,819
                                    ==========      =========     =======   =========    ==========

Weighted average
exercise price                           29.00          32.68       16.01       25.71         30.89      26.64
                                         =====          =====       =====       =====        ======      =====

Fiscal 2001               Term   Outstanding at     Granted   Exercised   Weighted-  Weighted-  Forfeited or   Outstanding
                                   beginning of                            Average    Average        Expired     at End of
                                    Fiscal Year                           Exercise      Share                  Fiscal Year
                                                                             Price      Price
--------------------------------------------------------------------------------------------------------------------------
                          5 yr       13,406,552   6,180,759   2,827,667      19.12      33.59        195,084    16,564,560
                         10 yr        4,698,582   2,111,011     331,972       7.28      33.99        300,282     6,177,339
                                    -----------  ----------  ----------     ------     ------      ---------   -----------
Total                                18,105,134   8,291,770   3,159,639      17.88      33.63        495,366    22,741,899
                                    ===========  ==========  ==========     ======     ======      =========   ===========

Weighted average
exercise price                            25.08       34.23       17.88                                31.90         29.00
                                         ======      ======      ======                               ======        ======

Fiscal 2000               Term   Outstanding at     Granted   Exercised   Weighted-  Weighted-  Forfeited or   Outstanding
                                   beginning of                            Average    Average        Expired     at End of
                                    Fiscal Year                           Exercise      Share                  Fiscal Year
                                                                             Price      Price
--------------------------------------------------------------------------------------------------------------------------
                          5 yr       11,508,256   4,846,672   2,599,469      14.76      32.86        348,907    13,406,552
                         10 yr        4,524,072   1,147,761     497,600       6.95      32.59        475,651     4,698,582
                                    -----------  ----------  ----------     ------     ------      ---------   -----------
Total                                16,032,328   5,994,433   3,097,069      13.50      32.82        824,558    18,105,134
                                    ===========  ==========  ==========     ======     ======       ========   ===========

Weighted average
exercise price                            21.26      29.08        13.50                                23.52         25.08
                                          =====     ======       ======                               ======        ======

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The following table summarizes information about fixed stock options for all employees at December 29, 2002:

       Range of              Number   Weighted - Average           Weighted           Number   Weighted-          Weighted
Exercise Prices      Outstanding at       Exercise Price            Average   Exercisable at    Average            Average
            EUR   December 29, 2002                               Remaining     December 29,   Exercise          Remaining
                                                           Contractual life             2002      Price   Contractual life
--------------------------------------------------------------------------------------------------------------------------
5.96-9.09                   747,116                 7.90               2.16          747,116       7.90               2.16
15.18-22.17               1,074,568                18.86               4.35        1,074,568      18.86               4.35
25.38-29.39               4,844,783                29.16               2.94          278,757      26.45               2.12
30.26-42.96              20,519,352                32.76               4.23        3,422,724      30.26               1.01
                        -----------                                               ----------
                         27,185,819                                                5,523,165
                        ===========                                               ==========

Had compensation cost for the Plans been determined consistent with the fair value method, using the Black-Scholes option pricing model and the following assumptions summarized below, the Company's pro forma net income (loss) and pro forma net income (loss) per share for 2002, 2001 and 2000, would have been as follows:

                                                                              fiscal 2002    fiscal 2001    fiscal 2000
                                                                              -----------    -----------    -----------
Net income (loss) after preferred dividends:
     As reported                                                                  (1,246)            712            903
     Pro forma                                                                    (1,288)            668            868

Income (loss) after preferred dividends per common share-basic:
     As reported                                                                   (1.34)           0.83           1.22
     Pro forma                                                                     (1.39)           0.78           1.18

Income (loss) after preferred dividends per common share-diluted:
     As reported                                                                     N.A.           0.82           1.19
     Pro forma                                                                       N.A.           0.77           1.14

Weighted Average Assumptions                                                   fiscal 2002    fiscal 2001    fiscal 2000
                                                                               -----------    -----------    -----------
Expected life of the option (years):
     Five-year Options                                                                 4.0            4.0            4.0
     Ten-year Options                                                                  7.5            7.5            7.5

Interest rate                                                                         4.0%           5.5%           6.0%
Volatility                                                                           31.0%          32.5%          45.0%
Assumed forfeitures                                                                   4.0%           5.0%           6.0%
Dividend yield                                                                        2.0%           2.0%           2.0%

The weighted average fair value of stock options granted during 2002, 2001 and 2000 was EUR 8.94, EUR 10.55 and EUR 13.38 per option, respectively.

During fiscal 2002, Ahold announced a plan to grant a total of six million Ahold common shares to approximately 1,500 employees including officers and board members should Ahold's Total Shareholders Return (as defined) outperform the Total Shareholder Return of a defined peer group by 33% during the three-year period fiscal 2003-2005. A maximum of nine million common shares can be granted by year-end 2005 should Ahold outperform the peer group by 50%.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

12   Income taxes

Income tax expense

Ahold's  effective  tax rate differs from the  statutory  income tax rate of The
Netherlands, which is currently 34.5%. The following table reconciles the statutory income tax rate of The Netherlands with the effective income tax rate as shown in the consolidated statements of operations:

                                                                      fiscal 2002       fiscal 2001         fiscal 2000
                                                                      -----------       -----------         -----------
                                                                    EUR         %      EUR        %       EUR         %
                                                                    ---         -      ---        -       ---         -

Income (loss) before income taxes                                 (769)              1,204              1,067
Statutory tax rate                                                34.5%               35.0%             35.0%
                                                                  -----              ------             -----
Income tax expense (benefit) at statutory tax rate                (265)     34.5%      421    35.0%       374     35.0%

Adjustments to derive effective income tax rate:
   Goodwill amortization and exceptional items                     631     (82.2%)      18     1.5%        --      0.0%
   Corporate costs and financing                                  (115)     15.0%     (170)  (14.1%)     (145)   (13.6%)
   Valuation allowances                                             66      (8.6%)      18     1.5%        24      2.2%
   Release of tax provisions                                        56      (7.3%)     (30)   (2.5%)       --      0.0%
   Other                                                            17      (2.2%)      13     1.1%       (18)    (1.7%)
                                                                  -----   --------   ------  -------    ------   -------

Total income taxes                                                 390     (50.8%)     270    22.5%       235      21.9%
                                                                  =====   ========   ======  =======    ======   =======

Corporate cost and financing includes the result of Ahold's intercompany finance activities, which it carries out from its Treasury Center in Geneva Switzerland. These results are influenced by currency exchange differences, mostly between the EURO and the USD. These results are further more impacted by thin capitalization rules as applicable in the various jurisdictions.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The following table specifies the current and deferred tax components of the recorded income tax expense:

                                fiscal 2002     fiscal 2001     fiscal 2000
                                -----------     -----------     -----------
Current income taxes:
  Domestic taxes                       180             153             134
  Foreign taxes
             U.S.                       (2)             59              61
             Europe - Other             (6)             (6)             (7)
             Latin America              (5)              2               8
             Asia Pacific               --              --              --
                                       ----            ----            ----
Total current taxes                    167             208             196

Deferred income taxes (exclusive of the effects of other components listed below):

  Domestic taxes                        45              51              18
  Foreign taxes
             U.S.                      144              16              10
             Other Europe              (13)             (3)             (1)
             Latin America              34              (6)             (6)
             Asia Pacific               --              --              --
                                       ----            ----            ----
Total deferred taxes                   210              58              21

Benefit of operating loss carry
  forwards                              13               4              18
                                       ----            ----            ----
Total income taxes                     390             270             235
                                       ====            ====            ====

Deferred income tax

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred income tax assets and liabilities as of December 29, 2002, and December 30, 2001, were as follows:

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Deferred tax assets:                                                            December 29, 2002      December 30, 2001
Capitalized lease commitments                                                                171                    103
Benefit plans                                                                                208                    112
Restructuring provisions                                                                       8                     32
Provisions not yet deductible                                                                246                     94
Operating loss carry forward                                                                 451                    228
Alternative minimum tax carry forward                                                          4                     20
General business tax credit carry forward                                                     --                      1
                                                                                         --------               --------
     Gross deferred tax assets                                                             1,088                    590

Valuation allowances on carry forwards                                                      (384)                   (98)
Valuation allowances on other deferred tax assets                                            (37)                    (2)
                                                                                         --------               --------
     Net deferred tax assets                                                                 667                    490

Deferred tax liabilities:
Tangible fixed assets                                                                       (489)                  (381)
Inventory                                                                                    (61)                   (37)
Other                                                                                       (232)                  (127)
                                                                                         --------               --------
     Total deferred tax liabilities                                                         (782)                  (545)

Net deferred tax liabilities                                                                (115)                   (55)
                                                                                         ========               ========

Deferred income taxes are classified in the accompanying balance sheets as of December 29, 2002, and December 30, 2001, as follows:

                                                                                December 29, 2002     December 30, 2001
Non-current deferred tax assets                                                              457                   475
Non-current deferred tax liabilities                                                        (572)                 (530)
                                                                                         --------              --------
                                                                                            (115)                  (55)
                                                                                         ========              ========

As of December 29, 2002, Ahold has operating loss carry forwards of approximately EUR 1,525 expiring between fiscal 2003 and 2022. As of December 29, 2002, the Company also has an alternative minimum tax carry forward of EUR 43 expiring in fiscal 2003. Such operating loss carry forwards and tax credits may not be used to offset income taxes in other jurisdictions. Ahold determines whether the tax benefit of certain net operating losses and certain general business tax credits are realizable. The Company establishes valuation allowances considering whether it is probable that the carry forwards of net operating losses and certain general business tax credits can be realized. The following table specifies the expirations of the carry forwards and the allowances made.

                                                          Expiration of the carry forward by year:
                                     2003      2004     2005      2006      2007  2008-2012 2013-2017  After 2017   Total
                                     ----      ----     ----      ----      ----  --------- ---------  ----------   -----
Operating loss                        14        23       49        43       533       331         80        452      1,525
Alternative minimum tax               43        --       --        --        --        --         --         --         43
                                  -------    ------    -----    ------    ------    ------     ------     ------    ------
Total income tax carry forward
                                      57        23       49        43       533       331         80        452      1,568
                                  =======    ======    =====    ======    ======    ======     ======     ======    ======

The Company recognizes a deferred tax liability related to the undistributed income of subsidiaries when the Company expects that it will recover such undistributed income in a taxable manner, such as through receipt of dividends or sale of the investments. The Company does not, however, provide for income taxes on the unremitted income of certain other subsidiaries located outside The Netherlands

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

because, in management's opinion, such income has been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation or will be remitted as dividends that will be exempt under the Dutch Participation exemption. It is not practicable to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-Dutch subsidiaries.

13 Basic and diluted net income (loss) after preferred dividends per common share

Net income (loss) after preferred dividends per common share - basic is calculated as net income (loss) after preferred dividends, divided by the weighted average number of common shares outstanding during each period. Net income (loss) per common share - diluted is calculated as net income (loss) after preferred dividends, adjusted for interest expense (if not anti-dilutive) related to the Company's outstanding convertible subordinated notes, divided by the weighted average number of common shares outstanding, including the number of common shares that would have been issued upon conversion of the convertible subordinated notes (if not anti-dilutive) and the exercise of stock option rights outstanding (if not anti-dilutive). The outstanding stock option rights and the 3% convertible subordinated notes issued in 1998 are not included in the calculation for fiscal 2002, since they are anti-dilutive. The 4% convertible subordinated notes issued in 2000 are not included in the calculation for fiscal 2002 and fiscal 2001, since they were anti-dilutive.

The computational components of basic and diluted net income (loss) after preferred dividends per common share are as follows:

                                                                           fiscal 2002        fiscal 2001    fiscal 2000
                                                                           -----------        -----------    -----------
Net income (loss)                                                              (1,208)               750            920
Dividends on cumulative preferred financing shares:                               (38)               (38)           (17)
                                                                             ---------           --------      ---------
Net income (loss) after preferred dividends                                    (1,246)               712            903
Effect of dilutive securities:
    Conversion of convertible subordinated notes                                   --                 19             42
                                                                             ---------           --------      ---------
                                                                               (1,246)               731            945
                                                                             =========           ========      =========

                                                                           fiscal 2002        fiscal 2001    fiscal 2000
                                                                           -----------        -----------    -----------
Weighted average number of common shares
outstanding (x 1,000) - basic                                                 926,546             857,509        737,403
Effects of dilutive securities:
  Conversion of convertible subordinated notes                                    N.A.             25,669         54,972
  Exercise of stock option rights outstanding                                     N.A.              4,213          4,746
                                                                                                ---------      ---------
Weighted average number of common shares
outstanding (x 1,000) - diluted                                                   N.A.            887,391        797,121
                                                                                                =========      =========

Net income (loss) after preferred dividends per common share - basic is comprised of the following:

                                                                            fiscal 2002       fiscal 2001     fiscal 2000
                                                                            -----------       -----------     -----------
Net income (loss)                                                                (1.30)             0.88            1.25
Dividends on cumulative preferred financing shares                               (0.04)            (0.05)          (0.03)
                                                                              ---------         ---------       ---------
Net income (loss) after preferred dividends per common share - basic             (1.34)             0.83            1.22
                                                                              =========         =========       =========

Net income (loss) after preferred dividends per common share - diluted is comprised of the following:

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

                                                                           fiscal 2002       fiscal 2001      fiscal 2000
                                                                           -----------       -----------      -----------
Net income (loss)                                                                 N.A.             0.84             1.16
Interest expense-convertible subordinated notes                                   N.A.             0.02             0.05
Dividends on cumulative preferred financing shares                                N.A.            (0.04)           (0.02)
                                                                                               ---------        ---------
Net income (loss) after preferred dividends per common share - diluted
                                                                                  N.A.             0.82             1.19
                                                                                               =========        =========

14   Other intangible assets

                                          Trade name          Customer                  Favorable
                                            licenses     relationships     Software        leases       Other        Total
                                          ----------     -------------     --------     ---------       -----        -----
Balance as of January 2, 2000                     2               --           82           133           33          250
Investments                                      68               --           89            18            2          177
Divestments                                      --               --          (13)           (7)         (14)         (34)
Acquired in business acquisitions                --               --            5             1           11           17
Amortization                                     (3)              --          (28)           (9)          (5)         (45)
Exchange rate differences                        --               --            3            11            2           16
                                            --------         --------      ---------      --------     --------     --------
Balance as of December 31, 2000                  67               --          138           147           29          381
Investments                                      --               --          140            10           20          170
Divestments                                      --               --           (6)           (2)          (1)          (9)
Acquired in business acquisitions                45              325           62            85            2          519
Amortization                                     (8)              (6)         (65)          (16)          (9)        (104)
Impairment                                       --               --           (8)           --           --           (8)
Exchange rate differences                         1               (1)           9            12            2           23
                                            --------         --------      ---------      --------     --------     --------
Balance as of December 30, 2001                 105              318          270           236           43          972
Investments                                      --               --          140            --           20          160
Divestments                                      --               --           (7)           (4)          (3)         (14)
Acquired in business acquisitions                 7               16          (31)           12           12           16
Amortization                                     (9)             (44)         (94)          (19)         (14)        (180)
Impairment                                       (2)              --           (3)           --           (1)          (6)
Exchange rate differences                       (10)             (46)         (36)          (35)          (7)        (134)
                                            --------         --------      ---------      --------     --------     --------
Balance as of December 29, 2002                  91              244          239           190           50          814
                                            ========         ========      =========      ========     ========     ========

At cost                                         110              288          464           268           84        1,214
Accumulated amortization                        (19)             (44)        (225)          (78)         (34)        (400)
                                            --------         --------      ---------      --------     --------     --------
Book value                                       91              244          239           190           50          814
                                            ========         ========      =========      ========     ========     ========

Estimated amortization expense for the coming five years is:

2003                                                    242
2004                                                    172
2005                                                     97
2006                                                     77
2007                                                     75

In fiscal 2002 the Company evaluated the recoverability of certain intangible assets due to a general slow down in the economic environment and increased competition in certain geographic locations. An asset impairment charge was recognized when the carrying value of the affected assets exceeded

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

the fair value, which was calculated using discounted future net cash flows expected to result from the use of the intangible asset and its eventual disposition.

15   Tangible fixed assets

                                         Buildings and land             Machinery                      Under
                                      Stores      Other   Not in use    equipment       Other   construction       Total
                                      ------      -----   ----------    ---------       -----   ------------       -----
Balance as of January 2, 2000          3,064        665           16        1,122       1,540            428       6,835
Investments                              887        112            4          470         676            (93)      2,056
Acquired in business acquisitions        553        446            8          156         382            111       1,656
Divestments                             (206)        (9)         (10)         (27)        (34)            (4)       (290)
Depreciation                            (145)       (50)          (1)        (223)       (488)            --        (907)
Exchange rate differences                131         13            1           48          54             34         281
                                     --------   --------     --------     --------    --------       --------    --------
Balance as of December 31, 2000        4,284      1,177           18        1,546       2,130            476       9,631
Investments                              902        101           --          624         987            123       2,737
Acquired in business acquisitions        371        487            7          194         123             40       1,222
Divestments                             (516)      (291)          --          (98)        (60)           (12)       (977)
Depreciation                            (212)       (45)          (1)        (283)       (596)            --      (1,137)
Impairment                                (3)        --           (5)          --          (2)            --         (10)
Exchange rate differences                216         45           --           82          97             21         461
                                     --------   --------     --------     --------    --------       --------    --------
Balance as of December 30, 2001        5,042      1,474           19        2,065       2,679            648      11,927
Investments                              802        110           21          538         765             85       2,321
Acquired in business acquisitions        235         96           28          (27)        170             13         515
Divestments                             (264)       (91)          (7)         (77)        (67)           (38)       (544)
Depreciation                            (233)       (72)          (1)        (297)       (684)            --      (1,286)
Impairment                               (49)        --           (5)         (31)        (44)            (8)       (137)
Exchange rate differences               (808)      (207)          (4)        (255)       (376)          (103)     (1,753)
                                     --------   --------     --------     --------    --------       --------    --------
Balance as of December 29, 2002        4,725      1,310           52        1,916       2,443            597      11,043
                                     ========   ========     ========     ========    ========       ========    ========

At cost                                5,893      1,652           62        3,180       5,508            597      16,892
Accumulated amortization              (1,168)      (342)         (10)      (1,264)     (3,065)            --      (5,849)
                                     --------   --------     --------     --------    --------       --------    --------
Book value                             4,725      1,310           52        1,916       2,443            597      11,043
                                     ========   ========     ========     ========    ========       ========    ========

Because the Company had indications of potential impairment issues, most notably the deterioration in market conditions due to a general slow-down in the economic environment and increased competition in certain geographic locations, in fiscal 2002, the Company evaluated the recoverability of its tangible fixed assets in its locations. The Company was required to reduce the carrying value of the assets to fair value and recognize an asset impairment charge in fiscal 2002 because the carrying value of the affected assets exceeded the projected future discounted cash flows related to them. Fair value of the impaired assets was calculated using discounted future net cash flows expected to result from the use of each asset and its eventual disposition. Asset impairment charges of EUR 137 were recorded within impairment of other long-lived assets in the consolidated statements of operations for fiscal 2002, and were comprised of impairments of EUR 49 related to stores, EUR 31 related to machinery and equipment, and EUR 57 related to other tangible fixed assets. Of the impairment amount for fiscal 2002, EUR 76 is attributable to Ahold's retail trade activities in Europe, EUR 36 related to Ahold's retail trade activities in the U.S., and EUR 19 and EUR 6 related to Ahold's retail trade activities in Latin America and Asia Pacific, respectively.

Other tangible fixed assets mainly consist of fixtures and equipment at retail locations. Assets under construction mainly consist of stores and are stated at cost.

                                   ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
    (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

16   Investments in joint ventures and equity investees

As of December 29, 2002 and December 30, 2001, the Company held a number of investments, which it accounts for using the equity method. The Company's interest in the outstanding common stock of the more significant investments as of December 29, 2002 and December 30, 2001, is as follows:

                                                                            Country          December 29,      December 30,
                                                                                                     2002              2001
                                                                            -------          ------------      ------------
JMR - Gestao de Empresas de Ratalho, SGPS. S.A. ("JMR")                    Portugal                   49%              49%
ICA Ahold Holding AB ("ICA")                                                 Sweden                   50%              50%
Paiz Ahold N.V. ("Paiz Ahold")                                           Guatemala/                   50%              50%
                                                                          Honduras/
                                                                        El Salvador
Disco Ahold International Holdings N.V. ("DAIH")                    Chile/Paraguay/
                                                                     Peru/Argentina          Consolidated              57%
Luis Paez S.A. ("Luis Paez")                                                  Spain                   50%              50%

Of those listed above, the Company's principal investments as of December 29, 2002 are comprised of ICA, JMR, and Paiz Ahold. Ahold acquired its partner's interest and has fully consolidated DAIH since July of 2002 as discussed in Note 4 and Note 5.

The movement in the balance of the account was as follows:

                                                                             fiscal 2002     fiscal 2001     fiscal 2000
                                                                             -----------     -----------     -----------
Beginning of year                                                                   681             639             278

Acquired by business acquisition                                                     12               1               2
Investments and increase in existing shareholdings                                  159             138           1,904
Transfer to "loans to associates"                                                  (395)            395              --
Sale and settlement of shareholdings                                                (19)             (3)             (9)
Other movements                                                                      --              --              (6)
Exchange rate differences                                                           (23)           (159)             (6)
Share in income (loss) of joint ventures and equity investees                       (38)           (192)             78
Dividend                                                                            (63)            (61)            (47)
Goodwill                                                                             (2)            (77)         (1,456)
Consolidated                                                                        539              --             (99)
                                                                                 -------        --------        --------
End of year                                                                         851             681             639
                                                                                 =======        ========        ========

JMR
In 1992, the Company became a 49% partner with Jeronimo Martins, SGPS, S.A. in Jeronimo Martins Retail in Portugal. JMR owns both Pingo Doce, a major supermarket chain in Portugal and the Feira Nova hypermarkets chain. Ahold holds 49% of the shares and voting rights in JMR.

ICA
Ahold owns a 50% partnership interest in ICA Ahold Holding AB, which owns ICA, a Scandinavian food retailer. Ahold purchased its partnership interest in the ICA joint venture in April 2000 for approximately EUR 1.8 billion in cash. See also
Note 30.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Paiz Ahold
Ahold owns a 50% interest in Paiz Ahold. In January 2002, Paiz Ahold formed a joint venture with CSU International, a supermarket company and hypermarket operator in Costa Rica, Nicaragua and Honduras. Paiz Ahold transferred 100% of its interests in its operating companies to the CARHCO N.V. ("CARHCO"), in return for a 66.7% interest in CARHCO. CSU International transferred 100% of its operating businesses to CARHCO, receiving a 33.3% interest in CARHCO. For more information on the Paiz put arrangement, see Note 30. CARHCO operates food stores in Guatemala, Costa Rica, Honduras, El Salvador and Nicaragua as of the end of fiscal 2002. The joint venture focuses on growth within these markets, as well as on the development of retail activities in other regional markets.

DAIH
Ahold held between 50% and 66.7% of the shares in DAIH from January 1998 through July 2002 and has accounted for DAIH under the equity method until July 2002, because the DAIH shareholders' agreement conveyed joint control to Ahold and its co-investor, as long as Ahold's voting interest was less than 66.7%. In July 2002, Ahold obtained voting control through the acquisition of additional shares, such that its ownership percentage exceeded 66.7%. In August 2002, Ahold purchased all remaining shares in DAIH, see also Note 5. As of December 29, 2002, DAIH held interests in the operating companies Disco and Santa Isabel S.A.

Condensed financial information for JMR, ICA and Paiz Ahold, in the aggregate, as of and for the fiscal year ended December 29, 2002, and JMR, ICA, Paiz Ahold, and DAIH, in the aggregate, as of and for the two fiscal years in the period ended December 30, 2001, is presented below. For convenience purposes: (i) balance sheet data have been translated to Euros at the relevant year-end exchange rate, and (ii) consolidated statement of operations data have been translated to Euros at the relevant average exchange rate.

                                        fiscal 2002    fiscal 2001   fiscal 2000
                                        -----------    -----------   -----------

Condensed balance sheet data

Non-current assets                            3,500          3,850         4,080
Current assets                                1,896          1,894         1,771

Current liabilities                           2,898          2,800         2,889
Non-current liabilities                         633          1,970         1,698

Minority interest                             1,066            704           657

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

                                               fiscal 2002    fiscal 2001   fiscal 2000
                                               -----------    -----------   -----------

Condensed statements of operations data

Revenues                                            11,493         12,198        10,580
Gross profit                                         2,645          2,923         2,471
Operating income                                       366            410           365
Income before tax                                      154              5           203
Income (loss) after tax                                100            (45)          153

Ahold's investment in ICA and Paiz Ahold has a commitment/contingency that could affect Ahold's financial position. See Note 30.


17   Other financial assets

                                         December 29, 2002     December 30, 2001
                                         -----------------     -----------------
Loans receivable                                       311                   670
Long-term prepaid rent                                  31                    39
Deferred bond issue cost                                35                    43
Other financial assets                                 367                   366
                                                  --------               -------
                                                       744                 1,118
                                                  ========               =======

The movements in loans receivable are as follows:

                                                       Loans to associates     Other loans   fiscal 2002   fiscal 2001
                                                       -------------------     -----------   -----------   -----------
Beginning of the year                                                  479             191           670           589
Issued                                                                 185              71           256           566
Allowance                                                              395              --           395          (395)
Brought in through acquisitions                                         --               4             4            --
Consolidation                                                         (676)             --          (676)           --
Repayment                                                             (169)           (118)         (287)         (104)
Exchange rate differences                                              (20)            (31)          (51)           14
                                                                  --------        --------      --------       -------
End of the year                                                        194             117           311           670
                                                                  ========        ========      ========      ========

Included in the above are EUR 56 of loans receivable that have a maturity date greater than five years. Other loans include EUR 41 as of December 29, 2002 (December 30, 2001: EUR 44) of loans due from the officers, managers and employees of the Company that were granted to assist these officers, managers and employees with investments in the Dutch Customer Fund. These floating-rate loans, bearing interest based on the European Central Bank interest rate, are due in 2004 (EUR 4), in 2006 (EUR 8) and in 2008 (EUR 30) or upon an individual's termination of employment, if earlier, and are collateralized by each individual's corresponding investment in the Dutch Customer Fund. The interest rate for these floating-rate loans as of December 29, 2002 and December 30, 2001 was 3.5% and 3.0% respectively. Loans to Corporate Executive Board members were repaid during fiscal 2002 and amounted to EUR 0.5 as of December 30, 2001.

Both the recapitalization and the consolidation of the loans receivable for 2002 relate to acquisitions of interests in DAIH.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Other financial assets are primarily comprised of prepaid pension costs of EUR 185 (fiscal 2001: EUR 200).


18   Inventory

                                                                               December 29, 2002     December 30, 2001
                                                                               -----------------     -----------------
Finished products and merchandise inventories                                             4,412                 4,529
Raw materials, packaging materials, technical supplies and other                             74                    71
                                                                                       --------               -------
                                                                                          4,486                 4,600
Allowances for obsolete inventories and shrinkage                                          (251)                 (220)
                                                                                       --------               -------
                                                                                          4,235                 4,380
                                                                                       ========               =======

The movement in the allowances for obsolete inventories and shrinkage is as follows:

                                                                                           fiscal 2002     fiscal 2001
                                                                                           -----------     -----------
Beginning of the year                                                                            (220)           (173)
Additions                                                                                        (276)           (156)
Used                                                                                              179              95
Released (change in estimates)                                                                     41              21
Exchange rate differences                                                                          25              (7)
                                                                                             --------         -------
End of the year                                                                                  (251)           (220)
                                                                                             ========         =======

19   Accounts receivable

                                                                               December 29, 2002     December 30, 2001
                                                                               -----------------     -----------------
Trade receivables                                                                         1,420                 1,602
Receivables from associates                                                                  18                    46
Income tax receivables                                                                      367                   114
Other receivables                                                                           563                   717
                                                                                       --------               -------
                                                                                          2,368                 2,479
Allowances for doubtful receivables                                                        (137)                 (131)
                                                                                       --------              --------
                                                                                          2,231                 2,348
                                                                                       ========              ========

All accounts receivable mature within one year. The movement in the allowances for doubtful receivables is as follows:

                                                                                           fiscal 2002     fiscal 2001
                                                                                           -----------     -----------
Beginning of the year                                                                            (131)           (130)
Additions                                                                                         (69)            (77)
Acquired in business acquisitions                                                                 (36)             (2)
Used                                                                                               73              62
Released (change in estimates)                                                                     10              18
Exchange rate differences                                                                          16              (2)
                                                                                              -------          ------
End of the year                                                                                  (137)           (131)
                                                                                              =======          ======

The Company's wholly owned subsidiaries, USF and Alliant, participate in separate Receivable Sale and Related Agreements (the "Agreements"). Under the Agreements, these subsidiaries sell, on a revolving basis, their eligible trade receivables to two companies, which are wholly owned, special purpose, bankruptcy-remote subsidiaries of the Company (the "Receivable Companies"). Simultaneously, the Receivables Companies transfer, assign and convey all of their present and future

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

rights, title and interest in the receivables to two non-consolidated qualifying special purpose entities (the "Master Trusts"). In return for the receivables transferred, the Receivable Companies receive cash and certificates representing fractional, undivided interests in the Master Trusts, subordinate to the interest of third-party investors. Additional certificates, also representing fractional, undivided interests in the Master Trusts, are sold at a discount to third-party investors in exchange for cash. The interests purchased by third-party investors include both variable investment certificates, which may be increased up to a maximum purchase limit of USD 695, and USD 300 in term investment certificates, aggregating to a maximum purchase limit of USD 995 (EUR
953). The variable certificate holders are generally either commercial paper conduits, which may at their sole option choose to increase the amount invested in a certificate, or banks or other financial institutions that commit, subject to certain conditions, to fund increases in respect of the certificates for a committed period of time. The transferable term certificates were sold in reliance on Rule 144A to qualified institutional buyers in July 2000 and are scheduled to expire in June 2005.

As of fiscal year-end 2002 and 2001, the Company had sold USD 857 (EUR 826) and USD 985 (EUR 1,115), respectively, under the Agreements to the Master Trusts. The costs associated with the sale of interests in the Master Trusts are based on existing markets for A-1+/P-1 asset-backed commercial paper rates and LIBOR plus fees and expenses, primarily related to the discount and loss on sale, and ranged between 1.30% and 1.88% annually during 2002. Because the variable certificate holders have no commitment to maintain the funding of their purchases of interests of the Master Trusts based on the A-1+/P-1 asset-backed commercial paper market, in the event these purchasers refuse or are unable to fund the purchase of the Master Trusts interest with asset-backed commercial paper, the costs associated with the sale of such interests is based upon the sum of LIBOR and an additional amount based on Ahold's then current credit rating. The Company's retained interest in the assets of the Master Trusts as of fiscal year-end 2002 and fiscal year-end 2001, was approximately USD 251 (EUR
240) and USD 198 (EUR 224), respectively. This retained interest, which Ahold includes in the accounts receivable balance reflected in the consolidated balance sheets, is recorded at estimated fair value and approximates the carrying amount because of the immediate or short-term maturity of the assets underlying the certificates. Further, the fair value of the retained interest is not significantly affected by changes in the discount rate assumption used in the fair value assessment because of the short-term nature, approximately 30 days, of the underlying receivables. The fair value of the retained interest in the assets of the Master Trusts is reviewed on an ongoing basis for outstanding and newly securitized receivables.

The Company received  proceeds from the collections  under the Agreements of USD
16.2 billion (EUR 15.5 billion) and USD 10.7 billion (EUR 12.1 billion) in fiscal 2002 and 2001, respectively. Losses, primarily representing interest, in the form of a discount on the purchase price paid for each receivable, totalled EUR 18 and EUR 20 in fiscal 2002 and 2001, respectively, and are included in the consolidated statements of operations under the caption "Other financial income and expense". The Company retains responsibility for the servicing of these receivables in return for a servicing fee pursuant to the Agreements. No servicing asset or liability has been recorded because the fees Ahold receives for servicing the receivables approximate the related cost.

The sole purpose of the Master Trusts is to facilitate the purchases of receivables of USF and Alliant by various third-party investors. The only assets of the Master Trusts are the receivables purchased that are still outstanding at year-end, cash collected from the assets that they hold, and highly liquid

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

investments purchased with that cash pending distribution to holders of beneficial interests that are appropriate for that purpose. The obligations of the Master Trusts equal the invested amount of certificate holders, the accrued return for the year, and the fair value of the residual interests sold, including those sold to the Company.

Due to the nature of the restatements that were announced on February 24, 2003, and the consequent related potential impact on compliance with certain provisions in the portions of the Agreements related to variable certificate investments, the Agreements were amended in March 2003 to, among other things, include a financial covenant that requires Ahold's average four quarter rolling interest coverage ratio to not be lower than 2.25. The Company further amended the portions of the Agreements related to variable certificate investments to lower the aggregate maximum purchase limit of third-party variable certificate investments in the Master Trusts to USD 490, primarily in response to a contraction in the aggregate pool of receivables available for sale to the Master Trusts under the Agreements and to extend the termination date of those portions of the Agreements until October 2, 2003. The Company intends to extend further the termination date of those portions of the Agreements for at least an additional two months, where some of the variable certificate investors have committed to extend their investments until February 2004. In addition to the changes described above, in June 2003, one of the variable certificate investors under the programs was replaced by banks who had in March 2003, committed to provide the Company with a USD 450 back-up investment commitment to support the variable certificate investment amounts outstanding at that time. Subsequent to this replacement, USD 220 remains available to the Company under the back-up investment commitment.

During fiscal 2002, the above described transfer of all trade receivables and the subsequent conveyance of the Company's interest in those receivables to the Master Trusts qualified as a sale according to Dutch GAAP. Accounts receivable sold under these arrangements are excluded from the accounts receivable in the consolidated balance sheet. As a result, for fiscal 2002, the Company did not consolidate the Master Trusts. On July 10, 2003, the agreement related to the receivables sale participated in by USF was amended and restated such that the applicable Master Trust will qualify as a group company and will therefore be consolidated.


20   Cash and cash equivalents

                                                                               December 29, 2002     December 30, 2001
                                                                               -----------------     -----------------
Cash on hand                                                                                415                   491
Cash in bank                                                                                416                   727
Cash investments and time deposits                                                          171                   480
                                                                                       --------               -------
                                                                                          1,002                 1,698
                                                                                       ========               =======

No cash was restricted on December 29, 2002 and December 30, 2001.


21   Changes in shareholders' equity

Restatements relating to periods prior to fiscal 2000 were recorded in the opening accumulated deficit as of January 1, 2000. See Note 3.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Changes in Shareholders' equity are summarized as follows:

                                                             Legal and                                 Net
                                  Share       Additional     statutory       Other    Accumulated   income
                                capital  paid in capital      reserves    reserves        Deficit   (loss)      Total
                                -------  ---------------     ---------    --------    -----------   ------      -----
Balance as of January 2,
2000 (as restated)                 179            4,225           125         (61)        (2,142)       --     2,326
Net income (loss)                   --               --            --          --             --       920       920
Dividend preferred
financing shares                    --               --            --          --            (17)       --       (17)
Issue of common shares              35            4,056            --          --             --        --     4,091
Issue of cumulative
preferred financing shares          29              366            --          --             --        --       395
Optional stock dividend              4               (4)           --          --            (44)       --       (44)
Exercise of stock options            1               54            --          --             --        --        55
Adjustment nominal value            21              (21)           --          --             --        --        --
Goodwill                            --               --            --          --         (5,353)       --    (5,353)
Exchange rate differences
in foreign interests                --               --            --         (21)            --        --       (21)
Appropriation to legal
reserve                             --               --            39          --            (39)       --        --
                                ------           ------        ------      ------         ------    ------    ------
Balance as of December 31,
2000 (as restated)                 269            8,676           164         (82)        (7,595)      920     2,352
Net income (loss)                   --               --            --          --            920      (170)      750
Dividend preferred
financing shares                    --               --            --          --            (38)       --       (38)
Issue of common share               20            2,481            --          --             --        --      2,501
Optional stock dividend              5               (5)           --          --            (94)       --       (94)
Exercise of stock options            1               66            --          --             --        --        67
Goodwill adjustments                --               --            --          --             78        --        78
Exchange rate differences
in foreign interests                --               --            --        (114)            --        --      (114)
Minimum pension liability           --               --            --          (6)            --        --        (6)
Appropriation to legal
reserve                             --               --            48          --            (48)       --        --
                                ------           ------        ------      ------         ------    ------    ------
Balance as of December 30,
2001 (as restated)                 295           11,218           212        (202)        (6,777)      750     5,496
                                ======           ======        ======      ======         ======    ======    ======
Balance as of December 30,
2001 (as previously
reported)                          295           11,218            55        (190)        (6,599)     1,113    5,892
Cumulative restatements /
change in accounting
principle                           --               --           157         (12)          (178)     (363)     (396)
                                ------           ------        ------      ------         ------    ------    ------
Balance as of December 30,
2001 (as restated)                 295           11,218           212        (202)        (6,777)      750     5,496
                                ======           ======        ======      ======         ======    ======    ======
Net income (loss)                   --               --            --          --            750    (1,958)   (1,208)
Dividend preferred
financing shares                    --               --            --          --            (38)       --       (38)
Optional stock dividend              3               (3)           --          --           (433)       --      (433)
Exercise of stock options           --                5            --          --             --        --         5
Goodwill                            --               --            --          --             32        --        32
Exchange rate differences
in foreign interests                --               --            --      (1,129)            --        --    (1,129)
Minimum pension liability           --               --            --        (120)            --        --      (120)
Appropriation to legal
reserve                             --               --            79          --            (75)       --         4
                                ------           ------        ------      ------         ------    ------    ------
BALANCE AS OF
DECEMBER 29, 2002                  298           11,220           291      (1,451)        (6,541)   (1,208)    2,609
                                ======           ======        ======      ======         ======    ======    ======

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Authorized share capital is comprised of the following classes of shares as of December 29, 2002:

Cumulative preferred shares (800,000 of EUR 500 each)                                   400
Cumulative preferred financing shares (400,000,000 of EUR 0.25 each)                    100
Common shares (1,200,000,000 of EUR 0.25 each)                                          300
                                                                                        ---
                                                                                        800

Movements in issued and additional paid in capital during the years were as follows:

                                                                                     Issued and paid-up share capital
                                                    Shares (x 1,000)                          (x 1,000 EUR)
                                                    ----------------                          -------------
                                                               Cumulative                       Cumulative
                                                                preferred                         preferred        Total
                                                 Common         financing            Common       financing   issued and
                                                 shares            shares            shares          shares      paid-up
                                                 ------        ----------            ------     -----------   ----------
Balance as of January 2, 2000                   646,484           144,000           146,681         32,672       179,353
Share issue                                     149,101           115,317            34,682         28,829        63,511
Shares issued as optional dividends              18,167                --             4,122             --         4,122
Exercise of stock options                         3,097                --               747             --           747
Converted subordinated notes                         --                --                --             --            --
Adjustment nominal value                             --                --            17,981          3,328        21,309
                                              ---------         ---------         ---------      ---------     ---------
Balance as of December 31, 2000                 816,849           259,317           204,213         64,829       269,042
Share issue                                      80,500                --            20,125             --        20,125
Shares issued as optional dividends              20,462                --             5,115             --         5,115
Exercise of stock options                         3,160                --               790             --           790
Converted subordinated notes                          8                --                 2             --             2
                                              ---------         ---------         ---------      ---------     ---------
Balance as of December 30, 2001                 920,979           259,317           230,245         64,829       295,074
Share issue                                          --                --                --             --            --
Shares issued as optional dividends               9,733                --             2,433             --         2,433
Exercise of stock options                           392                --                98             --            98
Converted subordinated notes                          3                --                 1             --             1
                                              ---------         ---------         ---------      ---------     ---------
Balance as of December 29, 2002                 931,107           259,317           232,777         64,829       297,606
                                              =========         =========         =========      =========     =========

Cumulative Preferred Shares

In March 1989, the Company entered into an agreement (the "Option Agreement") with Stichting Ahold Continuiteit ("SAC" or "Ahold Continuity Foundation"). SAC has no members or shareholders. Under the laws of the Netherlands, the SAC is an independent legal entity governed by its board of directors. The board of directors of SAC is independent and its composition is mandated by the listing rules of Euronext Amsterdam. In case of liquidation, the SAC board of directors must distribute any remaining residual assets to charities. The statutory objective is to enhance Ahold's continuity, independence and identity in case of a hostile takeover attempt. The Option Agreement was amended and restated in April 1994, March 1997 and December 2001. Pursuant to the Option Agreement, SAC was granted an option (the "SAC Option") to acquire from the Company, from time to time until December 2016, cumulative preferred shares up to a total par value that is equal to the total par value of all issued and outstanding shares of Ahold's capital stock, excluding cumulative preferred shares, at the time of exercise of the SAC Option. The SAC Option, which was granted for no consideration, entitles SAC, upon exercise (only in the event of a hostile takeover attempt), to receive cumulative preferred shares. At the time of exercise, the Company may stipulate that only 25% of the par value would be paid in return for such shares, until payment in full of the par value is

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

later called by the Company. SAC would then only be entitled to a market based interest return on its investment. If the SAC Options were to be exercised, the holders of the cumulative preferred shares would be entitled to 2,000 votes per share and a cumulative dividend expressed as a percentage of the amount called-up and paid-up on the cumulative preferred shares. The percentage applied is the sum of (i) the average basic refinancing transaction interest rate as set by the European Central Bank plus 210 basis points, and (ii) the average interest margin as set by the largest credit institution in The Netherlands based on balance sheet total at the end of the fiscal year. The minimum percentage applied is 5.75%. Subject to limited exceptions, each transfer of cumulative preferred shares require the approval of the Corporate Executive Board. SAC would not be able to initiate a vote under the terms of the cumulative preferred shares, but would rather only be able to participate in votes initiated by the Company's other shareholders. Therefore, SAC would not be in a position to change its level of profit participation upon exercise of the options. Cumulative preferred shares can only be issued in registered form. No share certificates are issued for cumulative preferred shares.

The  option   agreement  and  the  cumulative   preferred  shares  have  certain
anti-takeover effects. The issuance of all authorized cumulative preferred shares will cause substantial dilution of the effective voting power of any shareholder, including a shareholder that attempts to acquire the Company, and could have the effect of delaying, deferring and preventing a change in the Company's control.


Cumulative Preferred Financing Shares

In accordance with the Company's Articles of Association, the Corporate Executive Board of Ahold was designated as the body authorized to issue or grant rights to subscribe for cumulative preferred financing shares of whatever series, subject to the prior approval of the Supervisory Board of Ahold, up to a total nominal amount equal to 25% of all the outstanding shares of the capital stock of Ahold, excluding cumulative preferred shares. Cumulative preferred financing shares must be fully paid up upon issuance. In accordance with the Articles of Association the Corporate Executive Board of Ahold must approve any change of ownership of the cumulative preferred financing shares. Ahold cannot be forced to redeem these shares.

Dividends are paid on each cumulative preferred financing share at a percentage (the "Financing Dividend Percentage") based on the average effective yield on Dutch state loans with a remaining life of nine to ten years, and such rate has been fixed for a period of ten years at a rate of 7.37% per fiscal year for the share issuance in June 1996, 5.18% per fiscal year for the share issuance in August 1998 and 6.47% per fiscal year for the share issuance in October 2000.

Common Shares

Ahold common shares are listed on the Euronext Amsterdam. Ahold has a secondary listing on the Swiss Stock Exchange in Zurich. Additionally, Ahold common shares are listed on the New York Stock Exchange in the U.S. in the form of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts ("ADRs"). The depositary for the ADSs is The Bank of New York. Each ADS evidences the right to receive one common share.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The holders of common shares are entitled to one vote per share and to participate in the distribution of dividends and liquidation proceeds. Pursuant to article 39 of the Articles of Association, first a dividend will be declared on cumulative preferred shares and on cumulative preferred financing shares out of net income. The remaining income, after reservations made by the Supervisory Board in consultation with the Corporate Executive Board, will be available for distribution to the common shareholders upon approval at the general meeting of shareholders. Upon recommendation of the Corporate Executive Board, with the approval of the Supervisory Board, the general meeting of shareholders can decide to pay a dividend wholly or partly in the form of common shares. Amounts not paid in the form of dividends will be added to retained earnings. The proposed profit-sharing statement reads as follows:

                                                                         fiscal 2002        fiscal 2001         fiscal 2000
                                                                         -----------        -----------         -----------
Net income (loss)                                                            (1,208)               750                 920
Dividends on cumulative preferred financing shares                              (38)               (38)                (17)
Dividends on common shares                                                     (204)              (653)               (506)
                                                                           --------           --------            --------
Accumulated deficit/Other reserves                                             (966)                59                 397
                                                                           ========           ========            ========

As a result of the reported loss in fiscal 2002, no final dividend was be paid in respect to 2002 (2001: EUR 0.51 per share; 2000: EUR 0.45 per share). EUR
0.22 per share was paid as interim dividend in 2002 (2001: EUR 0.22 per share; 2000: EUR 0.18 per share).

Exchange rate differences related with foreign investments and additional charges regarding the minimum pension liability are non-distributable and are recorded as "other reserves" in shareholders' equity.

Capital accounts ("Garantievermogen") defined as the total of shareholders' equity, minority interest and subordinated long-term loans, amount to EUR 3,676 and EUR 7,324 as of December 29, 2002 and December 30, 2001, respectively.


22   Pensions and other retirement benefits

                                                                                  December 29, 2002       December 30, 2001
                                                                                  -----------------       -----------------
Defined benefit plans                                                                          684                     519
Defined contribution plans                                                                      72                      80
                                                                                           -------                  ------
Total pensions and other retirement benefits                                                   756                     599
                                                                                           =======                  ======

Defined benefit plans

In fiscal 2002, Ahold adopted SFAS No. 87 and 106, US GAAP standards, for Dutch GAAP purposes, and adjusted the numbers and related disclosure for fiscal 2001 and fiscal 2000.

Pensions

Ahold has a number of defined benefit pension plans covering a substantial number of employees within the U.S. and Europe (including The Netherlands). All plans have been established in accordance with applicable legal requirements, customs and existing circumstances in each country.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Other benefit plans

Ahold provides life insurance and health care benefits for certain retired employees meeting age and service requirements at its U.S. subsidiaries. The Company funds these plans as claims are incurred. Health and welfare plans are also stated in other benefit plans in the following tables below.

The assumed health care cost trend rates used in measuring the accumulated post-retirement benefit obligation is 10.0%, 7.25% and 7.25% in fiscal years 2002, 2001 and 2000, respectively grading down to 5.0% by 2007 and a constant 5.0% for participants over 65 years of age. A 1.0%-point increase in assumed health care cost trend rates would have increased the aggregate of service and interest cost of 11.2% in fiscal 2002, 7.9% in fiscal 2001, and 8.0% in fiscal 2000. The effect of this change on the accumulated post-retirement benefit obligations as of the end of fiscal 2002, fiscal 2001, and fiscal 2000 would be an increase of 10.2%, 7.0%, and 6.0%, respectively. A 1.0%-point decrease in assumed health care cost trend rates would have decreased the aggregate of service and interest cost components of net periodic retirement health care benefit cost by 9.0% for fiscal 2002, 6.6% in fiscal 2001, and 6% in fiscal 2000. The effect of this change on the accumulated post-retirement benefit obligation for health care benefits as of the end of fiscal 2002, fiscal 2001, and fiscal 2000 would be a decrease of 8.3%, 5.9%, and 5.0%, respectively.

The   following   table   provides  a  summary  of  the  funded  status  of  all
defined-benefit plans throughout Ahold as well as the amounts not yet recognized in the statement of operations and the amounts recognized in the balance sheet:

                                                                                      fiscal 2002          fiscal 2001
                                                                                      ------------         -----------
Projected benefit obligation at year-end                                                   (2,854)             (2,712)
Fair value of plan assets at year-end                                                       1,882               2,138
                                                                                         --------             -------
Funded status                                                                                (972)               (574)
Unrecognized actuarial (gain) loss                                                            710                 264
Unrecognized prior service cost                                                               (12)                 11
Unrecognized net transition obligation                                                         (4)                 (8)
                                                                                         --------            --------
Net amount recognized                                                                        (278)               (307)
                                                                                         ========            ========

Prepaid benefit cost under other financial fixed assets                                       185                 201
Accrued benefit liability under provisions for pensions                                      (684)               (519)
Intangible assets                                                                              17                   1
Deferred tax assets                                                                            81                   4
Accumulated other comprehensive income                                                        123                   6
                                                                                          -------              ------
Net amount recognized                                                                        (278)               (307)
                                                                                          =======              ======

In the following tables, the change in benefit obligations and plan assets is provided, as well as the funded status and the amounts recognized in the balance sheet. The components of net periodic benefit cost are also included. Because of the significance of defined-benefit plans in the U.S. and Europe, the U.S. plans (in aggregate) are shown separately from the European plans (in aggregate). The Company's pension plans have different measurement dates as follows: for the U.S. pension plans - September 30, for the European pension plans - December 31.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

                                                                     U.S. Pensions              U.S. Other benefits
                                                                     -------------              -------------------
                                                                fiscal 2002     fiscal 2001   fiscal 2002    fiscal 2001
                                                                -----------     -----------   -----------    -----------
Benefit obligation:
   Beginning of the year                                             1,050             668            72             56
   Service cost                                                         43              22             2              1
   Interest cost                                                        72              56             5              5
   Amendments                                                            2              12             2             --
   Actuarial loss                                                      107              72            20             --
   Acquisition                                                          24             213            --             10
   Foreign currency exchange rate changes                             (175)             43           (13)             3
   Benefits paid                                                       (67)            (36)           (3)            (3)
                                                                  --------        --------       -------        -------
   End of the year                                                   1,056           1,050            85             72
                                                                  ========        ========       =======        =======

Plan Assets:
   Fair value of assets, beginning of the year                         738             646            --             --
   Actual return on plan assets                                        (52)            (57)           --             --
   Company contribution                                                 25               8             3              3
   Acquisition                                                           9             135            --             --
   Foreign currency exchange rate changes                             (103)             42            --             --
   Benefits paid                                                       (67)            (36)           (3)            (3)
                                                                  --------        --------       -------        -------
   Fair value of assets, end of the year                               550             738            --             --
                                                                  ========        ========       =======        =======

Funded status of plan                                                 (506)           (312)          (85)           (72)
Unrecognized actuarial (gain) loss                                     309             133            14             (5)
Unrecognized prior service cost                                         16              21             2             --
Unrecognized net transition obligation                                  --              (1)           --             --
                                                                  --------        --------       -------        -------
Net balances                                                          (181)           (159)          (69)           (77)
                                                                  ========        ========       =======        =======

Classification of the net balances is as follows:
   Prepaid benefit cost                                                 --              43            --             --
   Accrued benefit liability                                          (390)           (213)          (69)           (77)
   Intangible asset                                                     17               1            --             --
   Deferred tax asset                                                   77               4            --             --
   Accumulated other comprehensive income                              115               6            --             --
                                                                  --------        --------       -------        -------
Net balances                                                          (181)           (159)          (69)           (77)
                                                                  ========        ========       =======        =======

The net periodic benefit cost:

                                                           U.S. Pensions                      U.S. Other benefits
                                                           -------------                      -------------------
                                             fiscal 2002 fiscal 2001  fiscal 2000  fiscal 2002  fiscal 2001  fiscal 2000
                                             ----------- -----------  -----------  -----------  -----------  -----------
Service cost of benefits earned                      43          22           17             2           1            1
Interest cost on benefit obligation                  72          56           46             5           4            4
Expected return on assets                           (62)        (61)         (53)           --          --           --
Amortization of transition asset                     --          (1)          (1)           --          --           --
Amortization of prior service cost                    2           2            1            --          --           --
Recognized actuarial (gain) loss                      3          (4)          (6)           --          --           --
                                                 ------      ------       ------         -----       -----        -----
Net periodic benefit cost                            58          14            4             7           5            5
                                                 ======      ======       ======         =====       =====        =====

The assumptions used to develop the actuarial present value of benefit obligations and pension expense under SFAS No. 87 were as follows:

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

U.S. plans                                                                 Pensions               Other benefit plans
                                                                           --------               -------------------
                                                                 fiscal    fiscal    fiscal    fiscal   fiscal    fiscal
                                                                   2002      2001      2000      2002     2001      2000
                                                                   ----      ----      ----      ----     ----      ----
Discount rate for obligations                                     6.75%     7.50%     8.00%     6.75%    7.50%     8.00%
Expected return on plan assets                                    9.00%     9.00%     9.00%       N/A      N/A       N/A
Average salary increases                                          4.00%     4.50%     4.50%     4.00%    4.50%     4.50%

                                                                                                 European Pensions
                                                                                                 -----------------
                                                                                            fiscal 2002     fiscal 2001
                                                                                            -----------     -----------
Benefit obligation:
   Beginning of the year                                                                          1,590          1,490
   Service cost                                                                                      66             61
   Plan participant contributions                                                                    16             11
   Interest cost                                                                                     86             81
   Amendments                                                                                       (28)            --
   Actuarial loss (gain)                                                                             47             (4)
   Benefits paid                                                                                    (64)           (49)
                                                                                               --------       --------
   End of the year                                                                                1,713          1,590
                                                                                               ========       ========

Plan Assets:
   Fair value of assets, beginning of the year                                                    1,400          1,464
   Actual return on plan assets                                                                    (113)           (92)
   Company contribution                                                                              93             66
   Plan participant contribution                                                                     16             11
   Benefits paid                                                                                    (64)           (49)
                                                                                               --------       --------
   Fair value of assets, end of the year                                                          1,332          1,400
                                                                                               ========       ========

Funded status of plan                                                                              (381)          (190)
Unrecognized actuarial loss                                                                         387            136
Unrecognized prior service cost                                                                     (30)           (10)
Unrecognized net transition obligation                                                               (4)            (7)
                                                                                                -------        -------
Net balances                                                                                        (28)           (71)
                                                                                                =======        =======

Classification of the net balances is as follows:
   Prepaid benefit cost                                                                             185            158
   Accrued benefit liability                                                                       (225)          (229)
   Deferred tax asset                                                                                 4             --
   Accumulated other comprehensive income                                                             8             --
                                                                                                -------        -------
Net balances                                                                                        (28)           (71)
                                                                                                =======        =======

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The net periodic benefit cost:

                                                                                          European Pensions
                                                                                          -----------------
                                                                            fiscal 2002      fiscal 2001    fiscal 2000
                                                                            -----------      -----------    -----------
Service cost of benefits earned                                                     66               61             45
Interest cost on benefit obligation                                                 86               81             71
Expected return on assets                                                          (91)             (95)           (91)
Amortization of transition asset                                                    (4)              --             --
Amortization of prior service cost                                                  (1)              (5)           (18)
                                                                               -------          -------        -------
Net periodic benefit cost                                                           56               42              7
                                                                               =======          =======        =======

The assumptions used to develop the actuarial present value of benefit obligations and pension expense under SFAS No. 87 were as follows:

European plans                                                                              Pensions
                                                                                            -----------
                                                                           fiscal 2002      fiscal 2001    fiscal 2000
                                                                           -----------      -----------    -----------
Discount rate for obligations                                                    5.25%            5.25%          5.25%
Expected return on plan assets                                                   6.50%            6.50%          6.50%
Average salary increases                                                         2.50%            2.50%          2.50%

Defined contribution plans
In the U.S., there are defined contribution plans principally in the form of savings, incentive compensation and bonus plans. Additionally, certain union employees in the U.S. are covered by multi-employer plans, which are also accounted for as defined contribution plans. The Company has contributed EUR 90, EUR 87 and EUR 80 to defined contribution plans during fiscal years 2002, 2001, and 2000, respectively.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

23   Other provisions

                                                   Provision for          Self
                                                supplemental and     insurance
                                              severance payments       program   Miscellaneous   Maintenance       Total
                                              ------------------     ---------   -------------   -----------       -----
Balance as of January 2, 2000                                34           256             206            61         557
Acquisitions                                                 24            10             208            --         242
Interest                                                     --            19               3            --          22
Provisions charged to income statement                       21           205              32              8        266
Released to income/change in estimate                        (8)          (17)            (11)          (10)        (46)
Used                                                        (15)         (168)            (99)           (7)       (289)
Exchange rate differences                                    (1)           17               8            --          24
                                                     ----------    ----------     -----------    ----------    --------
Balance as of December 31, 2000                              55           322             347            52         776
Acquisitions                                                 --            86              52            --         138
Interest                                                     --            23               2            --          25
Provisions charged to income statement                       (2)          171              23            --         192
Released to income/change in estimate                        (1)           --             (51)          (52)       (104)
Used                                                        (14)         (178)           (157)           --        (349)
Exchange rate differences                                     1            26              16            --          43
Reclassification                                            (24)           --              24            --          --
                                                     ----------    ----------     -----------    ----------    --------
Balance as of December 30, 2001                              15           450             256            --         721
Acquisitions                                                  1            --              73            --          74
Interest                                                     --            24               4            --          28
Provisions charged to income statement                       11           366             105            --         482
Released to income/change in estimate                        (3)           (4)            (16)           --         (23)
Used                                                         (9)         (391)           (101)           --        (501)
Exchange rate differences                                    (1)          (65)            (35)           --        (101)
                                                     ----------    ----------     -----------    ----------    --------
Balance as of December 29, 2002                              14           380             286            --         680
                                                     ==========    ==========     ===========    ==========    ========

Self-insurance program
The Company is self-insured for certain losses related to general liability, commercial auto liability and workers' compensation mainly relating to its U.S. subsidiaries. Maximum self-insurance retention, including defense costs per occurrence, is EUR 2 for general liability, EUR 5 for commercial auto liability, and EUR 5 for workers' compensation. The self-insurance program liability is actuarially determined, based on claims filed and an estimate of claims incurred but not reported, and was discounted using a discount rate of 5.5% in fiscal 2002 and 6.0% in fiscal 2001.

Miscellaneous
Included in this  provision is an amount of EUR 106 in fiscal 2002 (fiscal 2001:
EUR 177) for unfavorable lease contracts. Also included is a Customer Loyalty Program related in The Netherlands for an amount of EUR 64 in fiscal 2002 (fiscal 2001: EUR 46). Furthermore there is a liability of EUR 70 in fiscal 2002 (fiscal 2001: EUR 0) regarding various claims with respect to the conversion of amounts previously payable in USD being restated into Pesos pursuant to Argentine law.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

24   Loans

                                                                               December 29, 2002     December 30, 2001
                                                                               -----------------     -----------------
Subordinated loans                                                                        1,780                 1,780
Bonds                                                                                     6,789                 7,425
Other loans                                                                                 890                 1,186
Mortgages                                                                                    72                    84
Loans from joint ventures and equity investees                                               55                   193
                                                                                       --------               -------
                                                                                          9,586                10,668
Current portion                                                                          (1,273)                 (542)
                                                                                       --------               -------
Long-term portion of loans                                                                8,313                10,126
                                                                                       ========               =======

As of December 29, 2002, maturities of long-term debt during each of the next five fiscal years and thereafter are as follows:

2003                                                                                                            1,273
2004                                                                                                               56
2005                                                                                                            2,530
2006                                                                                                              356
2007                                                                                                              452
Thereafter                                                                                                      4,919
                                                                                                              -------
                                                                                                                9,586
                                                                                                              =======

Breakdown by currency and type of interest in Euro:

                                        Fixed Interest   Floating interest     December 29, 2002     December 30, 2001
                                        --------------   -----------------     -----------------     -----------------
Euro                                            3,015                 505                 3,520                 4,295
U.S. Dollar                                     4,625                  72                 4,697                 5,757
Other                                              --                  96                    96                    74
                                              -------            --------              --------               -------
                                                7,640                 673                 8,313                10,126
                                              =======            ========              ========               =======

Subordinated loans

                                                                            Repayment commitments
                                                                            ---------------------
Subordinated loans at fixed rates                     Within 1     Between   After 5      December 29,    December 30,
                                                          year     1 and 5     years             2002            2001
                                                      --------       years   -------      -----------     ------------
                                                                   -------
EUR 920, 4.0% convertible subordinated notes,
maturing on May 16, 2005                                     --         920        --             920             920
EUR 678, 3.0% convertible subordinated notes,
maturing on September 30, 2003                              678         --         --             678             678
EUR 91 bond 6.75%, maturing on August 24, 2003               91         --         --              91              91
EUR 91 bond 5.875%, maturing on December 19, 2005            --         91         --              91              91
                                                         ------     ------     ------          ------          ------
Total subordinated loans                                    769      1,011         --           1,780           1,780
                                                         ======     ======     ======          ======          ======

In May 2000, Ahold issued 4.0% convertible subordinated notes due May 19, 2005, with a principal amount of EUR 920. Holders of these notes have the right to convert the notes into common shares of Ahold at any time prior to May 16, 2005. During 2002, the conversion price was adjusted from EUR 31.82 to EUR 31.56 per common share as at the end of fiscal 2001. The conversion feature was

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

not deemed beneficial at issuance. Ahold has the right to redeem the convertible notes, in whole but not in part, at the principal amount thereof, together with accrued interest at any time.

In September 1998, Ahold issued 3.0% convertible subordinated notes due September 30, 2003 with a principal amount of EUR 678, with interest payable annually. Holders of the convertible subordinated notes had the right to convert the notes into common shares of Ahold at any time prior to September 25, 2003. During 2002, the conversion price was adjusted from EUR 27.02 to EUR 26.80 per common share as a result of anti-dilution provisions included in the indenture under which the notes were issued. The conversion feature was not deemed beneficial at issuance. At any time after September 30, 2001, the notes were redeemable at the option of Ahold, in whole but not in part, at the principal amount thereof, together with accrued interest. These notes will mature on September 30, 2003.

Redemption of the loans is subordinated to the claims of all existing and future creditors.

Bonds and notes

                                                                          Repayment commitments
                                                                          ---------------------
Bonds (fixed rates unless otherwise noted)         Within 1    Between 1      After 5     December 29,    December 30,
                                                        year   and 5 year        years            2002            2001
-------------------------------------------------------------------------------------------------------------------------
EUR-denominated bonds and notes:

EUR 1,500 notes 6.375%                                   --         1,355          --           1,355           1,601
EUR 1,500 bond 5.875%                                    --            --       1,500           1,500           1,500
EUR 600 notes 5.875%                                     --            --         512             512             605
EUR 227 bond 6.25%                                       --           284          --             284             335
EUR 200 bond 6.375%                                      --           200          --             200             200
EUR 136 bond 5.875%                                      --           136          --             136             136

USD-denominated bonds and notes:

USD 700 notes 8.25%                                      --            --         671             671             792
USD 500 notes 6.25%                                      --            --         479             479             566
USD 500 notes 6.875%                                     --            --         479             479             566
USD 250 bond 9.875%                                      --            --          58              58               --
USD 100 bond 9.125%                                      17            --          --              17               --

Other denominated bonds and notes:

GBP 500 bond 6.50%                                       --            --         681             681             804
JPY 33,000 bond LIBOR plus 1.5%                          --            --         299             299             181
CZK 3,000 note PRIBOR plus 0.28%                         --            96          --              96              94
Other bonds                                               4             4          14              22              45
                                                    -------       -------     -------        --------         -------
                                                         21         2,075       4,693           6,789           7,425
                                                    =======       =======     =======        ========         =======

EUR-denominated bonds and notes
-    EUR 1,500 notes  6.375%,  issued by Ahold  Finance USA Inc.,  guaranteed by
     Ahold. Matures June 8, 2005. These notes have been swapped to a USD liability of USD 1,415 at an interest rate of 8.54%.
-    EUR 1,500 bond 5.875%, issued by Ahold. Matures May 9, 2008.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

- EUR 600 notes 5.875%, issued by Ahold Finance USA Inc., guaranteed by Ahold. Matures March 14, 2012. The notes have been swapped to a USD liability of USD 534 at an interest rate of 6.835%.
- EUR 227 bond 6.25%. This 10-year Eurobond was issued by Ahold USA Holdings Inc., which changed its name to Croesus Inc. on December 7, 1998. The bond is guaranteed by Ahold and matures November 28, 2006. This bond has been swapped to a USD liability of USD 296 at an interest rate of 7.152%.
-    EUR 200 bond 6.375%, issued by Ahold. Matures November 30, 2007.
- EUR 136 bond 5.875%. This 10-year Eurobond is issued by Albert Heijn B.V., guaranteed by Ahold. Matures December 19, 2007.

USD-denominated bonds and notes
- USD 700 notes 8.25%, issued by Ahold Finance USA Inc., guaranteed by Ahold. Matures July 15, 2010.
- USD 500 notes 6.25%, issued by Ahold Finance USA Inc., guaranteed by Ahold. Matures May 1, 2009.
- USD 500 notes 6.875%, issued by Ahold Finance USA Inc., guaranteed by Ahold. Matures May 1, 2029.
- USD 250 bond 9.875%, issued by Disco S.A. Matures May 15, 2008. Of this bond USD 182 is held by Ahold Belgie N.V.
- USD 100 bond 9.125%, issued by Disco S.A. Matured May 15, 2003. Of this bond USD 79 was held by Ahold Belgie N.V.

Other denominated bonds and notes
- GBP 500 bond 6.5%, issued by Ahold Finance USA Inc., guaranteed by Ahold. Matures March 14, 2017. This bond has been swapped to a USD liability of USD 711 at an interest rate of 7.493%.
- JPY 33,000 bond, JPY LIBOR +1.5%, issued by Ahold in a private placement. Matures May 15, 2031. This bond has been swapped to a EUR liability of EUR 299 at an interest rate of 7.065%.
-    CZK 3,000 note PRIBOR + 0.28% note issued by Ahold.  Matures  September 14,
     2005.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Other loans

                                                                           Repayment commitments
                                                                           ---------------------
Other loans (fixed rates unless otherwise noted)    Within 1     Between   After 5       December 29,    December 30,
                                                        year     1 and 5     years               2002            2001
                                                                   years
------------------------------------------------------------------------------------------------------------------------
EUR-denominated loans and notes:

EUR 158 loan EURIBOR plus 0.63%                           158          --         --             158              --
EUR 95 EURO Note 5.625%                                    --          --         95              95              55
EUR 66 note EURIBOR plus 0.8%                              --          66         --              66              66
EUR 50 note EURIBOR plus 0.4%                              --          50         --              50              --
EUR 45 loan 7.70%                                           9          9          --              18              27

USD-denominated loans:

USD 250 senior loan 9.75%                                  --         --          --              --             221
USD 150 loan LIBOR plus 0.1%                              128         --          --             128             163
USD 50 loan 6.23%                                          --         48          --              48              57
USD 39 loan 6.11%                                          37         --          --              37              44
USD 39 loan LIBOR plus 0.7%                                --         --          --              --              44
Other loans                                               138        111          41             290             509
                                                       -------    -------     -------         -------         ------
                                                          470        284         136             890           1,186
                                                       =======    =======     =======         =======         ======

EUR-denominated loans and notes
- EUR 158 floating rate EURIBOR + 0.63% loan, issued by Ahold. Matures October 30, 2003.
-    EUR 95 Euro note 5.625%, issued by Ahold. Matures December 17, 2008.
- EUR 66 floating rate EURIBOR + 0.8% note, issued by Ahold. Matures October 26, 2007.
 - EUR 50 floating rate EURIBOR + 0.4% loan issued by Ahold. Matures June 14, 2007.
- EUR 45 loan 7.70%, incurred by Ahold Vastgoed B.V., principal repayments on this loan are due in five equal installments of EUR 9 from June 2000 through June 2004.

USD-denominated loans
- USD 250 senior-loan 9.75%, issued by Stop & Shop in February 1992. Matured February 1, 2002. This loan was subordinated to all senior indebtedness of Stop & Shop.
- USD 150 loan, LIBOR plus 0.1%. This loan was issued by Ahold. To obtain this loan, Ahold has pledged legal ownership of USD 150 Disco bonds, held by Ahold Belgie N.V. Matured on May 14, 2003.
- USD 50 loan 6.23% issued by Croesus Inc., guaranteed by Ahold. Matures June 30, 2006.
- USD 39 loan 6.11% issued by Croesus Inc., guaranteed by Ahold. Matured June 30, 2003.
- USD 39 loan, LIBOR plus 0.7%. This loan was issued by Tops in a private placement guaranteed by Ahold. Matured March 15, 2002.

The EURIBOR rate as of December 27, 2002 was for 3 months 2.93% and for 6 months 2.84%. The LIBOR USD rate as of December 27, 2002 USD was for 3 months 1.40% and for 6 months 1.39%. The PRIBOR 6 months rate as of December 27, 2002 was 2.45%. The NIBOR rate as of December 27, 2002 was for 3 months 6.35% and for 6 months 6.52%.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Ahold Finance USA Inc. is a 100%-owned finance subsidiary of Ahold and Ahold has fully and unconditionally guaranteed all securities issued by Ahold Finance USA Inc. listed above. There are no significant restrictions on the ability of Ahold to obtain funds from Ahold Finance USA, Inc. by dividend or loan.

As of December 29, 2002, the aggregate amounts of mortgages and other loans that are collateralized by buildings and land amounted to EUR 92 (2001: EUR 104).

Credit facilities

Ahold's primary line of credit, entered into in December 1996, was a USD 1 billion, seven-year multi-currency revolving credit facility. In March 1998, Ahold entered into an additional USD 500 million, four-year standby multi-currency revolving credit facility. The terms and conditions of this facility were substantially similar to the USD 1 billion multi-currency revolving credit facility.

In 2002, the USD 1 billion and the USD 500 million facilities, described above, were retired and expired, respectively, and were replaced on July 18, 2002 with the 2002 Credit Facility. The 2002 Credit Facility comprised a USD 2 billion multi-currency dual tranche revolving credit facility bearing an interest rate of LIBOR (or EURIBOR for EUR denominated borrowings) plus an applicable margin. The applicable margin was determined by (i) Ahold's most recent credit rating, as published by Moody's or S&Ps, and (ii) which tranche of the facility, A or B, was utilized. Tranche A, which permitted borrowings of up to USD 500 million, offered a maximum loan term of one year, and a margin ranging from 0.30% to 0.425%, and Tranche B, which permitted borrowings of up to USD 1,5 billion, offered a maximum loan term of five years, and a margin ranging from 0.35% to 0.50%. In addition, the 2002 Credit Facility provided for up to USD 150 million in letters of credit. The 2002 Credit Facility had, at fiscal year-end 2002, an applicable borrowing rate of LIBOR plus 0.35% for the outstanding drawings on Tranche A, and LIBOR plus 0.40% for the outstanding drawings on Tranche B. The outstanding borrowings on December 29, 2002, on the 2002 Credit Facility were USD 80 in loans and an additional USD 150 in letters of credit, which were used primarily to support Ahold's self-insurance obligations. At December 29, 2002 and December 30, 2001, the weighted average interest rate on outstanding borrowings under the 2000 Credit Facility was 7.65% and 7.9%, respectively.

As of fiscal year end 2002, Ahold Finance USA Inc., a wholly owned subsidiary of Ahold, had access to USD 200 from three different banks for overnight borrowings. At December 29, 2002 and December 30, 2001, there were zero borrowings under these facilities, and letters of credit were issued to facility capacities.

The 2003 new credit facility is described in Note 31, Subsequent events.


25   Financial lease commitments

Financial lease commitments are principally for buildings and are generally held by Ahold's USA subsidiaries. Terms range from ten to twenty-five years and contain renewal options. Components of assets held under capital leases are as follows:

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)


                                                                              December 29, 2002      December 30, 2001
                                                                              -----------------      -----------------

Land and buildings                                                                       2,617                  2,763
Machinery and equipment                                                                    114                    100
                                                                                        -------                ------
                                                                                         2,731                  2,863
Accumulated depreciation                                                                  (782)                  (802)
                                                                                        -------                -------
                                                                                         1,949                  2,061
                                                                                        =======                ======

At the time of entering into financial lease agreements, the commitments are recorded at their present value using the interest rate applicable for long-term borrowings. At December 29, 2002, existing financial lease commitments are recorded at present value at an average interest rate of 9.6% (fiscal year end 2001: 9.6%).

                                                                              December 29, 2002      December 30, 2001
                                                                              -----------------      -----------------

Commitments                                                                              2,323                  2,476
Current portion                                                                            (99)                   (99)
                                                                                       --------               --------
Long-term portion of financial lease commitments                                         2,224                  2,377
                                                                                       ========               =======

Commitments payable after 5 years                                                        1,840                  1,972
                                                                                       ========               =======

Interest expense on capital lease commitments was EUR 232, EUR 214, and EUR 176 for fiscal years 2002, 2001, and 2000, respectively. The aggregate amounts of minimum rental commitments to third parties, under non-cancelable capital lease contracts for the next five years and thereafter are as follows:

2003                                                                                                                 324
2004                                                                                                                 300
2005                                                                                                                 313
2006                                                                                                                 277
2007                                                                                                                 265
Thereafter                                                                                                         3,152
                                                                                                                 --------
Total future minimum lease payments                                                                                4,631
Estimated executory costs                                                                                             (2)
Interest portion                                                                                                  (2,306)
                                                                                                                 --------
Present value of net minimum capital lease payments                                                                2,323
Current portion                                                                                                      (99)
                                                                                                                 --------
Long-term portion of capitalized lease commitments                                                                 2,224
                                                                                                                 ========

Total future minimum lease payments above have not been reduced by minimum sublease rentals of EUR 13, as of December 29, 2002, due in the future under related non-cancelable subleases.


26   Other non-current liabilities

Other non-current liabilities consist of step rent for EUR 45 (2001: EUR 48) and deferred gains of EUR 303 (2001: EUR 259). Step rent relates to the equalization of rent contracts throughout the life of the lease contract. Deferred gains represent mainly the non-current portion of deferred book gains on sale and leaseback transactions as well as up front payments received from banks with respect to derivative contracts.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

27   Current liabilities

Loans payable
                                                                               December 29, 2002     December 30, 2001
                                                                               -----------------     -----------------
Current portion of long-term liabilities                                                  1,372                   641
Loans payable to financial institutions                                                     702                   282
Ahold Dutch Customer Fund Loan                                                              113                   171
Personnel and customer savings                                                               96                    95
Other loans                                                                                  87                    37
                                                                                         -------               ------
                                                                                          2,370                 1,226
                                                                                         =======               ======


Other current liabilities
                                                                               December 29, 2002     December 30, 2001
                                                                               ----------------      -----------------
Deferred gains                                                                               50                    37
Payables to joint ventures and equity investees                                               3                    14
Vacation allowances                                                                         295                   296
Interest                                                                                    251                   259
Pension funds                                                                                33                    24
Dividend cumulative preferred financing shares                                               18                    18
                                                                                         -------               ------
                                                                                            650                   648
                                                                                         =======               ======


28   Related party transactions

In the ordinary course of business, Ahold generated sales from transactions with the ICA joint venture, which amounted to EUR 6 in fiscal 2002 and EUR 3 in fiscal 2001. At the end of fiscal 2002 amounts receivable from the ICA joint venture totaled EUR 4 and at the end of fiscal 2001 amounts payable to the ICA joint venture were EUR 1.

In the ordinary course of business, Luis Paez, an equity investee of Ahold, generated sales from transactions with Ahold, which amounted to EUR 7 in fiscal 2002, EUR 7 in fiscal 2001 and EUR 8 in fiscal 2000. The Company provided financing to Luis Paez and received interest from Luis Paez of EUR 4 in fiscal 2002, EUR 2 in fiscal 2001 and EUR 2 in fiscal 2000. At the end of fiscal 2002 and 2001, amounts receivable from Luis Paez totaled EUR 82 and EUR 82, respectively.

Ahold provided financing to its joint venture JMR, and received interest from JMR of EUR 5 in fiscal 2002 and EUR 3 in fiscal 2001. At the end of fiscal 2002 and 2001, amounts receivable from Jeronimo Martins Retail Services AG totaled EUR 42 and EUR 130, respectively. Ahold also provided services to Jeronimo Martins Retail Services AG, for which Ahold received EUR 8 in fiscal 2002, EUR 7 in fiscal 2001 and EUR 8 in fiscal 2000.

Paiz Ahold, a joint venture, provided financing to Ahold, and received interest of EUR 1 in fiscal 2002, EUR 8 in fiscal 2001 and EUR 12 in fiscal 2000. At the end of fiscal 2002 and 2001, amounts payable to Paiz Ahold totaled EUR 48 and EUR 193, respectively. Ahold also had service transactions with Paiz Ahold, for which Ahold received EUR 1 in fiscal 2002 and EUR 1 in fiscal 2001.

Starting in the second half of fiscal 2002, DAIH is included in the consolidated figures of Ahold. In

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

the first half of fiscal 2002, Ahold received interest from DAIH for financing activities for a total amount of EUR 12 (fiscal 2001: 22; fiscal 2000: 11). At the end of fiscal 2001, amounts receivable from DAIH totaled EUR 390. Ahold also provided services to DAIH, for which Ahold received EUR 1 in the first half of fiscal 2002 and EUR 2 in fiscal 2001.

Ahold also had service transactions with its equity investee Accounting Plaza B.V. ("Accounting Plaza"), an equity investee that renders accounting and administrative services to certain Ahold subsidiaries in the Netherlands, which amounted to EUR 20 in fiscal 2002. During fiscal 2001 and 2000 Accounting Plaza was a consolidated subsidiary, and therefore the transactions were eliminated in consolidation. Amounts receivable from Accounting Plaza at December 29, 2002 totaled EUR 1. Amounts payable to Accounting Plaza at December 29, 2002 were totaled EUR 3.

Ahold also had service transactions with Kobalt Media Service B.V., an equity investee that renders promotional and advertising services to certain Dutch Ahold subsidiaries, which amounted to EUR 44 in fiscal 2002 (EUR 38 in fiscal 2001 and EUR 44 in fiscal 2000).

In January 1994, a group of Ahold's Dutch managers and employees acquired a EUR 15 capital investment in the AHVKF, an independent investment fund that primarily invests all of its assets in Ahold's shares and debt. The capital investment had previously been held by Het Weerpad B.V., an investment company of the Heijn family, founders of Ahold. The Company made loans to this group of managers and employees, which included some of Ahold's officers, to assist them with their investment in the AHVKF. These floating-rate loans, bearing fluctuating interest based on the European Central Bank interest rates on deposits, are generally due in ten years from issuance or upon an individual's termination of employment, if earlier, and are collateralized by each individual's corresponding investment in the AHVKF.

In July 1996 and April 1998, additional loans were granted to Ahold's Dutch managers and employees to purchase additional investments in the AHVKF. Some officers participated in these purchases. As of December 29, 2002, a total of EUR 41 of loans was outstanding, including EUR 0.5 in amounts due from Ahold's officers (2001: 0.4).

All receivables and payables arising from related party transactions are settled in cash.


29   Financial instruments

Ahold reviews and monitors its exposure and risks related to changes in exchange rates, interest rates and commodity rates, and Ahold utilizes derivative financial instruments, including swaps, options and forward contracts, to manage these exposures. These instruments are not considered specialized or high-risk and are generally available from numerous sources. Ahold enters contracts to hedge economic risks and does not enter into contracts or utilize derivatives for speculative purposes. The terms of the financial instruments utilized are consistent with the related underlying hedged exposures. Established controls are in place covering all financial instruments. These include policies, guidelines and a system of authorization and reporting. All contracts have been entered with major creditworthy financial institutions, and the risk associated with these transactions is the cost of replacing these agreements at the current market rates, in the event of default by the counter parties.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The Company does not have a significant concentration of risk with any single party in any of its financial instruments. Management regularly evaluates its use of financial instruments and believes that the risk of incurring losses as a result of default is remote.

All derivative financial instruments are entered into for economic hedging purposes, but for various reasons, certain instruments may not qualify for hedge accounting treatment. In order for a derivative financial instrument to qualify as a hedge for accounting purposes, the instrument must be effective in hedging the underlying designated risk, meaning that changes in the fair value of the hedging instrument substantially offset the change in the fair value of the hedged item or forecasted transaction attributable to that risk element.

To the extent that derivative instruments are designated and qualify as hedges under applicable hedge accounting rules, the fair values of these instruments are not included in the Company's balance sheet; rather, any associated gains or losses on the instruments are deferred and are recognized in the statement of operations in the same period in which the underlying hedged exposure affects earnings. Instruments that are not designated as hedges, or that fail to qualify for hedge accounting, are included in the Company's balance sheet at fair value, with changes in value recognized in current period income.

Ahold had 66 financial derivative contracts outstanding as of the end of 2002. The notional contract quantities as of December 31, 2002 and 2001 were EUR 4,681 and EUR 4,710, respectively, with a market value of EUR 47 in 2002 and negative EUR 363 in 2001. Of these 66 contracts, 44 have maturity shorter then one year, 17 have a maturity of one to five years and five have a maturity ranging from five to thirty years. Some of Ahold's derivatives agreements require it to maintain specific financial ratios, the breach of which could result in cross-acceleration and cross-defaults under the terms of other derivatives instruments and debt agreements.

Foreign exchange and interest rate risk management

Since Ahold has operations in a variety of countries throughout the world, a substantial portion of its assets, liabilities and results are denominated in foreign currencies, primarily the US dollar. As a result, the Company is subject to foreign currency exchange risk due to exchange rate movements, which affect Ahold<180>s transaction costs and the translation of the results and underlying net assets of its foreign subsidiaries. Ahold actively manages foreign currency exposure by financing in local currency borrowings to the extent possible or practical. Using this hedging technique, Ahold manages its overall debt portfolio to match asset investments on a country-by-country basis. When local financing is not possible or practical, the Company will finance foreign operations through intercompany loans. Ahold has been able to substantially mitigate foreign currency exposure with local borrowings or by entering into cross-currency swaps to hedge third-party debt in a currency other then the functional currency of the entity.

Ahold uses a combination of interest rate, cross-currency and foreign currency exchange swaps to hedge variable rate exposures resulting from changes in interest rates and foreign currency exchange rates on borrowings in currencies other than the functional currency. Ahold's objective in managing exposures to interest rate and foreign exchange rate fluctuations on debt is to reduce income and cash flow volatility. Ahold's financial position is largely fixed by long-term debt issues and derivative

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

financial instruments. Interest rate swaps allow the Company to maintain a target range of floating debt.

Commodity risk management

Ahold uses commodity forwards and futures to hedge against fuel price risk. Some commodity contracts are closed out and cash settled at maturity while for other contracts the underlying exposure is physically delivered. As of December 29, 2002, Ahold had 10 contracts (fiscal 2001: 7 contracts) outstanding for a notional amount of 14 gallons (fiscal 2001: 15 gallons) and a fair value of EUR 1 (fiscal 2001: EUR (3)).

Other derivative instruments

In countries where the local currency is subject to large fluctuations, Ahold often enters into lease agreements denominated in currencies that differ from the local currency (historically, this included the US dollar and currencies subsequently replaced by the Euro). As a result, the Company had embedded foreign exchange derivatives in certain lease contracts in the Czech Republic, Slovakia and Poland. Under Dutch GAAP these embedded derivatives are not accounted for separately.

Fair value of financial instruments

The following table presents the nominal amounts and fair values of Ahold's financial instruments:

                                                                     December 29, 2002             December 30, 2001
                                                                     -----------------             -----------------
                                                                  Nominal         Fair           Nominal          Fair
                                                                  amount         value            amount         value
                                                                  ------         -----           -------         -----
Assets
Loans receivable                                                     342           350              709            712

Liabilities
Borrowings                                                       (11,909)      (13,836)         (13,143)       (14,107)

Derivative financial instruments
Currency derivatives                                                 414            (4)             225              5
Cross currency derivatives                                         3,418            12            3,456           (367)
Interest rate derivatives                                            849            39            1,029            --

Fuel derivatives                                           14 mln gallons            1    15 mln gallons           (3)

The carrying amounts of cash, accounts receivable, accounts payable, current loans payable and capital lease commitments approximate their fair value due to the short-term nature of these instruments.

The fair value of long-term debt is estimated using discounted cash flow analysis based on interest rates from similar types of borrowing arrangements or at quoted market prices, if applicable. The fair value of derivative financial instruments is the amount at which these instruments could be settled, based on estimates obtained from financial institutions.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

30   Commitments and contingencies

Commitments

Ahold has rent commitments and capital investment commitments. Both are specified below.

Rent commitments

The annual costs of rentals and operating leases were as follows:

                                                                              fiscal 2002     fiscal 2001     fiscal 2000
                                                                              -----------     -----------     -----------
Minimum rentals                                                                      970             902             647
Contingent rentals                                                                    22              16              27
Leases and sublease income                                                          (126)           (155)           (136)
                                                                                  -------         -------         -------
                                                                                     866             763             538
                                                                                  =======         =======         ======

Certain of the leases provide for contingent additional rentals based on a percentage of sales. Substantially all of the store leases have renewal options for additional terms. No leases impose restrictions on the Company's ability to pay dividends, incur additional debt, or enter into additional leasing arrangements.

The aggregate amounts of minimum rental commitments to third parties as of December 29, 2002, under non-cancelable operating lease contracts for the next five years and thereafter were as follows:

2003                                                                                                                 763
2004                                                                                                                 714
2005                                                                                                                 656
2006                                                                                                                 637
2007                                                                                                                 550
Thereafter                                                                                                         4,948
                                                                                                                 -------
Total                                                                                                              8,268
                                                                                                                 =======

The minimum rental commitments above have not been reduced by minimum lease or sublease rental income of EUR 40.

Capital investment commitments

Ahold had investment commitments for fixed assets outstanding of approximately EUR 429 at December 29, 2002.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The Ahold consolidated asset investment commitments per region were as follows:

Region                                                                       Other        Total                      Total
                                         Land   Improvement/  Fixtures/      fixed     tangible   Intangible    investment
                                and buildings   renovations   equipment     assets  fixed assets      assets   commitments
                                -------------   ------------  ---------     ------  ------------  ----------   -----------
U.S.                                      184            25           5         --           214          --           214
Europe                                    135            14          25          8           182          27           209
Latin America                               4            --           1         --             5          --             5
Asia Pacific                               --             1          --         --             1          --             1
                                         ----        ------        ----        ---         -----        ----         -----
Royal Ahold Consolidated                  323            40          31          8           402          27           429
                                         ====        ======        ====        ===         =====        ====         =====

As shown above, the investment commitments mainly relate to land and buildings of EUR 323 at December 29, 2002. The dominant regions with regard to investment commitments are the U.S. with EUR 214 of outstanding capital investment commitments, and the European region with EUR 209 of outstanding capital investment commitments.

Payments resulting from these commitments are expected as follows:

Region                                                                                                     after
                                                                                                           -----
                                                                    2003    2004   2005    2006    2007     2007   Total
                                                                    ----    ----   ----    ----    ----     ----   -----

U.S.                                                                160       1      1       1       1       50     214
Europe                                                              141      36      6       6       3       17     209
Latin America                                                         5      --     --      --      --       --       5
Asia Pacific                                                          1      --     --      --      --       --       1
                                                                   -----     ---    ---     ---    ----     ----   ----
Royal Ahold Consolidated                                            307      37      7       7       4       67     429
                                                                   =====    ====    ===     ===    ====     ====   ====

Purchase commitments

Ahold has purchase commitments with vendors in the ordinary course of business. The Company has long-term purchase contracts that require the Company to buy predetermined volumes of goods and goods not-for-resale at fixed prices.

Guarantees

Guarantees to third parties, other than lease guarantees, have been issued by Ahold totaling EUR 3,347 and EUR 1,482 as of fiscal year-end 2002 and 2001, respectively. These guarantees primarily relate to Ahold's guarantees that cover liabilities and commitments of its subsidiaries, which are recorded as a liability in the consolidated balance sheet or disclosed as a commitment above.

At December 29, 2002 and at December 30, 2001, Ahold had outstanding guarantees relating to credit facilities of EUR 2,430 and EUR 978, respectively. Of the December 29, 2002 credit facility guarantees outstanding, EUR 2,000 related to Ahold's credit facility with ING, ABN AMRO, Goldman Sachs and JP Morgan. This guarantee was issued by Ahold on July 18, 2002 and extended through the term of the related credit facility. In general, credit facility guarantees have been granted by Ahold to facilitate borrowings by Ahold subsidiaries. In the event of default by the subsidiary, Ahold would be liable for all obligations under the credit facility. The carrying amount of the

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

liabilities related to these guarantees is recorded within loans payable in the consolidated balance sheet and was approximately EUR 220 at December 29, 2002.

As described in Note 31, subsequent to fiscal year-end 2002, subsidiaries of Ahold entered into a new credit facility. Amounts due under this new facility are guaranteed by Ahold and certain of its subsidiaries.

At December 29, 2002, Ahold had granted EUR 391 of loan guarantees relating to the principal amounts of certain loans payable by Ahold's subsidiaries. At December 30, 2001, the loan guarantees amounted to EUR 149. The guarantees have been issued by Ahold to facilitate loan agreements between consolidated Ahold subsidiaries and third-party financiers and the term of each guarantee is equal to the term of the related loan. Ahold's maximum liability under the guarantees equals the total amount of the related loans recorded on the consolidated balance sheet.

As discussed in Note 24, Ahold also had provided guarantees of certain bonds issued by subsidiaries for a total amount of EUR 2,463, USD 1,789 and GBP 500 as of December 29, 2002. The nature of these guarantees requires that Ahold assumes the obligations under the bonds in the event of default by the subsidiary. The guarantees extend through the dates of the related debt instruments.

Ahold had corporate guarantees of EUR 296 and EUR 168 at December 29, 2002, and December 30, 2001, respectively. These guarantees have been provided to suppliers as assurance that the Ahold subsidiary's financial obligation, as detailed in the underlying contract, will be met. Ahold would be required to perform under the guarantee if the subsidiary (or group of subsidiaries) fails to meet the performance, as described in the guarantee.

Ahold issued letters of assurance, comfort letters, real estate guarantees and buy-back guarantees, totaling EUR 230 and EUR 188 at December 29, 2002, and December 30, 2001, respectively. Ahold granted letters of assurance and comfort letters to suppliers and banks to acknowledge the Company's awareness and support of the transactions and relationships entered into by its subsidiaries and franchisees. The real estate guarantees have been granted by Ahold for real property leases of its subsidiaries. The buy-back guarantees have been granted by Ahold to facilitate external financing for franchisees or subsidiaries. The liability under these guarantees is secured by the value of the related assets that the Company could obtain and liquidate in the event Ahold has to perform under the guarantees.

Furthermore, the Company issued guarantees related to operating leases and capital leases of its subsidiaries. For a discussion of capital leases, see Note
25. For a discussion of operating leases, see this Note 30 under rent commitments.

The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and asset dispositions. The Company could be required to assume these leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the assignments among third parties and various remedies available to the Company, management believes the likelihood that it will be required to assume a material amount of these obligations is remote.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Subsequent to year-end 2002, on September 3, 2003, Albert Heijn issued a guarantee for a maximum amount of EUR 75 for the payment obligations to the AHVKF. Albert Heijn would be required to perform under the guarantee if Ahold defaulted on its payment obligations to the AHVKF.

Albert Heijn and other Dutch companies are part of the fiscal unity for income taxes and for value added taxes of Ahold. At December 29, 2002, the carrying amount of the liability related to income taxes and value added taxes within the fiscal unity was EUR 116, which is recorded within income taxes payable on the consolidated balance sheet. The Company would be required to perform if any of the entities within the fiscal unity defaulted on payment of the above-mentioned liabilities.

The Company's wholly owned subsidiary, USF, deals with five value added service providers ("VASPs"). The VASPs provide varying degrees of support to USF primarily in the procurement of private label and signature brand products. As part of its normal business practice, the Company has guaranteed some of the obligations of the VASPs relating to purchases made on behalf of USF. The maximum potential amount of future payments that the Company would be required to make under the guarantees depends on the outstanding purchases made by the VASPs on behalf of USF, and would include product that has not been delivered to USF and for which the liability remains unbilled. As of December 29, 2002, the guarantee totaled approximately EUR 221. The Company would be required to reimburse the suppliers under the guarantee, if the VASP fails to fulfill its payment obligations under any purchase orders to the supplier. Proceeds from the liquidation of these goods are expected to be sufficient to cover the maximum potential amount of future payments under the guarantees.

Legal proceedings

U.S. Securities and ERISA Civil Litigation and Governmental/Regulatory Investigations On February 24, 2003, Ahold announced that it would be restating its earnings for fiscal 2000 and 2001 because of, among other things, certain accounting irregularities at USF and because certain joint ventures had been improperly consolidated. Ahold further announced forensic investigations into accounting irregularities at USF and the legality and accounting treatment of certain questionable transactions at Disco, its Argentine subsidiary. Ahold also announced that its Chief Executive Officer and Chief Financial Officer would resign. Following these announcements, civil and criminal investigations were initiated by both U.S. and non-U.S. governmental and regulatory authorities and numerous civil lawsuits were filed.

In the U.S., the foregoing has resulted in civil lawsuits claiming violations of the U.S. federal securities laws. Numerous putative class actions claming violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 promulgated there under and Section 20(a) of the Securities Exchange Act (the "Securities Action") were filed on behalf of Ahold's shareholders. Among the named defendants are Ahold and certain of its current and former directors, officers and employees. Additionally, two putative class actions were filed on behalf of participants in the Ahold USA 401(k) Savings Plan Master Trust against the Company and certain of its current and former officers, directors and employees and one on behalf of the participants in the USF 401(k) Retirement Savings Plan against USF and certain of its current and former officers, directors and employees alleging violations of the Employee Retirement Income Security Act of 1974 ("ERISA") (the "ERISA Actions"). The primary factual allegations alleged in the Securities Actions and the ERISA Actions

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

are largely the same. The plaintiffs in the Securities Actions seek compensatory damages in amounts to be proven at trial, together with prejudgment interest, and the costs and expenses incurred in bringing the actions, including attorneys' fees, expert fees and other disbursements. In the ERISA Actions, the plaintiffs seek an order compelling the defendants to make the relevant plan whole for losses incurred as a result of the defendants' alleged ERISA violations, injunctive relief enjoining the defendants from continuing the alleged breach of their fiduciary duties under ERISA and the plan documents, other injunctive and equitable relief as appropriate to remedy the alleged breaches, reasonable attorneys' fees and costs and interest on all judgment amounts as provided by law.

In addition to the Securities Actions and the ERISA Actions, the events leading to the announcement on February 24, 2003 (and other prior and subsequent events) have prompted certain governmental and regulatory entities to initiate criminal and civil investigations of Ahold and certain of its subsidiaries. A criminal investigation is being conducted by the U.S. Department of Justice. The U.S. Department of Justice investigation is being conducted by the U.S. Attorney's Office for the Southern District of New York (the "U.S. Attorney"), which is conducting a grand jury investigation into possible criminal wrongdoing by Ahold and certain of Ahold's current and former officers, directors and employees in connection with the events leading to the announcement on February 24, 2003, and other prior and subsequent events. In the course of that investigation, grand jury subpoenas were issued to Ahold by a federal grand jury in the U.S. District Court for the Southern District of New York. The Federal Bureau of Investigation and criminal investigators from the U.S. Department of Labor are also working with the U.S. Attorney on the grand jury investigation, and the investigation is also examining whether criminal violations of ERISA occurred at Ahold's ERISA plans in the U.S. The SEC is conducting a civil investigation to determine whether Ahold and certain of its current and former officers, directors and employees violated U.S. federal securities laws and regulations. The Benefits Security Administration of the U.S. Department of Labor commenced a civil investigation relating to the Ahold USA 401(k) Savings Plan Master Trust to determine whether any violations under Title I of ERISA have occurred, including breaches of fiduciary duty. Both the NYSE and NASD have initiated inquiries. The NYSE requested that Ahold provide certain information regarding its employees and advisors, who were aware of the events giving rise to the announcement on February 24, 2003. The NASD requested that Ahold provide certain information regarding certain employees and advisors identified in our response to the NYSE. Outside the U.S., the Dutch Public Prosecutor, Euronext Amsterdam and the Netherlands Authority for the Financial Markets are conducting investigations involving Ahold.

In addition to the investigations described above, there are also other criminal tax, administrative and/or regulatory proceedings and investigations, primarily involving Disco, being conducted by various governmental and regulatory authorities.

The Company cannot predict when these investigations will be completed or the likely outcome of any of the investigations. It is possible that these investigations could lead to criminal charges, civil enforcement proceedings, additional civil lawsuits, settlements, judgments and/or consent decrees against the Company (and/or its subsidiaries) and that, as a result of these investigations, the Company will be required to pay fines, consent to injunctions on future conduct, lose the ability to conduct business with government instrumentalities or suffer other penalties and remedies, each of which could have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Arbitration and termination
Ahold's former Chief Executive Officer and Chief Financial Officer have each agreed in the context of his separation that the determination of his severance package, if any, must be left to an impartial body, in this case an arbitration tribunal, which will be comprised of persons with experience in this area and not having any relationship with either Ahold or the former Chief Executive Officer and Chief Financial Officer, to ensure complete objectivity of the proceedings. Up until the date of the issuance of the 2002 financial statements, no arbitration case has started.

The employment relationship between USF and its former Chief Executive Officer, Jim Miller, who resigned from this position in May 2003, has been terminated as of October 1, 2003. No severance arrangement has been agreed. Mr. Miller retains some contractual benefits that survive the termination of this employment relationship.

Bradlees Leases
In 1992, Stop & Shop spun-off Bradlees Stores, Inc. ("Bradlees"). In connection with this spin-off, Stop & Shop assigned to Bradlees certain commercial real property leases. In connection with such assignments, Stop & Shop, Bradlees and Vornado, Inc. (or certain of its affiliates, collectively "Vornado"), a landlord on a number of the assigned leases, entered into a Master Agreement and Guaranty, dated as of May 1, 1992 (the "Master Agreement"). The Master Agreement concerns 18 leases for which Vornado is the landlord.

On December 26, 2000, Bradlees filed for bankruptcy protection to wind down its business and liquidate its assets. In that bankruptcy, Stop & Shop and Bradlees entered into an agreement (the "Lease Designation Agreement") for the sale and disposition of 114 real estate property leases, including those leases under which Stop & Shop may have potential liability under the Master Agreement or otherwise. Stop & Shop was responsible for damages Bradlees owed to landlords arising out of Bradlees' rejection of any such leases to the extent such damages exceeded USD 30 million (other than with respect to certain specific leases designated as "Excluded Leases"). The disposition of all leases under the Lease Designation Agreement now is complete. Of the 114 leases subject to the agreement, 53 have been assigned to third parties or consensually returned to the respective landlords (no further payments currently are due under the leases returned to the landlords), 21 leases were assigned to Stop & Shop and 40 leases, including 15 Excluded Leases, have been rejected in the bankruptcy proceeding. As a result of the continuing Stop & Shop potential obligations from the initial spin-off of Bradlees and/or the Lease Designation Agreement, Stop & Shop may still retain or incur liability under certain of these leases under certain circumstances.

On November 25, 2002, Vornado sent a written demand to Stop & Shop to pay certain so-called "Rental Increases" allegedly due under the Master Agreement in connection with certain leases. Stop & Shop disputes that it owes these amounts, and on December 31, 2002, instituted an action that now is pending in the U.S. District Court for the Southern District of New York. In that action, Stop & Shop seeks a declaration that it is not obligated to pay the Rental Increases demanded by Vornado. On May 23, 2003, Vornado moved for summary judgment. On June 11, 2003, Stop & Shop opposed Vornado's motion for summary judgment and cross-moved for summary judgment in its favor. By letter, dated June 25, 2003, and subsequent court order, the action has been held in abeyance until Vornado's motion to interpret (discussed below) is decided.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

In response to the action instituted by Stop & Shop, on April 10, 2003, Vornado made a motion to interpret in the Bradlees bankruptcy seeking an interpretation of certain court orders that Vornado claims would resolve the dispute between Stop & Shop and Vornado concerning the Master Agreement. Vornado alleges in the motion to interpret that the Rental Increases are worth "tens of millions of dollars," comprised of USD 5 annually through January 31, 2012, and, if certain renewal options are exercised, USD 6 annually thereafter through the expiration of the last lease covered by the Master Agreement, which Vornado alleges could extend until 2031, depending upon whether renewal options are exercised. Stop & Shop has opposed the motion to interpret. The Company has not determined that a loss is probable, although it is reasonably possible that the Company could incur losses or expenditures arising from this matter in amounts that cannot be reasonably estimated.

Ahold and its subsidiaries are parties to a number of other legal proceedings and investigations that arose as a result of its business operations. The Company believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

Contingent liabilities

Sale of Ahold's Operations Indonesia, Malaysia and Santa Isabel S.A. - Chile Related to the sale of the assets of Ahold's operations in Malaysia, Indonesia, and Santa Isabel S.A. - Chile, the Company has provided in the relevant sales agreement customary representations and warranties including but not limited to, completeness of books and records, title to assets, schedule of material contracts and arrangements, litigation, permits, labor matters and employee benefits and taxes. These representations and warranties will generally terminate, depending on the specific representation and warranties, one to two years after the date of the relevant agreement. The claims under the representation and warranties are capped at MYR 32 (EUR 8) for Malaysia and IDR 53,400 (EUR 6) for Indonesia. The claims under the representations and warranties are capped at USD 30 for Chile.

Similar representations and warranties exist for smaller divestitures as described in Note 31. The aggregate impact of such representations and warranties is not expected to be material.

US Foodservice
Various matters raised by the USF investigation were further reviewed to determine their impact, if any, on Ahold's consolidated financial statements. One such matter relates to certain USF vendor invoicing practices. These practices resulted in overbillings by various USF local branches to various vendors with respect to vendor allowances of approximately USD 5 million in 2002, USD 7 in fiscal 2001, USD 6 in fiscal 2000 and USD 13 in fiscal 1999 and prior periods. Ahold has recorded an accrual to cover any refunds that Ahold or USF expects to be required to pay to vendors for these overbillings, and has restated its financial statements for fiscal 2001 and 2000 with respect to these overbillings. Other billing practices also were identified at USF that could result in other potential overbilling claims by vendors in an amount totalling approximately USD 60. Ahold believes that USF may have defenses to this category of claims. Accordingly, no liability has been accrued for this amount.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Put/call arrangements
Ahold has entered into various put and call options in the past in connection with some of its acquisitions. These put and call options include: the Paiz Ahold put option, the ICA put option, the CRC. Ahold Co. Ltd. call option and the Luis Paez S.A. put/call option. Furthermore, there is a put/call option for a development project in Ahold Real Estate Czech Republic B.V.

Paiz Ahold Put Option
Under the shareholders agreement relating to the Paiz Ahold joint venture, a put arrangement exists with the Paiz family, one of the Company's joint venture partners, pursuant to which Ahold has the obligation to purchase the Paiz family's interest in Paiz Ahold should the Paiz family's indirect interest in CARHCO falls below 13.33%. If Ahold and the Paiz family cannot agree on a valuation for the family's interest in Paiz Ahold, the family's interest will be purchased at fair market value to be determined by an independent third-party valuation in accordance with the terms of the Paiz Ahold shareholders agreement. Furthermore, subject to limited exceptions, neither the Paiz Family nor Ahold may transfer its interest in Paiz Ahold prior to January 2007.

ICA Ahold AB put option
Under the shareholders' agreement dated as of February 24, 2000, relating to Ahold's joint venture, ICA Ahold Holding AB ("ICA"), Ahold is contingently liable pursuant to put arrangements with its joint venture partners, ICA Forbundet Invest AB ("IFAB") and Canica AS ("Canica," and together with IFAB, the "ICA Partners"). Under these put arrangements (the "ICA put options"), each of the ICA Partners has the right of first refusal with respect to the sale of the shares in ICA of the other ICA Partner. If one of the ICA Partners is offered the shares of the other ICA Partner constituting no less than 5% of the outstanding shares of ICA (the "option shares") and opts not to purchase the option shares, the selling ICA Partner may exercise its ICA put option pursuant to which Ahold is obligated to purchase the option shares for cash. If the selling ICA Partner is exercising its ICA put option with respect to all of the ICA shares held by that ICA Partner, Ahold also is obligated to offer to purchase all of the shares held by the non-selling ICA Partner on the same terms and conditions as those applicable to the sale of the option shares. The ICA put options may be exercised beginning on April 27, 2004.

If an ICA put option is exercised, Ahold and the selling ICA Partner must negotiate the price of the option shares in good faith. If Ahold and the selling ICA Partner cannot agree on a price, the price will be determined using a valuation procedure, which varies depending on the periods in which the ICA put option is exercised, as described in more detail below. If the ICA put option is exercised prior to April 27, 2005, the valuation of the option shares (if the parties cannot agree to the price of the shares) will be performed by an independent valuation expert. The valuation procedure must use a formula equal to the fair market value of the shares to be put to Ahold (not including any control premium) at the time of exercise multiplied by a premium rate equal to the price Ahold paid to acquire its 50% interest in ICA divided by the fair market value (not including any control premium or assumed future synergies resulting from the acquisition) of the shares of ICA that were purchased at the time of acquisition. If the ICA put option is exercised on, or after, April 27, 2005, and the parties cannot agree on the price of the option shares being sold, the valuation of the option shares will be performed by three independent valuation experts using a formula based on the acquisition value of ICA, as well as an amount reflecting the premium that would be expected to be paid in a transfer of the full control of ICA.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Since the value of ICA may change and is subject to negotiations, Ahold currently cannot determine the price it would have to pay for the ICA shares upon the exercise of the ICA put options, or the likelihood that one or both of the ICA Partners will exercise the ICA put options. However, based on the estimated value of ICA as of December 29, 2002, as determined by an independent valuation expert, Ahold expects that it would have to pay at least an amount of EUR 1,300 for all of the ICA shares held by the ICA Partners, of which EUR 520 relates to the ICA shares held by Canica and EUR 780 to the ICA shares held by IFAB. Under Dutch GAAP, no liability is recorded to reflect the amounts that would be payable if the ICA put options were to be exercised, because purchasing the ICA shares, if they were put to Ahold, would not put Ahold in an onerous situation.

CRC. Ahold Co. Ltd. call option
In 1998, at the same time that the Company acquired the outstanding shares in CRC. Ahold Co. Ltd ("CRC"), a company based in Thailand, resulting in a 100% ownership interest, the Company entered into an agreement with the seller, Central Retail Corp. Limited, whereby the seller has the right to buy back (the "call option") 50% of the shares of CRC at Ahold's 1998 acquisition price, plus annual effective interest of 14.5%. The call option has three tranches which expire in 2004, 2005 and 2006, respectively, with shares equaling one-third of the total shareholding of Ahold in CRC in each tranche, and has been exercisable since 1998. The call option does not permit net settlement and is not marked to fair value. However, the Company did evaluate whether the call option represents a liability as of December 29, 2002, and December 30, 2001.

As of December 29, 2002, and December 30, 2001, the call option does not represent a liability to the Company due to depreciating market conditions and cumulative losses incurred by CRC. If the seller had exercised its call option as of the most recent balance sheet date, Ahold would have realized a gain on the transaction.

Luis Paez S.A. put/call option
The Medina Group ("Medina"), Ahold's partner in Luis Paez S.A. ("Luis Paez"), has a call option (the "Medina Call Option"), pursuant to which if (i) Luis Paez experiences a deviation of more than a EUR 3 from its projected cash flows as described in the business plan and (ii) all of the debt owed by Medina to Ahold has been repaid, then Medina may call the shares of Luis Paez held by Ahold. In addition, Medina has granted Ahold a put option over the shares held by Ahold in Luis Paez (the "Ahold put option") which entitles Ahold to sell, and requires Medina to purchase, at the price of 1 EUR per share all of the shares of Luis Paez held by Ahold. However, the Ahold put option may only be exercised by Ahold if Medina fails to exercise the Medina Call Option. Ahold has not recorded a liability because the risk that the Medina call option will be exercised by Medina is judged by Ahold to be remote.

Ahold Real Estate Czech Republic B.V.: put and call option and call option regarding a Czech Republic development project
In connection with Retail Development Company Holding B.V. ("RDCH"), a joint venture and development project of the Company, Ahold Real Estate Czech Republic B.V. ("Ahold Czech Republic") entered into a call and put option agreement with its partner in the joint venture, Multi Development Corporation International B.V. ("MDI"), whereby Ahold Czech Republic is entitled to acquire the remaining 50% share of RDCH or to sell its 50% interest in RDCH to MDI, and MDI has

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

the call option to acquire Ahold Czech Republic's interest in RDCH. The exercise price for each option is an amount equal to 50% of the shareholders' equity of RDCH as of the first date of the month preceding the month in which the option is being exercised. The MDI call option expires on August 16, 2005. The Ahold Czech Republic options (both put and call) can only be exercised during the 90-day period that begins on August 17, 2005.

Under a shareholders' agreement in connection with RDCH, the Company is required to act as an "interim" end investor and purchase 50% of the development projects that cannot be sold to a third-party purchaser. The purchase price would be based on the development costs of a project, including management fees paid to MDI and the Company during the cause of the project. If the project were then sold to a third-party within two years, the Company is required to divide the profits on the sale with MDI in accordance with a schedule included in the shareholders' agreement. If the project cannot be sold to a third-party purchaser within two years, then MDI must pay 20% of the management fees received by it from the project to the Company. As of the end of fiscal 2002, the Company has recorded a liability of EUR 50 for two development projects RDCH expects to complete by the end of 2004 and for which no investor has been found


31   Subsequent events

Investigations
Following the announcements on February 24, 2003 that Ahold would restate its earnings for fiscal 2001 and 2000, civil and criminal investigations were initiated by both U.S. and non-U.S. governmental and regulatory authorities and numerous civil lawsuits were filed as discussed in Note 30. Ahold has given its full cooperation to all current investigations. These investigations remain outstanding.

Divestments
The following investments were sold, or the sale was initiated in fiscal 2003. None of these divestments qualified for presentation as a discontinued operation in fiscal 2002. These divestitures were made or planned consistent with the Company's strategy to reduce its debt and increase profitability by disposing some of its non-core businesses or to withdraw from certain markets that are not expected to contribute to the Company's long-term profitability.

Chile
In July 2003, Ahold closed the sale of its 99.6% interest in Santa Isabel S.A. to the Chilean retailer Cencosud S.A. Ahold and Cencosud S.A. completed the transaction based on a total value, excluding any liabilities, of approximately USD 150 for Ahold's operations in Chile. After adjustment of the value for net working capital and external interest-bearing debt, the net proceeds of the transaction for Ahold amounted to approximately USD 77. Cencosud S.A. assumed Santa Isabel's external interest-bearing debt of USD 18. Santa Isabel S.A. operated stores in Chile in the retail trade segment.

The transaction was limited to Ahold's supermarket activities in Chile. Its activities in Peru and Paraguay, previously conducted through subsidiaries of Santa Isabel S.A., remain with Ahold and are expected to be divested.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

De Tuinen
In May 2003 Ahold completed the divestment of wholly-owned subsidiary De Tuinen, a chain of natural product stores in the retail trade segment located throughout the Netherlands. De Tuinen will be sold to NBTY's British subsidiary Holland & Barrett Europe Ltd. for approximately EUR 16. The disposal is expected to occur in December 2003. The transaction includes all De Tuinen chain stores and their inventory. The franchise stores will also conduct their business with Holland & Barrett.

Jamin
In June 2003, Ahold divested its Dutch candy store chain Jamin Winkelbedrijf B.V, which was included in the retail trade segment. Through a management buy-out, Jamin's current executive team will continue to run the company as an independent entity. The transaction includes all five Jamin chain stores and their inventory, stock and debtors. The franchise stores will also continue to conduct their business with Jamin. The disposal is expected to occur in the fourth quarter of 2003.

Malaysia
In May 2003, Ahold reached an agreement for the sale of its Malaysian assets, operating under the name of TOPS Retail (Malaysia) Sdn Bhs, to Dairy Farm Giant Retail Sdn Bhd ("Giant"), a subsidiary of Dairy Farm International Holdings Limited. The transaction, an asset purchase agreement, was finalized in the third quarter of 2003.

The transaction involves stores and a grocery distribution center, all of which are included in the retail trade segment. The actual transfer of the stores and distribution center will take place following regulatory approvals in Malaysia and the satisfaction of other customary conditions.

De Walvis
In August 2003, Ahold announced the divestment of its Dutch restaurant `De Hoop op d'Swarte Walvis' (De Walvis) located in Zaandam. The Nedstede Group has acquired the restaurant through an asset sale and purchase agreement that includes inventory and real estate included in the other segment. The agreement has taken effect on September 8, 2003.

Indonesia
In April 2003, Ahold announced it had reached agreement for the sale of its Indonesian operations under the name of PT Puta Serasi Pioneerindo to PT Hero Supermarket Tbk for approximately EUR 12, excluding proceeds from the sale of store inventory. The transfer of assets took place in stages, which began in April 2003 and was completed in September 2003.

The transaction involves stores and two distribution centers, all of which are included in the retail trade segment. The actual transfer of the stores and both distribution centers will take place following the approval of Hero shareholders.

Golden Gallon
In August 2003, Ahold announced it had reached agreement to sell Golden Gallon, its fuel and merchandise convenience store operation in the retail trade segment in the southeastern U.S., to The Pantry, Inc. The transaction is subject to antitrust approval and the satisfaction of other conditions and is expected to be completed in the fourth quarter of 2003.

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

The assets to be sold include the Golden Gallon operations, working capital and all of the real estate.

The carrying amounts of the major classes of assets and liabilities held for sale subsequent to the balance sheet date, are as follows:

                                                                                            December 29, 2002
                                                                                            -----------------
Condensed balance sheet data:

Non-current assets
Intangible assets                                                                                         19
Tangible fixed assets                                                                                    186
Other                                                                                                     57

Current assets
Inventory                                                                                                 71
Trade accounts receivable                                                                                 15
Cash                                                                                                      27
Other                                                                                                     13

Current liabilities
Loans payable                                                                                             30
Accounts payable and accrued expenses                                                                    132
Other                                                                                                     28

Non-current liabilities
Provisions                                                                                                 4
Long-term debt                                                                                           163

Shareholders' equity                                                                                      31

Supermercados Stock - Paraguay
In September 2003, Ahold announced it has successfully completed the sale of its 100% interest in Supermercados Stock S.A. to A.J. Vierci. Supermercados Stock S.A. operated 10 supermarkets at year-end 2002 and has been part of Ahold's portfolio since 1998. At year-end 2002, the Company was a subsidiary of Santa Isabel S.A. in Chile and employed approximately 800 employees.


Business Acquisitions
La Despensa de Don Juan - El Salvador
On January 20, 2003, the El Salvadorian operations of La Fragua acquired the assets (excluding real estate) of La Despensa de Don Juan in El Salvador. The assets consist of 31 stores and are located throughout the country.


Announced reorganization Albert Heijn
In September 2003, management of Albert Heijn communicated that the plans have been finalized to restructure its head office. Albert Heijn expects to terminate approximately 440 employees.

Stock options
Effective in fiscal 2003,  the ratio  between the five and ten year options (see
Note 11 for a discussion of these options) has been set at 50% with a five year term and 50% with a ten year term. Also

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

effective 2003, all share options granted as of 2003 can only be exercised after a minimum three-year term.

Credit Rating
On January 17, 2003, Moody's downgraded Ahold's senior unsecured debt rating to Baa1 with a stable outlook which it further lowered to B1 with a negative outlook on February 25, 2003. On January 17, 2003, Moody's downgraded its subordinated debt rating to Ba1, which it further lowered to B2 with a negative outlook on February 25, 2003. On January 24, 2003, S&P downgraded Ahold's senior unsecured rating to BBB with a stable outlook. The USD 2 billion revolving credit facility contains a step-up provision, which increases the pricing for each notch downgrade below Baa3 and BBB- by 0.75%. On February 25, 2003, Standard & Poor's lowered Ahold's senior unsecured rating to BB+. On February 28, 2003, Fitch Ratings lowered Ahold's senior unsecured debt rating for Ahold to BB-. On May 8, 2003, Standard & Poor's downgraded Ahold's corporate credit rating to BB- from BB+.

New credit facility
On March 3, 2003, the Company replaced the 2002 Credit Facility, under which USD 550 was drawn and USD 150 in letters of credit were outstanding as of February 24, 2003, with the 2003 Credit Facility. The 2003 Credit Facility provides for aggregate borrowings of up to EUR 600 and USD 2.2 billion in two tranches. The borrowings under one tranche of EUR 600 and USD 1,285 are collateralized by a pledge of shares of Ahold's significant Dutch and U.S. subsidiaries. Ahold may use borrowings under the 2003 Credit Facility to refinance intercompany indebtedness, fund intercompany loans, provide for working capital and for general corporate purposes, including the issuance of letters of credit.

The 2003 Credit Facility contains customary information and financial covenants. The information requirements include delivery of monthly, quarterly, and annual results and or certain information on liquidity. In addition, the Company must report on a quarterly basis on compliance with the interest coverage ratio. This ratio, determined on a four quarter rolling average basis, is 2.25:1.00.

Under separate Receivable Sale and Related Agreements, USF and Alliant sell, on a revolving basis, their eligible trade receivables to the Receivable Companies. In connection with these receivables securitization programs, the Company has entered into guarantee agreements pursuant to which the Company has agreed to guarantee some of the obligations of USF and Alliant as servicers and certain of the obligations of the Receivable Companies. As a result of amendments to the underlying agreements in July 2003, Ahold will be required to consolidate the USF securitization program, as a result of which, the USF receivables securitization program will no longer be an off-balance sheet obligation. For a discussion of the receivables securitization programs, please see Note 19.

Under the Company's financing arrangements, the Company is subject to certain financial and non-financial covenants including the maintenance of certain ratios, restrictions on additional indebtedness and payments of cash dividends and restricted payments. The more restrictive of these covenants requires that the Company maintain an interest coverage ratio (defined as operating results adjusted for certain factors, to net interest expense) ranging from 2.25:1 to 2.5:1, determined on a rolling four-quarter average basis. As of October 1, 2003, the Company obtained the following waivers:

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

o The Company is party to a receivables securitization agreement, which required the Company to submit audited annual financial statements by. September 30, 2003. The agreement was amended, and the deadline for financial statement submission was extended to October 2, 2003.

o As discussed above, in March 2003, the Company entered into a new Credit Facility, which requires, among other things, that the Company provide certain financial information to the lender. The Company has not met the deadlines set forth in the new Credit Facility. As a result, the Company has reached an agreement with the banks to extend these deadlines, based on recent events.

The Company has obtained agreement from the counterparties that the quarterly certificates of compliance with the above mentioned ratios will not be required until pertinent financial information is available. Management also believes that it will be necessary to reach an agreement with the banks as to a new methodology on which to base these financial ratio calculations in light of the Company's accounting for the deconsolidation of joint ventures.


32   List of subsidiaries and affiliates of Ahold

As of December 29, 2002


Consolidated subsidiaries

Retail trade U.S.
The Stop & Shop Supermarket Company, Boston, Massachusetts
BI-LO, LLC, Mauldin, South Carolina
Bruno's Supermarkets, Inc., Birmingham, Alabama
Giant Food Stores, LLC, Carlisle, Pennsylvania
Giant Food LLC, Landover, Maryland
Tops Markets, LLC, Buffalo, New York
American Sales Company, Inc., Lancaster, New York
Peapod, LLC, Skokie, Illinois

Retail trade Europe
Albert Heijn B.V., Zaandam, The Netherlands
Albert Heijn Franchising B.V., Zaandam, The Netherlands
Gall & Gall B.V., Hoofddorp, The Netherlands
Etos B.V., Zaandam, The Netherlands
Jamin Winkelbedrijf B.V., Oosterhout, The Netherlands
De Tuinen B.V., 's-Gravenhage, The Netherlands
Schuitema N.V. (73.2%), Amersfoort, The Netherlands
      Eemburg C.V. (82%), Amersfoort, The Netherlands
Ahold Czech Republic A.S., Prague, Czech Republic
Euronova Holding A.S., Prague, Czech Republic

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

ZIOS A.S. (98%), Brno, Czech Republic
Ahold Retail Slovakia, k.s., Bratislava, Slovak Republic
Ahold Slovakia, s.r.o., Bratislava, Slovak Republic
Ahold Supermercados, S.L., Madrid, Spain
Ahold Polska Sp. z o.o., Krakow, Poland

Retail trade Latin America
Bompreco S.A. Supermercados do Nordeste, Recife, Brazil
Bompreco Bahia S.A., Salvador, Brazil
Hipercard Administradora de Cartao de Credito Ltda., Recife, Brazil
G. Barbosa Ltda., Aracaju, Brazil
Disco Ahold International Holdings N.V., Curacao, Netherlands Antilles
      Santa Isabel S.A. (97%), Santiago, Chile
           Supermercados Santa Isabel S.A., Lima, Peru
           Supermercados Stock S.A., Asuncion, Paraguay
      Disco S.A., Buenos Aires, Argentina

Retail trade Asia Pacific
CRC. Ahold Co. Ltd., Bangkok, Thailand
TOPS Retail (Malaysia) Sdn. Bhd., Kuala Lumpur, Malaysia
PT Putra Serasi Pioneerindo, Jakarta, Indonesia

Foodservice
U.S. Foodservice, Inc., Columbia, Maryland, U.S. PYA/Monarch, LLC., Columbia, Maryland, U.S. Alliant Exchange, Inc., Columbia, Maryland, U.S. Allen Foods Inc., St. Louis, Missouri, U.S.
Deli XL B.V., Almere, The Netherlands
      Bert Muller B.V., Almere, The Netherlands
      Deli XL N.V./S.A., Brussels, Belgium

Real Estate
Ahold Real Properties LLC, Chantilly, Virginia, U.S.
Ahold Real Estate Company, Landover, Maryland, U.S.
Onroerende Goederenmaatschappij "Nefater" B.V., Zaandam, The Netherlands Ahold Real Estate Europe B.V., Zaandam, The Netherlands
      Ahold Vastgoed B.V., Zaandam, The Netherlands
      Ahold Real Estate Spain B.V., Zaandam, The Netherlands
      Ahold Real Estate Poland B.V., Zaandam, The Netherlands
      Ahold Real Estate Slovakia B.V., Zaandam, The Netherlands
      Ahold Real Estate Czech Republic B.V., Zaandam, The Netherlands Ahold Inmobiliaria Espana, S.L., Madrid, Spain

Other
Ahold Nederland B.V., Zaandam, The Netherlands

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

Ahold USA B.V., Zaandam, The Netherlands
Ahold Coffee Company B.V., Zaandam, The Netherlands
Ahold European Sourcing B.V., Zaandam, The Netherlands
Ahold Americas Holdings, Inc., Chantilly, Virginia, U.S.
Ahold U.S.A. Holdings, Inc., Chantilly, Virginia, U.S.
Ahold U.S.A., Inc., Wilmington, Delaware, U.S.
Ahold Finance U.S.A. LLC, Wilmington, Delaware, U.S.
Ahold Financial Services, LLC, Carlisle, Pennsylvania, U.S.
Ahold Information Services, Inc., Greenville, South Carolina, U.S. Ahold Insurance N.V., Curacao, Netherlands Antilles
Ahold Investment N.V., Curacao, Netherlands Antilles
Ahold Finance Company N.V., Curacao, Netherlands Antilles
Ahold Belgie N.V., Brussels, Belgium
Ahold Finance, S.A., Geneva, Switzerland
Ahold Retail Services AG, Klosters, Switzerland
Ahold Global Commodity Trading AG, Zug, Switzerland
Croesus, Inc., Wilmington, Delaware, U.S.
Swallow Retail Operations B.V., Zaandam, The Netherlands
Ahold U.S.A. Support Services, Inc., Chantilly, Virginia, U.S.

Unconsolidated affiliates
JMR - Gestao de Empresas de Retalho, SGPS. S.A. (49%), Lisbon, Portugal
         Gestiretalho - Gestao e Consultoria para a Distribuicao a Retalho, SGPS, S.A., Lisbon, Portugal
         Pingo Doce - Distribuicao Alimentar, S.A., Lisbon, Portugal
         Feira Nova - Hipermercados, S.A., Lisbon, Portugal
         Funchalgest, SGPS, S.A. (50%), Madeira, Portugal
Jeronimo Martins Retail Services AG (49%), Klosters, Switzerland
ICA Ahold AB (50%), Solna, Sweden
         ICA Handlarnas AB, Solna, Sweden Hakon Gruppen AS, Oslo, Norway ICA Baltic AB, Solna, Sweden ICA Danmark A/S, Copenhagen, Denmark ICA Banken AB, Stockholm, Sweden ICA Menyforetagen AB, Stockholm, Sweden Statoil Detaljhandel Skandinavia AS (50%), Oslo, Norway
Accounting Plaza B.V. (40%), Wormer, The Netherlands
Luis Paez, S.A. (50%), Jerez de la Frontera, Spain
         Bodegas Williams & Humbert S.L., Jerez de la Frontera, Spain
Paiz Ahold N.V. (50%), Curacao, Netherlands Antilles
         CARHCO N.V.(67%), Curacao, Netherlands Antilles
                     La Fragua, S.A. (83%), Guatemala City, Guatemala
                     Operadora del Oriente S.A. de C.V., Tegucigalpa, Honduras Operadora del Sur S.A. de C.V., San Salvador, El Salvador Corporacion de Supermercados Unidos, S.A., San Jose, Costa Rica
                     Corporacion de Companias Agroindustriales, CCA. S.A., San Jose, Costa Rica

                                  ROYAL AHOLD
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS 2002, 2001 (AS RESTATED) AND 2000 (AS RESTATED)
   (AMOUNTS IN EUR MILLIONS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE STATED)

                     Comercial Sacuanjoche, S.A., Managua, Nicaragua Comercial Brassavola, S.A., Tegucigalpa, Honduras

Unless otherwise indicated, these are wholly or virtually wholly owned subsidiaries. Subsidiaries not important to providing an insight into the Group as required under Dutch law are omitted from this list. With respect to the separate financial statements of the Dutch legal entities included in the consolidation, the Company availed itself of the exemption laid down in section 403, subsection 1 of Book 2 of The Netherlands' Civil Code. Pursuant to said section 403, Ahold has issued declarations of assumption of liability for the Dutch subsidiaries forming part of the consolidation with the exception of Schuitema N.V. and Onroerende Goederenmaatschappij "Nefater" B.V.